Exhibit 10.2

MASTER SERVICE AGREEMENT

Between

INTELENET GLOBAL SERVICES PRIVATE LIMITED

and

APRIA HEALTHCARE, INC.

May 14, 2009

Note: Certain portions have been omitted from this Agreement in accordance with a request for confidential treatment submitted to the Securities and Exchange Commission. Omitted information has been replaced with an asterisk. Omitted information has been filed separately with the Securities and Exchange Commission.

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (this “Agreement”) is made and entered into this 14th day of May, 2009, and is effective as of May 14, 2009 (the “Effective Date”) by and between Intelenet Global Services Private Limited, a company incorporated under the Indian Companies Act 1956, with its registered office at Intelenet Towers, 1406-A/28, Mindspace, Malad (West), Mumbai—400 064, India (“Provider”) and Apria Healthcare, Inc., a company incorporated under the laws of the State of Delaware, with office at 26220 Enterprise Court, Lake Forest, CA 92630 (“Customer”). Provider and Customer also may be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Customer desires to outsource to Provider certain services that are currently performed by Customer personnel;

WHEREAS, Provider, which is in the business of providing, among other services, customer contact center and back-office transaction processing services, desires to provide such services to Customer upon the terms and conditions provided herein; and

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions that will govern Provider’s provision of the Services to Customer.

THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, upon the general terms and subject to the conditions set forth in this Agreement and intending to be legally bound, the Parties hereto agree as follows:

1.	DEFINITIONS

1.1	Unless and except to the extent otherwise defined in the relevant provisions of the Agreement or any SOW, all capitalized terms shall have the meanings assigned to them below (equally applicable for singular and plural forms of the terms defined):

“Account Manager” has the meaning provided in Section 5.3 hereof.

“Administrative Manuals” shall mean the manuals developed by Customer in consultation with Provider and periodically amended, which manuals set forth the policies and procedures for the provision of the Services under the applicable SOWs and the operational policies and procedures to implement this Agreement, including without limitation, utilization management, quality assurance, billing, service delivery, account management, reporting, and other operational requirements.

“Affiliates” of a Party shall mean any entity that is controlled by, in control of or under common control with such Party. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Party, whether through ownership of voting securities or otherwise.

“Agreement” means this Master Services Agreement, including all Annexures, Statements of Work and Schedules hereto.

“Annexures” means the annexures referenced in, appended to and made a part of this Agreement.

“Applicable Taxes”, “Income Taxes” and “Ad Valorem Taxes” have the meanings provided in Section 15.6 hereof.

“Authorized Representative of a Party means (a) as to Customer, its Chief Executive Officer, Executive Vice President, Revenue Management or Executive Vice President, Chief Administrative Officer, and (b) as to Provider, its Chief Executive Officer, Executive Vice President, Chief Operating Officer, Head Legal or Chief Marketing Officer.

“BAA” means that certain HIPAA Business Associate Agreement, effective as of February 1, 2009, between Provider and Customer.

“Business Days” means the Customer days of operation, excluding weekends and holidays, in the State of California, United States of America, unless otherwise specified in a SOW.

“Change” has the meaning provided in Section 4.5 hereof. “Change Order” has the meaning provided in Section 4.5 hereof.

“Competitor” means any of the persons or entities specified in Schedule 25.1 hereof or any Affiliate of such person.

“Confidential Information” has the meaning provided in Section 14.1 hereof.

“Controlled Migration Period” has the meaning provided in Section 22.3.2 hereof.

“Customer Data” means all information, whether or not Confidential Information, entered in Software or Equipment by or on behalf of Customer or Provider and information derived from such information, including as stored in or processed through the Equipment or Software.

“Customer Default” has the meaning provided in Section 22.1.2 hereof.

“Customer Marks” means the Marks of Customer, its Affiliates and/or its licensors.

“Customer Property” means all existing and future proprietary materials (including Intellectual Property relating thereto) and other Confidential Information of Customer including without limitation: any and all compositions, articles of manufacture, processes, apparatus; know-how, data, writings, drawings and all other works of authorship (including without limitation software, protocols, program codes, audiovisual effects created by program code, and documentation related thereto), mask works, other tangible items (including, without limitation, materials, samples, components, tools and operating devices), any business or technical information; and any deliverable, business or technical information, ideas, inventions, innovations or developments conceived, developed or made by Provider pursuant to or in connection with (i) a letter of engagement between the Parties in anticipation of and as a prelude to this Agreement or (ii) this Agreement.

“Customer Software” means those certain proprietary software applications owned or licensed by Customer and made available for use by Provider in order to perform the Services as specifically identified on Schedule 1.1 hereto or in a SOW and as either may be amended by Customer from time to time with respect to such Customer Software.

“De Facto Termination for Convenience” has the meaning provided in Section 3.3.3 hereof.

“Deferral Period” has the meaning provided in Section 22.3.1 hereof.

“Direct” / “Directed” / “Directing” / “Directions” means written instructions by Customer to Provider on how to perform a particular task or as described in a SOW or Change Order.

“Dispute” has the meaning provided in Section 24.1 hereof.

“Equipment” means the computer, telecommunications and all other equipment (without regard to the entity owning or leasing such equipment) used by Provider to provide the Services. Equipment includes, without limitation, the following: (i) computer equipment, including associated attachments, features, accessories, peripheral devices, front end devices, and other computer equipment, and including direct access storage devices (“DASD”); and (ii) telecommunications equipment, including all networking, multiplexors, modems, CSUs/DSUs, hubs, bridges, routers, switches, printers and other telecommunications equipment.

“Excluded Party” means a person who has been debarred, suspended or otherwise become ineligible to participate as a supplier, provider, contractor or other participant in any one or more United States federal programs. For reference purposes, the list of Excluded Parties can be found at https://www.epls.gov/, as such may be updated from time to time.

“Extended Term” has the meaning provided in Section 3.1.2 hereof. “Force Majeure Event” has the meaning provided in Section 21.1 hereof.

“FTE” means a Provider Personnel working on a full-time basis (i.e. at least 7.5 hours of logged on time) or the equivalent thereof.

“HIPAA” has the meaning provided in Section 17.3.3 hereof. “Initial Term” has the meaning provided in Section 3.1.1 hereof.

“Governance Board” means a committee composed of one representative of each of Customer and Provider, as described in Article 5 of this Agreement.

“Intellectual Property Rights” means all of the rights with respect to patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, revision, extension or reexamination thereof; Marks together with all goodwill associated therewith, including, without limitation, all translations, adaptations, derivatives and combinations of the foregoing, and registrations, applications and renewals related thereto; copyrights and copyrightable works; mask rights, and proprietary know-how; and all registrations, applications and renewals for any of the foregoing; trade secrets; other intellectual property rights; and all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Joint Steering Committee” or “JSC” means a committee composed of an equal number of representatives of Customer and Provider, as described in Article 5 of this Agreement.

“Key Provider Personnel” has the meaning provided in Section 12.1.1 hereof.

“Key Provider Positions” has the meaning provided in Section 12.1.1 hereof.

“Licensed Software” means any software licensed by Customer and made available for use by Provider in order to perform the Services, including, but not limited to, any software contained in, delivered with, utilized by or comprising any Product, as specifically identified on Schedule 1.1 hereto or in a SOW and as either may be amended by Customer from time to time with respect to such Licensed Software.

“Major Increase” has the meaning provided in Section 3.3.4 hereof.

“Marks” means trademarks, service marks, trade names, service names, insignia, internet domain names, logos and corporate names.

“Medicaid” means that certain means-tested entitlement program under Title XIX of the Social Security Act that provides U.S. federal grants to states for medical assistance based on specific eligibility criteria. (Social Security Act of 1965, Title XIX, P.L. 89-87 as amended; 42 U.S.C. 1396 et seq.)

“Medicaid Regulations” means, collectively: (i) all U.S. federal statutes (whether set forth in Title XIX of the Social Security Act of elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (ii) all applicable provisions of all U.S. federal rules, regulations, manuals and orders of all governmental authorities promulgated pursuant to or in connection with the statutes described in clause (i) above; (iii) all U.S. federal administrative, reimbursement and other guidelines of all governmental authorities having the force of law promulgated pursuant to or in connection with the statutes and provisions described in clauses (i) and (ii) above; and (iv) all applicable provisions of all rules, regulations, manuals and orders of all governmental authorities promulgated pursuant to or in connection with the statutes described in clause (i) above and all state administrative, reimbursement and other guidelines of all governmental authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (i) above, in each case as may be amended, supplemented or otherwise modified from time to time.

“Medicare” means that certain U.S. government-sponsored entitlement program under Title XVIII of the Social Security Act that provides for a health insurance system for eligible elderly and disabled individuals. (Social Security Act of 1965, Title XVIII, P.L. 89-87 as amended; 42 U.S.C. 1395 et seq.).

“Medicare Regulations” means, collectively, all U.S. federal statutes (whether set forth in title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all governmental authorities (including, without limitation, the Department of Health and Human Services (“HHS”), the Centers for Medicare and Medicaid Services, the Office of the Inspector General for HHS, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to

“Minor Administrative Manual Practice or Procedure” has the meaning provided in Section 4.5.5 hereof.

“Payor” means any third party entity or organization to which claims for payment or reimbursement are submitted in connection with the provision of health care services by Customer.

“Performance Standards” has the meaning provided in Schedule 7.1 hereto.

“Planning Period” has the meaning provided in Schedule 4.2 hereto.

“Products” means those products, equipment and hardware provided by Customer to Provider in connection with Provider’s performance of the Services under this Agreement. “Products” shall also include the Licensed Software and the Customer Software.

“Processing Norms” has the meaning provided in Section 6.2 hereof.

“Provider Default” has the meaning provided in Section 22.1.1 hereof.

“Provider Performance Default” has the meaning provided in Section 22.2 hereof.

“Provider Facility” has the meaning provided in Schedule 12.2 hereto.

“Provider Marks” means the Marks of Provider, its Affiliates and/or its licensors.

“Provider Personnel” means those employees, subcontractors or agents used by Provider in respect of, or in connection with, the Services to be rendered by Provider pursuant to this Agreement.

“Provider Property” means all existing and future proprietary materials (including Intellectual Property relating thereto) and other Confidential Information of Provider, including without limitation: any and all compositions, articles of manufacture, processes, apparatus; know-how; data; writings, drawings and all other works of authorship (including without limitation software, protocols, program codes, audiovisual effects created by program code, and documentation related thereto); mask works; other tangible items (including without limitation materials, samples, components, tools and operating devices), tools, processes, utilities, and methodology thereof used in the provision of Services; provided, however, Provider Property shall exclude any deliverable, business or technical information, ideas, inventions, innovations or developments conceived, developed or made by Provider pursuant to (i) a letter of engagement between the Parties in anticipation of and as a prelude to this Agreement, (ii) this Agreement or any SOW.

“Provider Software” means all software used by Provider in providing the Services, other than Customer Software and Licensed Software.

“Ramp Up Period” has the meaning provided in Schedule 4.2 hereto.

“Relief Event” means, as further provided in Section 22.9 below, any failure by Customer to perform an obligatory act or task, which failure does not constitute a breach by Customer or a Customer Default but does relieve Provider of its performance obligations under this Agreement to the extent and for so long as and to the extent such failure renders Provider to be unable or impairs Provider’s ability to perform the affected Services.

“Restricted Party” means any individual or entity identified on the Specially Designated Nationals and Blocked Persons list (“SDN List”) administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or any similar lists maintained by other countries as applicable to this Agreement. For reference purposes, OFAC’s SDN List can be found at: http://www.treas.gov/offices/enforcement/ofac/sdn /index.html, as such may be updated from time to time.

“RU Commencement Date” has the meaning provided in Schedule 4.2 hereto.

“RU Rates” has the meaning provided in Section 15.4 hereof.

“Schedules” means the schedules referenced in, appended to and made a part of this Agreement.

“Service Levels” has the meaning provided in Schedule 7.1 hereto.

“Service Recipients” has the meaning provided in Section 4.6.1 hereof.

“Services” means the services, functions and responsibilities to be provided by Provider as described in the SOWS, as they may be modified, replaced or supplemented in accordance with this Agreement.

“Significant Cost Increase” shall be deemed to have been incurred by Provider if *.

“SLA Bonuses” means the service level bonuses that are assessed under the service level provisions contained in each SOW.

“SLA Credits” means the service level credits that are assessed under the service level provisions contained in each SOW.

“Software” means Customer Software, Provider Software and Licensed Software unless a more specific reference is required.

“SOW Effective Date” has the meaning provided in Schedule 4.2 hereto.

“SOW Term” has the meaning provided in Section 3.2 hereof.

“SS Commencement Date” has the meaning provided in Schedule 4.2 hereto.

“SS Rate” has the meaning provided in Section 15.4 hereof.

“Statement of Work” or “SOW” means each document described as a statement of work, a sample form of which is included as Annexure 1 to this Agreement, which shall govern the specific Services to be performed by Provider under this Agreement and the terms thereof.

“Steady State Implementation Order” or “SSIO” means the Change Order to a SOW that sets out the supplementary or revised terms under which Provider will provide a Service during the Steady State Period of such Service.

“Steady State Period” means, with respect to each SOW, the period that commences after the end of the Ramp Up Period as provided in Schedule 4.2 and in each SOW.

“Term” means, individually and collectively, the Initial Term and any Extended Term.

“Terminated Services” has the meaning provided in Section 3.3.1 hereof.

“Termination for Convenience Effective Date” has the meaning provided in Section 3.3 hereof.

“Termination for Convenience Fee” has the meaning provided in Section 3.3 hereof.

“U.S. Business Hours” means 8:30 a.m. until 8:30 p.m. Eastern Standard (or Daylight if then in effect) Time in the United States, unless otherwise specified in a SOW.

2.	AGREEMENT AND SOW

2.1	Agreement

This Agreement contains the general contractual terms and conditions applicable to the Services to be provided by Provider to Customer.

2.2	Statement of Work (SOW)

2.2.1	The Parties shall, from time to time during the Term of this Agreement, enter into individual SOWs to govern the specific Services to be performed by Provider under this Agreement and the terms hereof.

2.2.2	The JSC will determine the content of each SOW in accordance with the terms set forth in Schedules 4.2, 7.1 and 15.1. Each SOW shall be executed by an Authorized Representative of each of Customer and Provider. Each SOW shall, upon full execution thereof, be deemed to be a part of this Agreement and governed by the provisions hereof and the additional provisions set forth in such Statement of Work.

3.	TERM

3.1	Term of this Agreement

3.1.1	This Agreement shall commence on the Effective Date and shall continue, unless earlier terminated in accordance with the provisions of this Agreement, for a period of seven (7) years (the “Initial Term”). Unless otherwise provided, the termination or expiration of a Statement of Work shall not automatically terminate this Agreement, but the termination or expiration of this Agreement shall automatically terminate all Statements of Work. Notwithstanding the foregoing, in accordance with Section 26.18 below, any obligation undertaken hereunder by either Party that, by its nature or its terms, is intended to extend beyond the Term shall survive the termination hereof.

3.1.2

Should a Party wish to continue this Agreement after the Initial Term or the then existing Term, such Party shall give the other Party a request in writing to renew this Agreement no later than seven (7) months prior to the expiration of Initial Term or the then-existing Term, as the case may be. Upon receipt of such request to extend the Term of the Agreement, the other Party shall have thirty (30) days in which to accept, in writing, such request for extension. A failure to accept such request within the specified period shall be deemed to be a rejection, in which case neither Party shall have any obligation to negotiate any type of extension of the Term of this Agreement. If the other Party accepts an extension request, the Parties will thereafter negotiate in good faith the terms and conditions that will apply during the extended term (each an “Extended Term”) with a goal of reaching mutual agreement at least six (6) months prior to the expiration of the then-existing Term.

3.2	Term of Statement of Work

Each SOW shall set forth the applicable term for the SOW (each, a “SOW Term”), which SOW Term shall continue for the Term of this Agreement unless the Parties mutually agree in writing otherwise, except that all SOWs, unless sooner terminated, shall terminate at the expiration or termination of the Term of this Agreement.

3.3	Termination For Convenience

Customer may terminate this Agreement, in whole or in part as to any SOW or portion thereof, for convenience and without cause at any time by giving Provider at least * prior written notice designating the termination date (the “Termination for Convenience Effective Date”), in which event this Agreement or the relevant SOW (or portion thereof) shall terminate as if the date so specified were the originally scheduled date of termination. In the event that a purported termination for cause by Customer under Section 22.1 is determined by a competent authority not to be properly a termination for cause, then such termination by Customer shall be deemed to be a termination for convenience with adequate prior notice under this Section 3.3. In the event of a termination by Customer for convenience pursuant to this Section 3.3, then Customer shall pay to Provider a termination fee, for each SOW or portion thereof so terminated under Section 3.3, determined as follows (the “Termination for Convenience Fee”):

3.3.1

In the event that the Customer-designated Termination for Convenience Effective Date takes place before the end of * set forth in each SOW or portion thereof so terminated under Section 3.3 for the Service(s) that are the subject of Customer’s termination for convenience notice (the “Terminated Services”) then the Termination for Convenience Fee shall be equal to the amount of fees Customer paid or has become obligated to pay to Provider for those Terminated Services under the Agreement for the * period immediately preceding the Termination for Convenience Effective Date; provided, however, that if Customer has paid or become obligated to pay less than * of fees immediately preceding the Termination for Convenience Effective Date, then the Termination for Convenience Fee shall be equal to the aggregate amount of fees that Customer paid or became obligated to pay to Provider for those Terminated Services as to each * for which fees were paid or became payable for the * after the relevant SS Commencement Date plus a projected amount based on the average * amount of the fees paid or payable for the * during the period when fees were in fact paid for each additional * necessary to bring the total number of * for which the Termination for Convenience Fee is paid to *.

3.3.2	The number of * for which the Termination for Convenience Fee described in Section 3.3.1 above shall be payable shall decrease by * and on each successive * of the relevant SS Commencement Date after a Termination for Convenience Effective Date takes place. For example, if a Customer-designated Termination for Convenience Effective Date takes place between the * of the relevant SS Commencement Date, then the Termination for Convenience Fee shall be equal to the amount of fees Customer paid or became obligated to pay to Provider for the Terminated Services under the Agreement during the * immediately preceding the applicable Termination for Convenience Effective Date, and, if the Termination for Convenience Effective Date takes place between the * of the relevant SS Commencement Date, then the Termination for Convenience Fee shall be equal to the amount of fees Customer paid or became obligated to pay to Provider for the Terminated Services under the Agreement during the * immediately preceding the Termination for Convenience Effective Date, with the * reductions to continue in a like manner, except that in no event shall the Termination for Convenience Fee be less than * fees paid or payable by Customer to Provider, irrespective of the Termination for Convenience Effective Date.

3.3.3

In the event of a De Facto Termination for Convenience (as such term is defined below) by Customer, Customer shall pay a Termination for Convenience Fee based on when the Termination for Convenience Effective Date takes place as provided in Sections 3.3.1 through 3.3.2 above only for the average * shortfall of those Services or category of Services under a given SOW that are considered to have suffered a De Facto Termination for Convenience (i.e., the volume of Services terminated beyond the * threshold described below). For purposes of this Section 3.3.3, a “De Facto Termination for Convenience” means a sustained decrease over each of * following the SS Commencement Date in the volume of one or more Services under a given SOW for which Customer is obligated to pay (based on the number of transactions available for Provider to perform) that is greater than * of the * average of the same over the * immediately preceding the period of decreased volume. For example, if the * average volume of transactions during months * following the * of the relevant SS Commencement Date is * transactions and the volume of transactions that Customer makes available to Provider to perform during months * is *, respectively, then Customer shall be deemed to have committed a De Facto Termination for Convenience for exceeding the * variance threshold of * transactions (* % of *) for * and shall be obligated to pay Provider a Termination for Convenience Fee equal to * worth of fees associated with the average * shortfall of * transactions. Notwithstanding the foregoing, under no circumstances shall Customer be deemed to have committed a De Facto Termination for Convenience if Provider is otherwise able to redeploy the Provider Personnel who would otherwise have been idled by the shortfall in volume of Services required to perform other Services on behalf of Customer. In addition, for purposes of clarification and to avoid any misunderstanding, any portion of a Service for which Customer is obligated to pay (even if such Service is not utilized) shall not constitute a shortfall and applied in determining whether the * variance threshold has been exceeded or the amount of the Termination for Convenience Fee for a De Facto Termination for Convenience.

3.3.4	Notwithstanding anything to the contrary contained in this Section 3.3, in the event that in any * during the Initial Term, Customer demands, and Provider meets such demand for, a Major Increase (as such Term is defined below) in Services, then the formula for determining the applicable Termination for Convenience Fee shall “reset” and revert to the amount specified in Section 3.3.1, as may be subsequently reduced by * fees for the Terminated Service each year thereafter as provided in Section 3.3.2. For purposes of this Section 3.3.4, a “Major Increase” means a sustained increase in the volume of a Service demanded by Customer after the relevant SS Commencement Date during each of * that is greater than * of the * average over the * immediately preceding the period of increased volume, which increase requires Provider to incur additional capital costs and/or enter into additional binding commitments in order to meet Customer’s demands that, in aggregate, exceed by more than * the pre-existing costs or commitments incurred by Provider immediately prior to Customer’s demand for such Major Increase.

4.	SERVICES

4.1	Provision of Services

Provider will provide to Customer, and Customer will receive from Provider, the Services specified in this Agreement and the Statements of Work.

4.2	Implementation and Commencement of Services

The Services will be implemented and will commence in accordance with the terms set forth on Schedule 4.2 attached hereto and the applicable SOW.

4.3	Implied Services

If any services, functions or responsibilities not specifically described in this Agreement are required for the proper performance and provision of the Services, they shall be deemed to be implied by and included within the scope of the Services to the same extent and in the same manner as if specifically described in this Agreement; provided, however, if such Implied Services will cause Provider to incur a Significant Cost Increase, then Provider shall be entitled to submit a written request to the JSC and/or the Governance Board for Customer to provide additional compensation to Provider for such additional costs. Failure by Provider to submit such written request prior to its incurring such additional costs shall constitute a waiver by Provider of its right to seek additional compensation therefor. If the JSC and the Governance Board fail to agree on the resolution of such request, then it may be submitted to dispute resolution in accordance with Article 24 of this Agreement.

4.4	Resources Generally

Except as otherwise expressly provided in this Agreement, Provider shall be responsible for providing all of the resources necessary to provide the Services, including, without limitation, facilities, personnel, software and equipment. In this regard, Provider shall maintain the Equipment and Software used to provide the Services, including (a) maintaining Equipment in good operating condition; (b) undertaking repairs and preventive maintenance on Equipment in accordance with the applicable Equipment manufacturer’s recommendations; and (c) performing Software maintenance, other than with respect to Customer Software maintained by Customer, in accordance with the applicable Software vendor’s documentation and recommendations. Further, Provider agrees to maintain the compatibility of the Equipment, Provider Software, Licensed Software, and other technologies used by Provider in performing the Services (and for which Provider is responsible) with those used by Customer in order for Provider to provide, and Customer to utilize, the Services.

4.5	Changes

4.5.1	Either Party may request a change in or addition to the scope, processes, service levels, service recipients, implementation plan or other changes to a SOW (each, a “Change”), but except as provided in Section 4.5.3, no Change shall be effective and binding unless such Change has been documented in a written change of control document and signed by an Authorized Representative of each Party (each, a “Change Order”). Each Change Order shall be substantially in the form contained in Schedule 4.5 hereto, depending on the nature of the Change. If either Party desires to propose a Change, such Party shall deliver to the relevant Account Manager of the other Party a change request in writing, describing the Change(s) proposed. The Party receiving the request shall respond within ten (10) days following its receipt thereof. If the receiving Party is amenable to the change request, it shall notify the requesting Party, and the requesting Party shall submit a Change Order in draft form for the consideration and approval of the other Party. A Change Order shall include, among other items as appropriate, an estimate of additional or reduced charges to Customer, if applicable, any additional equipment or software or other material required to implement the Change and any expected impact on the project schedule or service-levels under the applicable SOW. Upon execution, including signature by an Authorized Representative of each Party, the Change Order shall become effective and the applicable SOW shall be deemed to have been amended by the Change Order. If the Parties are unable to agree on a Change, then the issue may be referred by the requesting Party to the JSC for resolution.

4.5.2

Without limiting the generality of Section 4.5.1 above, the Change Order procedures provided in Section 4.5.1 shall also apply to (i) any requested modification, amendment or alteration to any Administrative Manual practice or procedure that does not qualify as a Minor Administrative Manual Practice or Procedure, (ii) any acknowledgement of the achievement of a SOW milestone event (e.g. the RU Commencement Date and the SS Commencement Date) and (iii) any acknowledgement of the occurrence of an operational event that results in the assessment of a SLA Credit or SLA Bonus, as the case may be, or relieves either Party of its obligations hereunder such as a Relief Event for a Force Majeure Event.

4.5.3	Any changes to the legal, regulatory or Payor contract requirements that Provider is required to meet pursuant to the terms of this Agreement shall not be dependent on the execution and approval of a Change Order and shall be effective upon the date of receipt by Provider of written notice thereof signed by an Authorized Representative of Customer, unless such written notice provides for a later effective date; provided that such changes shall still be reviewed and memorialized by the JSC in accordance with the Change Order procedures set forth in Section 4.5.1 above.

4.5.4	Any requested modification, amendment or alteration to any term of this Agreement shall be subject to the terms set forth in Section 26.15 below.

4.5.5	Notwithstanding Sections 4.5.1 and 4.5.2 above, the Parties’ designated Account Managers may jointly recommend approval of modifications, amendments or alterations to Minor Administrative Manual Practices or Procedures, which recommendations, if adopted, will take immediate effect; provided, however, that such modifications, amendments or alterations cannot and shall not amend or waive any provision of this Agreement or any portion hereof and the effectiveness of such modifications, amendments or alterations may be suspended or nullified by the JSC at any time. For purposes of this Section 4.5, a “Minor Administrative Manual Practice or Procedure” change shall mean a change that does not (i) significantly alter the existing work flow currently in process (i.e. the change does not have any impact on the productivity and average handling time of the process), (ii) alter existing technology currently deployed for the process, and (iii) have any impact on the number of resources (agents and/ or supervisors) required to run the process after the change—including additional resources that may be required to manage any associated regulatory or compliance related requirements that may be a result of such change. In addition, for the sake of clarity, operationally, a Minor Administrative Manual Practice or Procedure change should result in simple dissemination of information to Provider Personnel by either the supervisors and/ or trainers on the process floor, and should not require more than one (1) hour of additional training of such Provider Personnel.

4.5.6	For the avoidance of doubt, as noted in Section 4.5.2 above, any requested modification, amendment or alteration to any Administrative Manual practice or procedure other than as specified in Section 4.5.3 that does not qualify as a Minor Administrative Manual Practice or Procedure shall be required to follow the Change Order procedures set forth in this Section 4.5 and memorialized using the Change Order forms set out in Schedule 4.5 hereto.

4.6	Recipients of Services

4.6.1	As of the Effective Date, Provider shall provide the Services to Customer, to Customer’s Affiliates, and on Customer’s behalf to those entities to whom and under circumstances similar to those under which services similar to the Services were being provided immediately prior to the Effective Date (collectively “Service Recipients”); provided, however, that any Services provided to Customer’s Affiliates or entities designated by Customer shall be pursuant to a separate SOW that takes into account the additional costs, if any, associated with the provision of the Services to such third parties. At Customer’s option, Provider shall also perform the Services for the following, which, during such extended period of time as follows, shall be deemed to be “Service Recipients”, provided that such extended period shall not continue beyond the Term of this Agreement: (i) an entity which is an Affiliate of Customer shall continue to receive the Services for up to * (and longer if agreed by the Parties) after the date it ceases to be controlled by Customer; (ii) the purchaser of all or substantially all the assets of any line of business of Customer or its Affiliates shall continue to receive Services for up to * (and longer if agreed by the Parties) after the date of purchase, but only with respect to the business acquired. During the Term, Provider shall also provide the Services on Customer’s behalf to such other entities (e.g., doctors, hospitals, home care and home medical equipment companies, and other medical institutions) as Customer may designate from time to time. Notwithstanding the previous sentence, Customer may utilize the Services in support of or as part of Customer’s business operations and offerings, provided that if Customer requires use of the Services in connection with entities that are not Service Recipients and not Customer Affiliates and as a result Provider would incur additional costs to a third party (e.g., additional third party license fees) in an amount representing a Significant Cost Increase, then there will be an equitable adjustment to the charges to accommodate such costs as herein provided.

4.6.2	If Customer Directs Provider to provide the Services to an entity pursuant to Section 4.6.1(ii) above and such entity is a Competitor, then Customer shall be deemed to have waived Provider’s compliance with the non-competition obligations under Section 25 below solely with respect to the acquired business. Notwithstanding the foregoing, if a purchaser of all or substantially all the assets of any line of business of Customer or its Affiliates seeks to novate the applicable SOW, then Provider will negotiate such novation in good faith.

4.6.3	For purposes of this Agreement, (i) the Services provided to the entities referenced in this Section 4.6 shall be deemed to be Services provided to Customer and (ii) all references to “Customer” with respect to receipt of the Services shall be deemed to include the entities referenced in this Section 4.6.

5.	PROJECT AND CONTRACT MANAGEMENT

5.1	Governance Board

5.1.1

The Parties shall form a Governance Board to establish and resolve major policy decisions concerning operations under this Agreement, consider requests for Changes and any other matters relating to this Agreement, any SOW and the operations of the Parties affected thereby which are not resolved by the JSC. The Governance Board shall be comprised of two representatives. One representative shall be designated by Provider and one representative shall be designated by Customer. Upon execution of this Agreement, the initial Customer Governance Board representative shall be *, and the initial Provider Governance Board representative shall be *, each of whom shall have full authority to act on behalf of Provider but collectively shall count as a single representative. Thereafter, each Party shall notify the other in writing as to changes in its appointee to the Governance Board. Each such appointee shall serve at the pleasure of the appointing Party. A Party may designate a substitute representative in the event that a designated representative is unable to attend or participate in a Governance Board meeting. All decisions of the Governance Board, whether reached by consensus or by the decision of the Customer representative on the Board as provided below, shall be final and binding upon the Parties.

5.1.2	The Governance Board shall convene in person or by electronic means as necessary, but no less than once every six (6) months, for purposes related to the administration of this Agreement and the Services provided hereunder, including oversight and monitoring of compliance with Performance Standards, promulgating and implementing necessary amendments to this Agreement or any SOW, resolution of disputes between the Parties that have reached impasse at the JSC level and other matters related to the administration of this Agreement. All meetings of the Governance Board shall be held during U.S. Business Hours on a Business Day as agreed by the Parties, or on no less than three (3) Business Days’ prior written notice if the Parties do not agree otherwise.

5.1.3	The Parties desire that decisions of the Governance Board be reached by consensus, if possible. However, if the members of the Governance Board are unable to agree, Customer’s representative on the Governance Board shall be entitled to make the determination on behalf of the Governance Board unilaterally and, if necessary, to amend this Agreement and any SOW accordingly and impose any policy or procedure subject only to the restrictions set forth in Section 5.1.4 below.

5.1.4

Notwithstanding the provisions of Section 5.1.3 above, Customer shall not be entitled to impose any amendment to this Agreement, policy or procedure which (i) would cause Provider to be in violation of any applicable law, regulation, or insurance requirement, any agreement entered into in good faith with a third party on an arm’s length basis for purposes not relating to the evasion of this Agreement, or any order of a court or other judicial body to which Provider is or may become subject, or (ii) would unreasonably interfere with Provider’s ability to perform its obligations hereunder. In addition, if any such action on Customer’s part is not provided for in this Agreement or in any applicable SOWs in effect immediately prior to such action, and such action would cause Provider to incur a Significant Cost Increase, then Provider shall be entitled to request the JSC and/or the Governance Board to determine whether Provider is entitled to any additional compensation for its additional costs. If the matter can not be resolved by the JSC or Governance Board, then it may be submitted to dispute resolution in accordance with Article 24 of this Agreement.

5.2	Joint Steering Committee

5.2.1	The Parties shall form a JSC to facilitate communications between them and establish policies and procedures governing the operations of the Parties under this Agreement and any SOWs. The JSC shall be composed of a senior management representative of both Customer and Provider, and such other persons as may be mutually agreed by the Parties, with both Parties to be equally represented. The JSC shall provide general oversight and guidance to the Parties, including serving as the arbiter with respect to issues arising during and from meetings, committees, and work groups formed by the Parties (e.g., change request, reliability, service and performance issues). Upon execution of this Agreement, the initial Customer JSC representatives shall be *; and the initial Provider JSC representatives shall be *, as a non-voting representative. Thereafter, each Party shall notify the other in writing as to changes in its representatives to the JSC. Each such representative shall serve at the pleasure of the designating Party. A Party may (a) designate a substitute representative in the event that a designated representative is unable to participate in a JSC meeting and (b) assign the vote of a representative unable to attend a JSC meeting to a representative who is able to participate in that JSC meeting.

5.2.2	The JSC shall be responsible for overseeing day-to-day matters in connection with the Services, and shall report to, and be subject to the authority of, the Governance Board.

5.2.3	The JSC shall convene in person or by electronic means as necessary, but no less than quarterly (unless both Parties agree in writing that a particular quarterly meeting is unnecessary), to consider and address such implementation, administration and performance issues as they may deem appropriate, resolve requests for Changes pursuant to Section 4.5, coordinate the performance of each Party’s duties and obligations, and address any issues of common concern. The JSC shall notify the Governance Board of any issue which has or is likely to have significant impact, or be of major concern, or with regard to which the JSC has been unable to reach a decision. Either Customer or Provider may call for a special meeting of the JSC, and add any issue of concern to the committee agenda. The JSC shall maintain a record of the issues considered and any decisions reached, and such decisions, as appropriate, shall be set forth in consecutively numbered amendments or Change Orders to this Agreement or applicable SOWS, as appropriate. The JSC may designate one of its members to serve as the chairperson of the committee for purposes of maintaining records, calling and noticing meetings, and performing necessary administrative functions required by the committee.

5.2.4	Each Party’s designees to the JSC shall have the knowledge, authority, and responsibility in respect to the Services such as to enable the JSC to make necessary and appropriate decisions to implement this Agreement and any SOW and to resolve any matters needing to be resolved at the operational level. Decisions of the JSC shall be made by the affirmative vote of no less than * of the total JSC members, with at least one affirmative vote being that of a representative of Customer and at least one affirmative vote being that of a representative of Provider. In the event that the JSC fails to resolve an issue, either Party may request that it be referred to the Governance Board for resolution.

5.3	Account Manager

Each Party shall designate an “Account Manager” who shall be the principal point of contact between the Parties for all matters relating to Services provided under a particular SOW. Each SOW shall contain initial designation of an Account Manager for each Party. A Party may designate a new Account Manager by written notice to the other Party. Any changes in the Account Manager shall be notified to the other Party in advance. A Party may, in its sole discretion, designate the same individual as its Account Manager under more than one SOW.

5.4	Meetings and Reports

During the Term, the Parties shall hold such meetings, and Provider shall deliver to Customer such reports as are described in Schedule 5.4 hereto.

5.5	Policies and Procedures

Provider shall perform all Services in accordance with the procedures set forth in Schedule 5.5 attached hereto or in the Administrative Manual, any policies or procedures adopted by the JSC or Governance Board and those listed in the applicable SOW.

6.	CUSTOMER’S OBLIGATIONS

6.1	Relief Event

Customer acknowledges and agrees that there may be instances in which Provider will be unable to perform the Services without assistance from Customer. Consequently, Customer will provide to Provider, in a timely manner, such resources specified in each SOW, to enable Provider to perform the Services. Examples of such resources may include connectivity support, documentation, knowledge base, hardware, software, support personnel and trainers. Failure of Customer to provide any such assistance or resources specified in the applicable SOW will not constitute a breach by Customer or Customer Default but will merely be a Relief Event to the extent, and only for so long as, such failure persists and actually causes Provider to be unable or impairs Provider’s ability to provide the affected Services. Provider shall be obligated to perform any Services which are unaffected by such failure on the part of Customer, and Provider shall continue to provide even affected Services to the maximum extent that it is feasible to do so. Any resources not specifically identified in a SOW as Customer’s responsibility to obtain or provide shall be deemed to be Provider’s responsibility.

6.2	Processing Norms

Customer acknowledges and agrees that Provider is relying on the accuracy of the written information and Directions supplied by Customer, and other requirements specified by Customer in writing (cumulatively, the “Processing Norms”), to perform the Services. In the event the Processing Norms are not accurate or are found to be inadequate, the Party discovering such fact shall promptly notify the other Party of any such deficiency and the Parties shall cooperate with each other to remedy the situation in a timely manner. So long as Provider is not otherwise aware of or does not have any reason to believe the Processing Norms supplied by Customer are inaccurate or inadequate or, if Provider is aware of or has reason to believe the Processing Norms supplied by Customer are inaccurate or inadequate, notifies Customer in writing of such fact, Provider shall (i) be entitled to rely on and act in accordance with the Processing Norms, (ii) not incur any liability for claims, losses or damages that arise as a result of Provider’s compliance with the Processing Norms and (iii) be entitled to payment for its performance, and be excused from its poor performance or non-performance of, the Services, to the extent Provider’s performance is predominantly affected by such inaccurate Processing Norms supplied by Customer.

6.3	Use of Software

Customer grants, or will arrange for third party licensors to grant, to Provider a limited, non-exclusive license to access and use the Customer Software and the Licensed Software in accordance with the terms and conditions set forth on Schedule 6.3 hereto, as they may be amended by Customer or the third party licensors from time to time solely in connection with the performance of Provider’s obligations under this Agreement and under any applicable SOW.

6.4	License to Use Marks

Customer hereby grants to Provider a limited non-exclusive license to use Customer Marks solely in connection with the performance of Provider’s obligations under this Agreement, including the right to use Customer’s name over the telephone, the internet and in written materials in performing the Services. Such use of Customer Marks must conform to any written instructions provided by Customer to Provider in this regard, as may be further specified in the applicable SOW. Customer has the right to require Provider to furnish from time to time samples of Provider’s use of Customer Marks.

7.	PERFORMANCE STANDARDS AND SERVICE LEVELS

The Parties will work together and extend their full cooperation in arriving at the performance standards and service levels for the Services to be performed under each Statement of Work in accordance with the standards developed under Schedule 4.2 hereto and the terms set forth in Schedule 7.1 hereto.

8.	BUSINESS CONTINUITY / DISASTER RECOVERY

The Parties recognize that the Services are vital to Customer’s business and, therefore, it is of paramount importance to Customer that Provider’s provision of the Services remain continuous and disruption-free. In the event Provider’s provision of the Services is disrupted for any reason, it is of corresponding importance to Customer that they be restored rapidly and in a manner that minimizes the impact on Customer’s operations and business. Accordingly, Provider agrees to undertake the business continuity / disaster recovery steps described below and in Schedule 8.1 hereto.

8.1	Business Continuity Plan / Disaster Recovery Plan

During the Term of this Agreement, Provider shall maintain the capabilities and follow the recovery strategies and other measures set forth in Provider’s standard Business Continuity Plan / Disaster Recovery Plan as attached hereto as Schedule 8.1. To the extent requested by Customer, the Parties will work together to modify or supplement such Plan as it pertains to the Services offered under a SOW and include such modified or supplementary plans in such SOW along with any incremental costs associated therewith. Any change to the Business Continuity Plan / Disaster Recovery Plan under any SOW shall be subject to review and approval by the Governance Board. All Business Continuity Plans / Disaster Recovery Plans shall, among other things, specify the alternative location or facility from which the said Services will be rendered.

8.2	Preparation of Personnel

Provider shall familiarize all Provider Personnel with and train Key Provider Personnel in the recovery strategies and procedures set forth in the relevant Business Continuity Plan / Disaster Recovery Plan, particularly as they relate to disaster prevention measures, alternative means of operation and the notification process.

8.3	Disaster Recovery Sites

If a Provider Facility becomes unavailable (and subject to the applicable disaster recovery provisions of this Agreement and the relevant SOW) or Provider’s ability to provide the Services therefrom is significantly impaired, it is contemplated that Provider will shift some or all of the work to the second Provider Facility from which the Service is provided. If an additional and temporary facility is required in order to provide the Services, the Parties agree that:

8.3.1	The charges payable by Customer for the Services provided from the temporary Provider Facility shall be at the same rate as if such Services were being provided prior to the disaster event at the originally planned Facility (i.e., as if such Services were being provided from the now-unavailable Provider Facility);

8.3.2	The Services shall be provided from the temporary Provider Facility only for such time as the recovery requires and until the original Provider Facility can be rendered fit for providing the Services; and

8.3.3	If the original Provider Facility is permanently unavailable, a permanent site shall be reasonably proposed by Provider and subject to Customer’s approval. Provider’s Disaster Recovery Plan shall specify the location of any back-up facilities.

9.	COMPLIANCE WITH LAWS

9.1	General

Each Party shall perform its obligations in a manner that complies with all applicable federal, state, provincial and local laws, regulations, ordinances and codes of the United States and India (including but not limited to the FTC “Red Flags Rules” relating to identity theft prevention as set forth in 16 C.F.R. Part 681), which compliance shall include identifying and procuring required permits, certificates, approvals and inspections. Provider shall be responsible for implementation of, and shall implement, all health care legal and regulatory mandates, including, without limitation, Medicaid Regulations and Medicare Regulations and Payor contract requirements relating to Provider’s performance hereunder, to the extent provided by and Directed by Customer. If a charge occurs of noncompliance of a Party with any such laws, regulations, ordinances or codes, the Party so charged shall promptly notify the other Party of such charges in writing.

9.2	Fraudulent Conduct or Ethical Violations

9.2.1	Provider shall post notices at the Provider Facilities notifying Provider Personnel of (i) their ongoing obligation to report immediately any fraudulent conduct or any violation or suspected violation of any ethical and/or regulatory requirements to the following website, www.ethicspoint.com, and (ii) that any reporting Personnel complying with such obligation will be protected from retribution of any kind;

9.2.2	Similarly, Provider shall have an affirmative duty to notify Customer promptly in writing if Provider becomes aware or otherwise has reason to believe that any such violation has occurred and to identify all Provider Personnel involved with such incident, even if Provider believes the situation has been corrected and/or has already taken all necessary corrective actions. Notwithstanding anything to the contrary contained herein, Customer shall have the right to require Provider to immediately suspend or remove any such Provider Personnel from the provision of the Services to Customer; and

9.2.3	Provider shall take all necessary steps to protect any Provider Personnel who report fraudulent conduct or violations of ethical or regulatory requirements in accordance with Section 9.2.1 above from any direct or indirect harassment or retribution of any kind. Except with the prior written consent of Customer, Provider shall not disclose or attempt to determine or divulge the identity of any such Provider Personnel or attempt to investigate the alleged incident independently.

9.3	Failure to Comply with Requirements

If Customer Directs Provider to perform the Services in a particular manner in order to comply with applicable regulatory or Payor contract requirements, and if Provider fails to so perform the Services in such manner, Customer may claim as damages, and Provider shall be responsible for, and indemnify Customer against, any and all fines, penalties, interest, and similar financial obligations levied against Customer for violations of such requirements, if and to the extent they result from Provider’s failure. Any such indemnification by Provider shall be in accordance with Section 18 below.

9.4	Maintenance of Authorizations, Registrations and Licenses

Customer shall hold and maintain at all times during the term of this Agreement all licenses, consents, authorizations and registrations necessary for it to lawfully receive the Services in the country in which Customer operates; and Provider shall hold and maintain at all times during the term of this Agreement, and shall be responsible for ensuring that any Affiliates and/or contractors engaged by Provider hold and maintain at all such times, all licenses, consents, authorizations and registrations necessary for it to lawfully provide the Services from its offshore locations.

9.5	Foreign Corrupt Practices Act

Without limiting the generality of the foregoing, Provider hereby represents, warrants and covenants that it shall comply with the requirements of the U.S. Foreign Corrupt Practices Act, U.S. and any other applicable foreign or domestic anti-bribery and anti-corruption laws, and other laws governing improper payments. Specifically, Provider further represents, warrants, and covenants that, in connection with its activities under this Agreement, it will not offer, promise, authorize or otherwise act in furtherance or, or pay, anything of value, directly or indirectly, to a Government Official (as such term is hereinafter defined), or political party or party official, candidate for political office, or official of a public international organization. For purposes of this Agreement, the term “Government Official” shall mean and include any official or employee of national, local or provincial or state government department, agency, or instrumentality, as well as an official in the judicial, legislative, or military, anyone acting in an official capacity for any government, or any immediate family member of such persons. Any such offer, promise, authorization, act in furtherance, or payment shall constitute a Provider Default, extinguish any right to compensation that otherwise might be due and owing to Provider by Customer, and give rise to the right of Customer to recover any funds it has already paid to Provider.

9.5.1	Provider hereby represents that no owner or principal of Provider is a Government Official and hereby covenants to notify the Customer in writing if there is any change in respect of this representation.

9.5.2	Provider shall provide such information, reports and certifications as Customer may reasonably require from time to time hereunder as to its books, records and accounts pertaining to the Services, its compliance with the laws identified in this Section 9.5, and its compliance with other obligations under this Agreement.

9.6	OFAC Regulations

In connection with the provision of Services under this Agreement, Provider’s use of subcontractors to the extent permitted in Section 10 of this Agreement and Provider’s hiring and employment of Provider Personnel, Provider represents and warrants that it shall not take any action involving a Restricted Party or that would cause Customer to be in non-compliance with OFAC’s economic sanctions regulations. For reference purposes, information on OFAC’s economic sanctions regulations are found at http://www.treas.gov/offices/enforcement/ofac/.

10.	SUBCONTRACTING

10.1	Subcontracting Generally

Provider shall not subcontract any portion of the Services to subcontractors without receiving the prior written consent of Customer, which consent may be withheld or conditioned by Customer in its sole discretion; provided, however, Customer’s prior written consent shall not be required if Provider chooses to subcontract the provision of the Services to its Affiliates, and Provider shall only be required to provide Customer with at least thirty (30) days prior written notice of any such subcontract. Notwithstanding anything to the contrary contained herein, under no circumstances shall any subcontracting by Provider relieve Provider of any of its obligations under this Agreement.

10.2	Restricted/Excluded Party

Provider shall not subcontract any portion of the Services to any person(s) (i) who is a Restricted Party, (ii) who is an Excluded Party; (iii) who is working for or otherwise affiliated with any Competitor; (iv) who is not experienced or otherwise qualified to perform the Services that Provider seeks to subcontract; or (v) who is unwilling to comply with the terms of this Agreement.

10.3	Compliance with Agreement

In the event that Provider subcontracts any portion of the Services to subcontractors pursuant to this Section 10, Provider hereby represents, warrants and covenants that it shall conduct appropriate due diligence processes in advance on such agents, subcontracts, or third-parties to determine in advance their suitability to abide by Section 9.5 of this Agreement, and that it shall by written agreement specifically require such subcontractors to abide by Section 9 and all other provisions applicable to Provider under this Agreement and any applicable SOW.

11.	CONDUCT

11.1	Other Party’s Premises

Each Party will ensure that while on any premises of the other Party in connection with this Agreement, its employees, agents, subcontractors, and representatives, if any, will:

11.1.1	Make every reasonable effort to cause as little interference with and inconvenience to the business of the other Party as is reasonably possible, subject to such Party’s other obligations under this Agreement and each SOW;

11.1.2	At all times comply with the general safety and security rules applicable in the other Party’s premises; and

11.1.3	Conform to the other Party’s codes of staff and security practice provided that the other Party will have provided copies of such codes to the visiting Party’s employees, agents, subcontractors, or representatives.

11.2	Access to Records of Other Customers

Notwithstanding anything contained in this Agreement, neither Customer nor any of its Affiliates, representatives, employees, agents, or auditors shall be entitled to inspect, or have access to, any information, documents, reports and/or materials of any nature whatsoever which relate to or contain information relating to any other customer of Provider to the extent Provider represents to Customer in writing that such inspection or access will cause Provider to be in breach of its confidentiality obligations to such other customer and proposes alternative arrangements reasonably satisfactory to Customer that will enable Customer to exercise all of its rights hereunder.

12.	PERSONNEL, FACILITIES AND EQUIPMENT

12.1	Provider Personnel

12.1.1	Each Provider Personnel that is serving in a Key Provider Position (individually, a “Key Provider Personnel”) will be subject to the performance standards, qualification requirements and other terms set forth on Schedule 12.1.1. The “Key Provider Positions” shall be the positions set forth in such Schedule. Unless otherwise specified in this Agreement, all Provider Personnel holding Key Provider Positions shall be dedicated solely to performing Services pursuant to this Agreement; provided, however, that Provider’s Account Manager may spend up to * of his business time on matters not related to provision of Services to Customer under this Agreement.

12.1.2	Provider shall abide by all applicable laws, treaties and regulations concerning its treatment of Provider Personnel and contractors and their work environment, including without limitation, such standards as provided by the International Labour Organization, and shall maintain decent and productive working conditions respecting the freedom, security and human dignity of all Provider Personnel and personnel of any contractors utilized by Provider in performing the Services. Schedule 12.1.2 hereto sets forth the qualifications, standards and other requirements applicable to all Provider Personnel. Provider shall consult and cooperate with Customer in order to address any situations involving poor interaction between Provider Personnel and Customer personnel or any customers or patients of Customer.

12.1.3	Provider shall ensure that it has sufficient Provider Personnel to perform the Services at all times, and shall maintain adequate staffing to quickly adjust to any increases or decreases in the volume of applicable work performed as part of the Services.

12.2	Facilities

Provider shall cause the Services to be performed from a facility or a portion of a facility which is specifically dedicated to Provider’s provision of the Services. Schedule 12.2 sets forth the requirements regarding facilities to be used by Provider in providing the Services.

12.3	Equipment

Provider shall only use Equipment in providing the Services that meets Customer’s specifications and is compatible with Customer’s equipment. Provider shall comply with the requirements set forth in Schedule 12.3 regarding Equipment to be used by Provider in providing the Services.

12.4	Non-Solicitation

During each SOW Term and for a period of one (1) year following the termination, cancellation or expiration thereof for any reason, except with the prior written consent of the other Party, (i) Provider agrees not to directly or indirectly entice, solicit, divert or hire, or attempt to entice, solicit, divert or hire, any person employed by Customer (whether or not such employee is a full-time, contractual or temporary employee, and whether or not its employment is pursuant to a written agreement, is for a determined period, or is terminable at will), and (ii) Customer agrees not to directly or indirectly entice, solicit, divert or hire, or attempt to entice, solicit, divert or hire, any person occupying, or who previously occupied, a Key Provider Position. Notwithstanding the foregoing, Customer shall have no obligations or restrictions under this Section 12.4 if this Agreement is terminated pursuant to Sections 21 (Force Majeure), 22.1.1 (Provider Default) or 22.7 (Regulatory Change), and Provider shall have no obligations or restrictions under this Section 12.4 if this Agreement is terminated pursuant to Section 22.1.2 (Customer Default).

13.	PROPRIETARY RIGHTS

13.1	No Implied Transfer of Customer Property

Customer shall retain all right, title and interest in the Customer Property, Customer Products, Customer Marks, its Confidential Information, and all its intellectual property rights thereto, supplied by Customer to Provider under this Agreement. Nothing in this Agreement shall effect a transfer of Customer’s intellectual property rights from Customer to Provider, or otherwise be construed to confer any license to Provider under such intellectual property rights, except as expressly set forth in this Agreement.

13.2	No Implied Transfer of Provider Property

Provider shall retain all right, title and interest in the Provider Property, Provider Marks, its Confidential Information, and all its intellectual property rights thereto, supplied by Provider to Customer under this Agreement. Nothing in this Agreement shall effect a transfer of Provider’s intellectual property rights from Provider to Customer, or otherwise be construed to confer any license to Customer under such intellectual property rights, except as expressly set forth in this Agreement.

13.3	New Intellectual Property

The terms and conditions set forth on Schedule 13.3 attached hereto shall apply to any new intellectual property conceived, developed or created by Provider, its Affiliates, its subcontractors, or any of their respective employees, during the Term.

13.4	Residual Rights

Each Party acknowledges that, subject to the confidentiality provisions of this Agreement, the other Party and its employees may utilize for any purposes any information in non-tangible form that is or may be retained in the personal memory by persons who have performed Services hereunder or otherwise have access to the Confidential Information of the other Party, including ideas, concepts, know-how or techniques contained therein. Nothing contained in this clause shall relieve either Party of its confidentiality obligations with respect to the proprietary and Confidential Information or material of the other Party.

13.5	Third Party Materials and Payor Websites

Unless stated otherwise in the applicable SOW, Provider shall be responsible for obtaining appropriate licenses for any third-party products or materials to be provided or used in connection with the Services under a SOW and for paying the applicable license fees. Provider shall also be responsible for complying with all registration and other access and use requirements of Payor websites that Provider will need to access in order to perform certain of the Services. To the extent Provider incurs incidental costs in connection with such compliance efforts, Customer shall reimburse Provider for such costs as may be mutually agreed between the Parties. Customer will render reasonable assistance to Provider in connection with such compliance efforts as necessary.

14.	CONFIDENTIALITY

14.1	Confidential Information.

Provider and Customer each acknowledge that they may be furnished with, receive or otherwise have access to information of or concerning the other Party which such Party considers to be confidential. As used in this Agreement, “Confidential Information” means all information, in any form, furnished or made available directly or indirectly by one Party, or to which either Party gains access in the course of or incidental to the performance of this Agreement, and that should reasonably have been understood by the recipient (because of legends or other markings, the circumstances of disclosure, or the nature of the information itself) to be confidential to the disclosing Party, an Affiliate of the disclosing Party, or a third party. The terms and conditions of this Agreement and all SOWs shall be deemed Confidential Information. Confidential Information also shall include, whether or not designated “Confidential Information,” (i) Customer Data; (ii) the specifications, designs, documents, correspondence, software, documentation, data and other materials and work products produced by or for either Party under this Agreement; (iii) all information concerning the operations, affairs and businesses of the other Party, the financial affairs of the other Party, and the relations of the other Party with its customers, patients, referral sources, employees, providers, subscribers, business partners, vendors, consultants, brokers and service providers (including customer lists, customer information, account information and consumer markets); (iv) Software provided to a Party by or through the other Party; (v) Protected Health Information; and (vi) other information or data stored on magnetic media or otherwise or communicated orally, and obtained, received, transmitted, processed, stored, archived or maintained by either Party under this Agreement.

14.2	Obligations

Subject to Schedule 14.5:

14.2.1	Customer and Provider shall each use at least the same degree of care as it employs to avoid unauthorized disclosure of its own information, but in any event no less than commercially reasonable efforts, to prevent disclosing to unauthorized parties the Confidential Information of the other Party, provided that Provider may disclose such information (except for the terms and conditions of this Agreement) to properly authorized subcontractors as and to the extent necessary for performance of the Services, and Customer may disclose such information (except for the terms and conditions of this Agreement) to third parties as and to the extent necessary for the conduct of its business, where in each such case, the receiving entity first agrees in writing to the obligations described in this Section 14. Any disclosure to such entities shall be under terms and conditions contained in a written agreement containing substantially the same terms and conditions as those provided herein.

14.2.2	As requested by Customer, upon expiration or any termination of this Agreement, or completion of Provider’s obligations under this Agreement, Provider shall return or destroy, as Customer may Direct, all material in any medium that contains, refers to, relates to, or is derived from Confidential Information of Customer, and retain no copies except as may otherwise be agreed to by Customer.

14.2.3	As requested by Provider, upon expiration or any termination of this Agreement, or completion of Provider’s obligations under this Agreement, Customer shall return or destroy, as Provider may direct in writing, all material in any medium that contains, refers to, relates to, or is derived from Confidential Information of Provider, and retain no copies except as may otherwise be agreed to by Provider.

14.2.4	Each Party shall use commercially reasonable efforts so that its respective personnel comply with these confidentiality provisions, and each Party shall cause each of its personnel to annually certify that he/she is complying with terms and conditions substantially the same as those provided herein.

14.2.5	In the event of any actual or suspected misuse, disclosure or loss of, or inability to account for, any Confidential Information of the furnishing Party, the receiving Party promptly shall (A) notify the furnishing Party upon becoming aware thereof; (B) promptly furnish to the other Party full details of the unauthorized possession, use, or knowledge, or attempt thereof, and use reasonable efforts to assist the other Party in investigating or preventing the reoccurrence of any unauthorized possession, use, or knowledge, or attempt thereof, of Confidential Information; (C) take such actions as may be necessary or reasonably requested by the furnishing Party to minimize the violation; and (D) cooperate in all reasonable respects with the furnishing Party to minimize the violation and any damage resulting therefrom.

14.2.6	The Parties’ obligations respecting Confidential Information shall survive expiration or termination of this Agreement for a period of five (5) years, except: (A) for medical, provider, subscriber and customer information, which shall survive indefinitely, and (B) as otherwise provided by law.

14.3	Exclusions

The following is subject to Schedule 14.5:

14.3.1	Section 14.2 shall not apply to any particular information which Provider or Customer can demonstrate: (A) was, at the time of disclosure to it, in the public domain; (B) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving Party; (C) was in the possession of the receiving Party at the time of disclosure to it without obligation of confidentiality; (D) was received after disclosure to it from a third party who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure; or (E) was independently developed by the receiving Party without reference to Confidential Information (including unaided mental impressions) of the furnishing Party. In addition, a Party shall not be considered to have breached its obligations by disclosing Confidential Information of the other Party (I) as required by law, except with respect to those laws and regulations described in item (II), to satisfy any legal requirement of a competent government body; provided that, immediately upon receiving any such request and to the extent that it may legally do so, such Party advises the other Party of the request prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information; or (II) as required pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation system or federal or state securities laws or insurance or health regulations; provided that the Parties shall cooperate to minimize disclosure (e.g., redaction) consistent with such agreements, rules, laws, and regulations, including that the disclosing Party shall notify the other Party before such disclosure.

14.3.2	Further, a Party shall not be considered to have breached its obligations under this Section 14 for disclosing Confidential Information to its attorneys, auditors and other professional advisors in connection with services rendered by such advisors, provided that such Party has confidentiality agreements with such professional advisors and/or such advisors owe professional confidentiality obligations to such Party.

14.4	No Implied Rights

Each Party’s Confidential Information shall remain the property of that Party. Nothing contained in this Section 14 shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party, and any such obligation or grant shall only be as provided by other provisions of this Agreement.

14.5	Data Security and Privacy Requirements

Provider shall further comply with the data security and privacy requirements set forth in Schedule 14.5 attached hereto.

14.6	BAA

Notwithstanding anything to the contrary set forth in this Agreement, the Parties hereby agree that the BAA is incorporated herein by reference, shall remain in full force and effect and shall not be superseded by this Agreement; provided, however, that in the event of any irreconcilable conflict between any terms set forth in this Agreement and any terms in the BAA, the applicable terms in this Agreement shall control.

15.	CHARGES AND PAYMENTS

15.1	General Payment Obligation.

Customer shall pay Provider for the performance of the Services all the amounts in accordance with the terms specified hereunder and the terms specified in the applicable SOW. The procedures for establishing the level of compensation due to Provider under a particular SOW are set forth in Schedule 4.2, Schedule 15.1 and Schedule 15.4 hereto. All compensation and other charges hereunder shall be invoiced and payable in U.S. Dollars only.

15.2	Third Party Expenses

Unless otherwise specified in a SOW or by other written agreement of the Parties, all third party expenses incurred by Provider in the course of its performance hereunder shall be borne by and remain the sole responsibility of Provider.

15.3	Invoices

Provider shall submit monthly invoices by the tenth (10th) Business Day of each month to Customer for the Services performed by Provider during the previous month. All invoices shall be in a format approved by the JSC and shall be accompanied by reasonably detailed descriptions of the Services performed during the preceding month by SOW, the fees related thereto, and the reimbursable disbursements and out-of-pocket expenses, if any, as specified in each SOW, and to support the calculation of any SLA Bonuses and Credits.

15.4	RU and SS Rates

Except as otherwise provided in a SOW, the rates, fees and charges applicable during (i) the Ramp Up Period of a Service are set forth in Schedule 15.1 hereto (the “RU Rates”), as such RU Rates may be adjusted from time to time in accordance with Schedule 15.4 hereto, and (ii) the Steady State Period of a Service are set forth in each SOW (collectively, the “SS Rates”), as such SS Rates may be adjusted from time to time in accordance with Schedule 15.4 hereto.

15.5	Payment of Invoices

Each invoice will be paid by Customer within thirty (30) calendar days from receipt of the invoice. If Customer is delinquent in the payment of any undisputed portion of a valid invoice and fails to remedy the delinquency within thirty (30) Business Days after receipt of written notice from Provider that Customer has failed to make such payment, Provider may suspend the Services for which Customer is delinquent in payment until such delinquency is remedied, subject to the conditions and requirements set forth in Section 22.1.2 below. In addition, if Customer is delinquent in paying any undisputed invoice amount for more than thirty (30) calendar days after the due date, Customer may be charged interest on the undisputed amount from the date due until the date paid at the rate of 1.5% (one and one-half percent) per month or the highest rate allowed by law of all past due and outstanding balances on a monthly basis, whichever is less. If Customer in good faith disputes any portion of any invoice, Customer shall submit to Provider following receipt of invoice, written documentation identifying and substantiating the disputed amount. Provider and Customer each agree to use commercially reasonable efforts to resolve any dispute so identified within fifteen (15) Business Days after Provider receives written notice of dispute from Customer. If the Parties are unable to resolve the dispute, it shall be referred to the JSC for resolution; if the JSC shall fail to resolve the dispute within ten (10) Business Days, the issue shall be submitted to the Governance Board for resolution; and if the Governance Board shall fail to resolve the dispute within ten (10) Business Days, the issue shall be submitted for Level III Dispute Resolution in accordance with Section 24.3. Any disputed amounts resolved in favor of Customer shall be noted on the next invoice following resolution of the dispute; any disputed amounts determined to be payable to Provider shall be due within seven (7) Business Days of the resolution of the dispute. Notwithstanding anything contained herein, all payments in respect of undisputed portions of each invoice and undisputed invoices shall be payable by Customer within thirty (30) calendar days of its receipt of each respective invoice.

15.6	Taxes

15.6.1	Customer shall be responsible for all applicable federal, state or local use, excise, sales or other taxes, fees, assessments, surcharges or similar governmental charges that may be imposed, levied, collected or assessed by or within the United States of America or any political subdivision thereof in connection with Provider’s provision of the Services to Customer hereunder (collectively, “Applicable Taxes”); provided, however, Customer shall have no responsibility or liability for any Applicable Taxes that are (i) based on or attributable to Provider’s income, whether gross or net (“Income Taxes”), or (ii) ad valorem or property taxes with respect to any real or personal property or other asset owned, leased, or used by Provider (“Ad Valorem Taxes”). Notwithstanding anything to the contrary contained herein, Provider shall be solely responsible for, and shall indemnify and hold Customer harmless from, any Income Taxes or Ad Valorem Taxes.

15.6.2	If Customer is required by law to make any deduction or withholding of Income Taxes or Ad Valorem Taxes from any payment due to Provider under this Agreement, Customer will (i) prepare and submit any necessary filings and remit such Taxes to the appropriate taxing authority, and (ii) provide Provider with evidence of Customer’s withholding and payment to the appropriate taxing authorities. The Parties acknowledge and agree, however, that no such deduction or withholding shall apply if Provider has provided Customer with a timely, appropriate and duly executed Internal Revenue Service Form W-9, W 8BEN or W-8ECI, or an official alternate, substitute or replacement form, as the case may be, that substantiates an exemption from such Taxes. Under no circumstances shall Customer be required or obligated (a) to allow Provider an exemption from any Applicable Taxes (i.e. not make a required deduction or withholding and remittance) if Provider fails to provide Customer with such timely, appropriate and executed exemption certificate and any extensions or updates required thereto or (b) gross up any Income Taxes or Ad Valorem Taxes that Customer is required by law to deduct or withhold from any payment due to Provider hereunder.

15.6.3	Either Party is entitled to contest the amount or validity of the imposition of any Applicable Taxes, and each Party agrees to furnish reasonable cooperation to the contesting Party in any proceeding contesting the amount or validity of imposition of such Applicable Taxes.

15.7	Set Off

Customer may set off, as a credit against any monthly charges payable to Provider under this Agreement, any SLA Credits owed to Customer pursuant to any SOW, any mutually agreed amounts to be paid, reimbursed, credited or otherwise owed or owing to Customer by Provider under this Agreement and any amounts that are determined to be owed to Customer in accordance with Section 24.3; provided that with respect to fees or services already paid by Customer that Customer later disputes, Customer must set off such amounts within ninety (90) days after payment of such disputed fees or services. Notwithstanding the ninety (90) day limitation above, Customer may set off (pursuant to this Section 15.7) any amounts owing to Customer, as identified in audits performed pursuant to this Agreement.

15.8	Accountability

At all times while this Agreement is in effect and for at least five (5) years following its expiration or termination, Provider shall keep and maintain its books, records and accounts in reasonable detail to accurately, completely and fairly reflect its activities and transactions hereunder, including the recipient and nature of every payment or expenditure in connection with Provider’s activities to perform its obligations under this Agreement. Without limiting the foregoing, Provider shall maintain complete and accurate records of and supporting documentation for the amounts billable to and payments made by Customer hereunder, to the extent required to comply with Section 16 and in accordance with generally accepted accounting principles applied on a consistent basis. Provider agrees to provide Customer with documentation and other information with respect to each invoice as may be reasonably requested by Customer to verify accuracy and compliance with the provisions of this Agreement.

15.9	Proration

Except as may be otherwise provided in this Agreement, all periodic charges under this Agreement shall be computed on a calendar month basis, and shall be prorated for any partial month.

15.10	Refunds and Credits

If Provider should receive a refund, credit or other rebate for goods or services previously paid for by Customer, Provider shall promptly notify Customer of such refund, credit or rebate and shall promptly pay the full amount of such refund, credit or rebate, as the case may be, to Customer.

16.	AUDIT RIGHTS

Customer shall have the right to perform regular audits and other oversight activities as provided in Schedule 16.1 attached hereto. In the event of any audit or oversight conducted by Customer or any governmental entity, Provider shall fully cooperate with any such auditor.

17.	REPRESENTATIONS AND WARRANTIES

17.1	Mutual Representations and Warranties

Each Party to this Agreement represents and warrants to the other Party that:

17.1.1	it is an entity which has been duly formed and is validly existing and in good standing under the laws of the jurisdiction where it is formed;

17.1.2	it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each SOW in accordance with their respective terms;

17.1.3	the execution, delivery and performance of this Agreement and each SOW (a) has been duly authorized by its requisite officials, (b) shall not conflict with, result in a breach of, or constitute a default under any other agreement to which it is a party or by which it is bound, and shall not constitute an event that would, with notice and/or lapse of time, constitute such a default, and (c) to its knowledge, will not result in a violation of or conflict with any applicable law, and (d) there is no proceeding pending or, to the knowledge of the Party, threatened, which challenges or may have a material adverse affect on this Agreement or the transactions contemplated by this Agreement;

17.1.4	it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on its ability to fulfill its obligations under this Agreement or any SOW;

17.1.5	there is no outstanding (or, to the best of its knowledge, pending or threatened) litigation, arbitrated matter or other dispute to which it is a Party that if, decided unfavourably to it, would reasonably be expected to have a material adverse effect on its ability to fulfill its obligations under this Agreement or any SOW; and

17.1.6	it has not violated any applicable laws or regulations.

17.2	Customer Representations and Warranties

Customer represents and warrants to Provider that:

17.2.1	it is the legal and beneficial owner of all right, title and interest in and to its Products, having good title thereto, or that it is a licensee of the Products with the authority to utilize the Products as contemplated by this Agreement, and it has full power and authority to grant the licenses and perform its obligations under this Agreement; and

17.2.2	the Products, and their use and operation, to Customer’s knowledge, do not infringe or misappropriate any patent, copyright, trade secret, or other intellectual property right of any third party.

17.3	Provider Representations and Warranties

Provider represents and warrants to Customer that:

17.3.1	Non-Infringement. Provider shall perform the Services in a manner that, to its knowledge after prudent inquiry, will not infringe or misappropriate the patent, copyright, trademark, trade secret or other intellectual property rights of any third-party. This non-infringement warranty shall not apply to the extent that an infringement claim arises as a result of (a) use, modification, alteration or revision by Customer other than in accordance with any applicable specifications or documentation provided under the applicable SOW, (b) use by Customer in combination with other products or systems not reasonably anticipated in the applicable SOW, or (c) information, data, design, Customer Software, Licensed Software, components, specifications or other materials (including, without limitation, Processing Norms) provided to Provider by or on behalf of Customer.

17.3.2	Compliance with Terms of Agreement. Provider will perform the Services in accordance with all terms and conditions set forth in this Agreement and the applicable SOWs.

17.3.3

Compliance With Laws and Contract Requirements. Provider and its operations hereunder are, and at all times during the Term of this Agreement shall, remain in full compliance with all applicable federal, state, provincial and local laws, rules and regulations, and that it shall perform the Services hereunder and manage its operations in a manner which is compliant with all laws, rules, regulations and contractual requirements to which Provider or Customer is subject and applicable thereto including, but not limited to (i) those regarding licensure and certification for the provision of the Services, (ii) those relating to performance of the Services in compliance with this Agreement, Medicare and Medicaid regulations, and the applicable requirements of Payors, (iii) the False Claims Act, 31 U.S.C. §§ 3729-3733, (iv) the Civil Monetary Penalties Act, 42 U.S.C. § 1320a-7a, (v) Section 114 of the Fair and Accurate Credit Transactions Act of 2003, also known as the RED FLAG RULES, (vi) the requirements of the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191 and its corresponding regulations—see, 45 C.F.R. Parts 160, 162 and 164—as they may be amended or modified from time to time (collectively, “HIPAA”), (vii) state laws concerning the confidentiality of patient information and billing, and (viii) any other similar laws, regulations or requirements that may from time to time relate to the performance of the Services hereunder. In addition, Provider agrees to implement and comply with all policies and procedures relating to such matters as Customer may Direct and to implement its own compliance programs and policies as reasonably necessary to comply with all of the foregoing.

17.3.4	Work Standards, Efficiency and Cost Effectiveness. Provider will render the Services with promptness, efficiency and diligence and in a workmanlike and cost-effective manner in accordance with the practices and high professional standards used in well-managed operations performing services similar to the Services. Provider shall use adequate numbers of qualified individuals with suitable training, education, experience and skill to perform the Services.

17.3.5	Technology. If instructed to do so by the JSC, Provider shall investigate, consult with Customer and provide information concerning possible upgrades in technology that would allow Provider to realize the benefits of any applicable increases in efficiency and productivity in its provision of the Services and similar services to other customers; provided that if any such upgrade would enhance only Provider’s provision of the Services and Customer desires Provider to effect such upgrade, the Parties shall enter into a Change Order setting forth the allocation of costs and benefits resulting from such upgrade.

17.3.6

Inducements. Provider has not violated any policies of Customer of which it has been provided written notice, regarding the offering of unlawful or prohibited inducements to Customer or any other party in connection with this Agreement. If at any time during the Term, Customer determines on the basis of reasonable evidence that the foregoing warranty is materially inaccurate, then Customer shall notify Provider in writing of the fact that it has made such a determination and of the evidence upon which the determination was based. Provider shall have ten (10) days following receipt of such notification within which Provider may present Customer with any information or evidence Provider may have indicating that Customer’s determination was incorrect, and Customer agrees to consider any such information provided. However, if, after the expiration of such ten (10) day period, Customer nevertheless determines, in its sole discretion that its initial determination was correct, then Customer, in addition to any other rights Customer may have at law or in equity, shall have the right and option to terminate this Agreement for cause pursuant to Section 22.1.1.2 and without cost, without affording Provider any further opportunity to cure.

17.3.7	Restricted or Excluded Parties. Provider represents that neither Provider, nor any officer or director of Provider, is a Restricted Party or an Excluded Party and that Provider shall not utilize, employ or subcontract with any Restricted Party or Excluded Party in the performance of the Services hereunder. Notwithstanding any other provision of this Agreement, if Customer determines that Provider, or any officer or director of Provider, or employee or subcontractor of Provider performing any portion of the Services hereunder, is, or becomes, a Restricted Party or an Excluded Party during the Term, then Provider shall be deemed to have committed a default hereunder, and Customer, in addition to and without waiving any other right or remedy it may have for such default, may terminate this Agreement immediately pursuant to Section 22.1.1.2.

17.3.8	Viruses. Provider shall use commercially reasonable efforts so that no Viruses are coded or introduced into the systems used to provide the Services. “Virus” shall mean (a) program code or programming instruction or set of instructions intentionally designed to disrupt, disable, harm, interfere with or otherwise adversely affect computer programs, data files or operations; or (b) other code typically described as a virus or by similar terms, including Trojan horse, worm or backdoor. Virus does not include Disabling Code (as such term is defined below).

17.3.8.1	In the event a Virus is found to have been introduced into the systems used to provide the Services, Provider shall (i) provide all cooperation and assistance reasonably requested by Customer or the JSC to (including assisting Customer in its efforts to) eliminate the effects of the Virus, and (ii) if the Virus causes a loss of operational efficiency or loss of data, assist Customer to the same extent to mitigate and restore such losses.

17.3.8.2	In the event that a Virus is introduced by a Customer system, Provider’s efforts as provided in Section 17.3.8.1: (i) shall be at no additional charge to Customer, to the extent available Provider Personnel are utilized, and (ii) shall be at Customer’s cost, to the extent additional resources are utilized, provided that Customer shall have the right to approve use of all such additional resources. Under these circumstances, additional resources shall not include Provider’s general support personnel but shall include personnel reassigned by Provider from the servicing of other specific accounts. In addition, Provider shall be excused from meeting required service levels to the extent that problems caused by the virus impair Provider’s ability to perform.

17.3.8.3

In the event that a Virus is introduced by a Provider system: (i) Provider’s efforts as set forth in Section 17.3.8.1 shall be at no additional charge to Customer; (ii) Provider shall engage additional resources, at Provider’s cost, as necessary; (iii) Provider shall not be excused with respect to any required service levels affected, unless Provider’s efforts to meet such affected service levels would cause or allow the Virus to spread, and (iv) Provider shall pay to Customer an amount equal to all of Customer’s costs of any data restoration, the cost to Customer of any business disruption, and any other losses or liabilities of Customer resulting from such Virus.

17.3.9	Disabling Code. Without the prior written consent of Customer, Provider shall not insert into any of the Software any code which would have the effect of disabling or otherwise shutting down all or any portion of the Services (“Disabling Code”); provided, however, that “Disabling Code” shall not include programming code, programming instruction or set of instructions that is distributed as part of hardware or software to ensure that the purchaser or licensee uses the product in accordance with the acquisition or license agreement (such code “Commercially-Provided Disabling Code”) and which Software already contains such Commercially-Provided Disabling Code. Provider further represents and warrants that, with respect to any Disabling Code and Commercially-Provided Disabling Code that may be part of any Software, Provider shall not invoke such Disabling Code or Commercially-Provided Disabling Code at any time, including upon expiration or termination of this Agreement for any reason, without Customer’s prior written consent.

17.3.10	EXCEPT FOR THE EXPRESS WARRANTIES MADE OR REFERENCED IN THIS AGREEMENT AND IN ANY SOW, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND/OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE, QUALITY, COURSE OF DEALINGS, USAGE OF TRADE, ACCURACY, QUIET ENJOYMENT OR NONINFRINGEMENT, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. PROVIDER AND CUSTOMER HAVE RELIED ON THIS NEGOTIATED ALLOCATION OF RISK IN AGREEING TO THE PRICING IN THIS AGREEMENT.

18.	INDEMNIFICATION

18.1	Provider Indemnification

Provider agrees to defend, indemnify and hold harmless Customer and its Affiliates, and all of their respective officers, directors, agents, employees, successors and permitted assigns from and against any and all third party suits, proceedings, claims, liabilities, losses, actions, judgments, fines, penalties (including without limitation, civil monetary penalties, interest and similar financial obligations levied against Customer for violations of regulatory requirements), refund obligations, costs and expenses (including reasonable attorneys fees) of any kind or nature (each a “Claim” and collectively, the “Claims”), to the extent they arise out of or result from:

(i)	Provider’s negligence or willful misconduct;

(ii)	Provider’s breach of any term of this Agreement, including without limitation, Provider’s breach of its obligation to comply with laws in accordance with Article 9, Provider’s breach of its obligations relating to Taxes under Section 15.6 and Provider’s breach of any of its representations and warranties provided in Section 17.3;

(iii)	Any actual or alleged violation, infringement, unauthorized use or misappropriation of any third party’s copyright, patent, trademark, or other intellectual property right; provided, however, that such third party claim is not based upon the underlying Product(s) or materials furnished by Customer hereunder or compliance of the Services with Customer’s specifications or other requirements set forth in the SOW under this Agreement;

(iv)	Any claims of whatever nature asserted by any of the Provider Personnel; and/or

(v)	Any agreements or alleged agreements made or entered into by Provider to effectuate the terms of this Agreement.

18.2	Customer Indemnification

Customer agrees to defend, indemnify and hold harmless Provider and its Affiliates, and all of their respective officers, directors, agents and employees from and against any and all third-party Claims, to the extent they arise out of or result from:

(i)	Customer’s negligence or willful misconduct;

(ii)	Provider’s compliance with the Processing Norms under Section 6.2;

(iii)	Customer’s breach of any term of this Agreement, including without limitation, Customer’s breach of its obligation to comply with laws in accordance with Article 9, Customer’s breach of its obligations relating to Taxes under Section 15.6 and Customer’s breach of any of its representations and warranties provided in Section 17;

(iv)	Any actual or alleged violation, infringement, unauthorized use or misappropriation of any third party’s U.S. copyright, patent, trademark, or other intellectual property right arising from Provider’s use of Customer’s Products, Licensed Software, Customer Software or other materials furnished hereunder by Customer, to the extent that such use is in the contemplated manner and in full compliance with this Agreement and applicable SOW.

18.3	Mutual Indemnification

Each Party (in the capacity as Indemnifying Party) will defend, indemnify and hold harmless the other Party, its Affiliates and all of their respective officers, directors, agents and employees (in the capacity of Indemnified Party) from and against any and all Claims relating to or based on any personal injury, death or damage to property caused by the negligence or willful misconduct of the Indemnifying Party or its agents and representatives, the performance of this Agreement.

18.4	Indemnification Procedures

The Party seeking indemnification under Sections 18.1, 18.2 or 18.3 above, as the case may be (the “Indemnified Party”), will give prompt written notice to the other Party (the “Indemnifying Party”) of a Claim that is subject to such indemnification. (The failure by an Indemnified Party to give notice as provided above shall not relieve the Indemnifying Party of its obligation under this Section, except to the extent that such failure results in material adverse affect to the Indemnifying Party). In addition, the Indemnified Party will allow the Indemnifying Party to direct the defense and settlement of any such Claim, with counsel of the Indemnifying Party’s choosing subject to the Indemnified Party’s reasonable approval, so long as such defense is pursued diligently, and will provide the Indemnifying Party, at the Indemnifying Party’s expense, with information and assistance that is reasonably necessary for the defense and settlement of the Claim; provided, however, that the Indemnifying Party shall not admit fault in any settlement or settle any claim other than for money without the Indemnified Party’s prior written consent. The Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) any such action.

19.	INSURANCE

Each Party will, at its own expense, maintain insurance policies that cover the Party’s activities under this Agreement and the activities of the Party’s employees, agents and representatives, including, but not limited to, workmen compensation insurance (wherever applicable) and comprehensive general liability and errors and omissions liability. Upon the request of the other Party, the Party to which the request is made shall cause its insurer(s) or insurance broker to provide the requesting Party with a certificate of insurance evidencing such coverages. Without limiting the generality of the foregoing, Provider shall carry such insurance as provided in Schedule 19.1 hereto.

20.	LIMITATIONS ON LIABILITY

20.1	Liability Cap

Except for each Party’s indemnification obligations under Section 18 above, and Claims arising out of or related to a Party’s gross negligence, willful misconduct, or breach of obligations with respect to Confidential Information, in no event shall either Party’s total cumulative liability under this Agreement, whether based on breach of contract, tort (including negligence) or otherwise, exceed the *; provided, however, that in the event that a Claim arises during the * after the Effective Date, then the maximum aggregate amount of such Party’s liability shall be equal to the total amount of payments projected to be made by Customer under this Agreement during the * after the Effective Date. Provider and Customer further acknowledge and agree that they are entering in to this Agreement on the understanding that the fees for the Services to be provided under this Agreement have been set to reflect the fact that the liability and remedies shall be limited as expressly set forth in this Agreement.

20.2	Consequential Damages

Except for each Party’s indemnification obligations under Section 18 above, neither Party shall be liable to the other for any indirect, incidental, punitive, special or consequential loss, damage, cost or expense including, without limitation, loss of profits, loss of data, and loss of revenues, of any kind whatsoever and however caused, whether arising under contract, tort (including negligence or breach of statutory duty) or otherwise, even if that Party has been advised of its possibility. For the avoidance of doubt, the Parties agree that any damages resulting from a Party’s failure to fulfill its obligations in accordance with this Agreement in the form of fines, penalties refund obligations and other financial costs levied or imposed on Customer as a result of Provider’s failure to perform the Services in accordance with the requirements of this Agreement shall be considered direct damages and shall not be considered consequential damages.

21.	FORCE MAJEURE

21.1	Force Majeure Events

Except to the extent provided in this Agreement, no Party shall be liable for any default or delay in the performance of its obligations under this Agreement (i) if and to the extent such default or delay is caused, directly or indirectly, by acts of terrorism, fire, flood, earthquake, elements of nature or acts of God, riots, civil disorders, or any other such similar cause beyond the reasonable control of such Party, and (ii) provided the non-performing Party is without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions and could not reasonably be circumvented by the non-performing Party through the use of alternate sources, workaround plans or other means (including with respect to Provider, by Provider meeting its obligations for performing disaster recovery services as described in this Agreement). Any such event or occurrence as described in this Section 21.1 shall be deemed a “Force Majeure Event.”

21.2	Excused Performance

Upon notification to the other Party of the occurrence of a Force Majeure Event, the non-performing Party, except to the extent provided in this Agreement, shall be excused from further performance or observance of the obligations so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance without delay. Any Party so delayed in its performance shall immediately notify the Party to whom performance is due by telephone (to be confirmed in writing within twenty-four (24) hours of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay.

21.3	Force Majeure Remedies

Notwithstanding any other provision of this Agreement, Provider agrees that no Force Majeure Event that affects Provider’s performance hereunder shall relieve Provider from its obligations for a period of more than three (3) days from the date on which Provider notifies or should have notified Customer of a Force Majeure Event. After the elapse of such period, all SLAs and other covenants applicable to Provider’s performance under this Agreement or any SOW shall again be in full force and effect. In addition, if any Force Majeure Event substantially prevents, hinders or delays Provider’s performance of the Services such that it substantially interferes with Customer’s business for more than twenty four (24) hours, then Provider shall immediately shift its provision of the Services from the affected Facility to a Disaster Recovery Site described in Section 8 above (if Provider has not done so already). If the Force Majeure Event continues for more than three (3) consecutive days and Provider’s performance falls below the Catastrophic Failure Service threshold with respect to a Service, which for this purpose shall be no lower than 80% of the baseline Service Level specified in an applicable SOW (as supplemented by the SSIO thereto) with respect to any Service, then Customer may, at its option and without violation of the volume obligations under such SOW, procure such Service from an alternate source, and Provider shall be liable for payment for such Service from the alternate source, less any amounts that Customer did not pay to Provider as the result of Services not being rendered, for the lesser of (i) the period of time in which Provider’s performance remains so impaired, and (ii) thirty (30) days. Finally, effective beginning seven (7) days after Provider’s notification of the Force Majeure Event, in the event Provider’s performance remains below the Catastrophic Failure Service threshold with respect to a Service, which for this purpose shall be no lower than 80% of the baseline Service Level specified in an applicable SOW (as supplemented by the SSIO thereto) with respect to any Service, Customer may (x) terminate any portion of this Agreement so affected in whole or in part without penalty or fee, and the charges payable hereunder shall be equitably adjusted to reflect those terminated Services; or (y) terminate this Agreement in whole without liability to Provider, as of a date specified by Customer in a written notice of termination to Provider. Subject to the preceding sentence, Provider shall not have the right to any additional payments from Customer for costs or expenses incurred by Provider as a result of any Force Majeure Event. For the avoidance of doubt, the Parties agree the foregoing rights of Customer shall be in addition to and not in lieu of any other remedies available to Customer hereunder or under law or equity.

21.4	Conditions on Provider’s Response

In addition to Customer’s rights set forth in this Section 21, the following conditions shall apply to Provider’s response to a Force Majeure Event:

21.4.1	Whenever a Force Majeure Event causes Provider to allocate limited resources between or among Provider’s customers, Provider shall allocate such resources in an equitable manner and shall not disadvantage Customer with respect to such allocation; and

21.4.2	In no event shall Provider re-deploy or reassign any Key Provider Personnel filling Key Provider Positions on the Customer account to another Provider customer, in the event of a Force Majeure Event.

22.	TERMINATION

22.1	Termination Due to Breach

22.1.1

Termination by Customer. Customer shall have the right to terminate this Agreement or any SOW, in whole or in part, or exercise the interim remedy described in Section 22.3 below by giving the specified written notice to Provider and without further obligation or liability on the part of Customer, upon the occurrence of any of the following events of default (each, a “Provider Default”):

22.1.1.1	Upon ten (10) days notice if Provider commits a Provider Performance Default (as such term is defined in Section 22.2 below);

22.1.1.2	immediately upon notice if Provider violates (i) its non-compete obligations set forth in Section 25 below, (ii) any of its obligations relating to Customer Confidential Information or Customer Data, (iii) its compliance with applicable laws obligations relating to anti-corruption (Section 9.5), Restricted or Excluded Parties (Sections 10.2 and 17.3.7) or OFAC’s economic sanctions regulations (Section 9.6); or

22.1.1.3	upon thirty (30) days notice (or immediately if the material breach cannot reasonably be cured within such thirty (30) days) if Provider commits a material breach of any other provision of this Agreement.

22.1.2	Termination by Provider. Provider shall have the right to terminate this Agreement by giving at least thirty (30) days’ prior written notice to Customer in the event that Customer fails to pay Provider when due charges totaling at least three (3) months’ charges under any SOW (excluding (i) amounts set off pursuant to Section 15.7, and (ii) disputed payments withheld pursuant to Section 15.5) and Customer fails to remedy the delinquency within thirty (30) Business Days of its receipt of such written notice (a “Customer Default”).

22.2	Termination Due to Failure to Meet Performance Standards

Provider shall be deemed to have committed a “Provider Performance Default” if:

22.2.1.1	Provider is liable to pay Major SLA Credits (as such term is defined in each SOW) under any SOW in any three (3) consecutive months or in any five (5) months within a rolling twelve (12) consecutive month period; or

22.2.1.2	A Catastrophic Failure (as such term is defined in each SOW) occurs.

22.3	Deferral and Assumption of Control Options

22.3.1	Upon the occurrence of a Provider Default, Customer may, at its sole option, defer its exercise of its termination rights under Section 22.1 above to dispatch Customer personnel to enter Provider’s facilities used to provide the Services and assist Provider with specific advice and instructions on how to improve its operations in performing the Services for up to * from the date Provider receives notice of a Provider Default (the “Deferral Period”). Provider shall cooperate fully with such assistance by Customer and implement any such Customer advice and instructions promptly.

22.3.2	If, at any time within the Deferral Period, Customer determines in its sole discretion that such limited assistance by Customer is insufficient to prevent a recurrence of a Provider Default, Customer may, by giving written notice to Provider, discontinue the foregoing deferral of its exercise of termination rights and terminate this Agreement or any SOW, in whole or in part, and assume operational control over all of Provider’s facilities used to provide the Services, the Provider Property, the Equipment, the Provider Software and the Provider Personnel for up to * from the date of such notice (the “Controlled Migration Period”) for purposes of ensuring the proper performance of the Services and facilitating a smooth migration of the Services back to Customer or to Customer’s designee. During such Controlled Migration Period, Customer shall have the full authority previously held by Provider to manage the operations and supervise the Provider Personnel used to provide the Services. Provider shall cooperate fully with, and take all necessary steps to effect, such assumption of control by Customer, the continued performance of the Services and the migration of the Services back to Customer or to Customer’s designee. Without limiting the generality of the foregoing, on Customer’s behalf and as Directed by Customer, Provider shall enforce all subcontracts and other third party contracts used in providing the Services or shall appoint Customer as Provider’s agent for the purpose of enforcing such contracts during the Controlled Migration Period.

22.4	Charges Upon Partial Termination

In the event of any termination in part by Customer, as provided in this Agreement, the charges payable under this Agreement for Services will be equitably adjusted to reflect those Services that are terminated. Upon termination of any or all Services under any SOW or this Agreement, Provider will be owed payment for Services completed up until the date of termination notice expiration, subject to any set-offs in accordance with Section 15.7 above.

22.5	Termination For Insolvency

Customer shall have the option, but not the obligation, to terminate this Agreement in its entirety (including all SOWs) if Provider: (a) becomes insolvent or is unable to meet its debts or obligations; (b) files a voluntary petition in bankruptcy; (c) has an involuntary petition in bankruptcy filed against it that is not challenged within fifteen (15) days and dismissed within thirty (30) days; (d) is adjudicated a bankrupt; (e) has a receiver or trustee appointed for its assets; (f) makes a general assignment for the benefit of creditors; (g) has any significant portion of its assets attached.

22.6	Termination due to Change of Control

If Provider (or its ultimate parent entity) is subject to a “Change of Control” (as such term is defined below), Provider shall notify Customer thereof no later than ten (10) days after the Change of Control takes place.

22.6.1

Following the first such notice of a Change of Control, if (a) immediately prior to the Change of Control, the Parties were no longer under the common control of the same parent company, and (b) following the Change of Control, Provider is materially less financially sound, has materially less resources, willingness or capability to provide the Services, or is controlled by a Competitor, then for a period of * from the date of notice, Customer shall have the right to terminate this Agreement upon * written notice but without liability (except as otherwise provided herein) to Provider, unless Customer received notice of the proposed Change of Control at least * prior to its consummation and consented in writing thereto within * of its receipt thereof. In the event Provider provides such prior notice of a proposed Change of Control to Customer, Customer may grant, withhold or condition its consent in its sole and absolute discretion within said * period. Provider prefers that Customer communicate its decision in writing to Provider and Customer shall attempt in good faith to accommodate such preference, but failure by Customer to provide its written consent within said * period shall be deemed to be a decision by Customer to withhold its consent.

22.6.2	In the event that Provider provides a second or subsequent notice of a Change of Control, then Customer shall have all termination and consent rights as provided in Section 22.6.1, regardless of Provider’s financial health, resources, willingness or capability or any other criteria.

22.6.3	For purposes of this section, “Change of Control” means any merger, consolidation, share exchange, recapitalization or sale or transfer of equity securities of Provider (or its ultimate parent entity), in each case in which any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934), other than Provider or an Affiliate, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of fifty percent (50%) or more of the combined voting power of the then-outstanding or fully diluted voting securities of Provider or its ultimate parent entity or the right to appoint the majority of the board of directors of either Provider or its ultimate parent.

22.7	Termination Due to Material Adverse Regulatory Change

22.7.1	Provider shall have the right to terminate this Agreement, in whole but not in part, by giving at least four (4) months’ prior written notice to Customer in the event of a change in the U.S. tax or regulatory environment applicable to Provider and the offshore outsourcing industry generally, which change has a material adverse effect on Provider’s ability or cost to provide the Services. In the event Provider terminates this Agreement pursuant to this Section 22.7, Provider shall pay to Customer a termination fee equal to the amount of fees Customer paid to Provider under the Agreement for the six (6) full calendar months period immediately preceding the termination; provided, however, that if Customer has paid less than six (6) months of fees immediately preceding the termination, then the termination fee shall be equal to the aggregate amount of fees that Customer paid or became obligated to pay to Provider as to each month for which fees were paid or became payable for the first six (6) months plus a projected amount based on the average monthly amount of the fees paid or payable for the months during the period when fees were in fact paid for each additional month necessary to bring the total number of months for which the termination fee is paid to six (6).

22.7.2	The number of months for which the termination fee described in Section 22.7.1 above shall be payable shall decrease by one month on the first anniversary and on each successive anniversary of the Agreement after a termination takes place. For example, if the Provider termination takes place between the first and the second anniversary of the Term of the Agreement, then the termination fee shall be equal to the amount of fees Customer paid to Provider under the Agreement during the five (5) full calendar months immediately preceding the applicable termination by Provider under Section 22.7, and, if the termination by Provider takes place between the second and the third anniversary of the Term of the Agreement, then the termination fee shall be equal to the amount of fees Customer paid to Provider for under the Agreement during the four (4) full calendar months immediately preceding the termination by Provider, with the annual reductions to continue in a like manner, except that in no event shall the termination fee be less than one month’s fees paid or payable by Customer to Provider, irrespective of the date of termination by Provider.

22.8	Savings Clause

Due to the impact any termination of this Agreement would have on Customer’s business, Customer’s failure to perform its responsibilities set forth in this Agreement shall not be deemed to be grounds for termination by Provider. Provider acknowledges that Customer would not be willing to enter into this Agreement without assurance that it may not be terminated by Provider and that Provider may not suspend performance except, and only to the extent, pursuant to Section 15.5 or Section 22.1.2. Provider’s nonperformance of its obligations under this Agreement shall be excused if and to the extent (a) such Provider nonperformance results directly from a Relief Event comprised of Customer’s failure to perform its responsibilities; and (b) Provider provides Customer with reasonable notice of such nonperformance and (if requested by Customer) uses commercially reasonable efforts to perform, notwithstanding Customer’s failure (with Customer reimbursing Provider for its out-of-pocket expenses for such efforts).

22.9	Relief Events

22.9.1	In addition to any other provisions in this context that may be contained in this Agreement (and without in any way prejudicing or limiting them), Provider will not be in breach of this Agreement or the applicable SOW or liable for SLA Credits to the extent its failure to perform an obligation under this Agreement or the applicable SOW is solely a direct result of a Relief Event, subject to Provider:

22.9.1.1	providing Customer as soon as reasonably practicable with notice of the Relief Event where the Provider is aware or should reasonably have been aware of such Relief Event;

22.9.1.2	using all reasonable endeavours to perform the Services, notwithstanding the Relief Event; and

22.9.1.3	cooperating with and assisting Customer to correct Customer’s failure that gave rise to the Relief Event.

22.9.2	Provider shall not be entitled to rely on a Relief Event to avoid liability for breach of this Agreement, including payment of SLA Credits, if it fails to satisfy any of the conditions set out in Sections 22.9.1.1 to 22.9.1.3 above.

22.9.3	If Provider incurs a Significant Cost Increase to perform the Services pursuant to any SOW as a sole and direct result of any Relief Event, it shall be entitled to recover such additional direct costs from Customer, provided that Provider must obtain Customer’s prior written consent before incurring costs in excess of $500 per month or such other sum as may be specified in the applicable SOW.

22.9.4	Provided that Provider has complied with the provisions of Sections 22.9.1 and 22.9.2, Provider shall be entitled to an extension of the schedule for completion of the Services under the relevant SOW, and the period of the extension shall be at least equal to the reasonable delay caused solely and directly by such Relief Event.

22.9.5	The provisions of this Section 22.9 are Provider’s exclusive remedy for any Relief Event.

23.	EFFECTS OF TERMINATION

23.1	Wind-Up Events

Except as may be required in connection with any post-expiration or post-termination provision of the Services, upon the expiration or termination of this Agreement for any reason, (i) all licenses and other rights granted to Customer or Provider hereunder will terminate and become null and void, (ii) all materials, including without limitation, Confidential Information, provided by either Party to the other hereunder will be returned within thirty (30) days after the effective date of expiration or termination or shall be destroyed if so requested by the disclosing Party, and (iii) all earned and unpaid fees and expenses will become immediately due and payable.

23.2	Termination/Expiration Assistance

23.2.1	Provision of Services Prior to Termination/Expiration Date. Commencing (i) * prior to the scheduled expiration of this Agreement or a SOW, (ii) on such earlier date as Customer may request, or (iii) immediately upon any notice of termination or partial termination, as the case may be, including notice based upon a Provider Default or a Customer Default or a notice of non-renewal of this Agreement, and continuing through the effective date of expiration or, if applicable, of termination of this Agreement, Provider shall provide to Customer, or at Customer’s request to Customer’s designee, the reasonable termination/expiration assistance requested by Customer to allow the Services to continue in accordance with the terms of this Agreement and to facilitate the orderly migration of the Services to Customer or its designee (the “Termination/Expiration Assistance”). In the event of any partial termination, the provision of Termination/Expiration Assistance shall be provided by Provider only as applicable to the Services terminated. The Termination/Expiration Assistance shall include but not be limited to the assistance described in Schedule 23.2.1 hereto.

23.2.2	Provision of Services After Termination/Expiration Date. In addition to the Termination/Expiration Assistance set forth in the preceding paragraph:

23.2.2.1	Upon expiration of the Term of this Agreement, for up to a period of * thereafter, Provider shall continue to provide, at Customer’s written request made at least * prior to such expiration, any or all of the Services being performed by Provider prior to such expiration date, including the Termination/Expiration Assistance.

23.2.2.2	In the event that Customer terminates this Agreement pursuant to Sections 21.3 (Force Majeure), 22.1.1 (Provider Default), 22.2 (Provider Performance Default), 22.5 (Insolvency), or 22.6 (Change of Control), then either (i) for up to a period of * following the effective date of termination of this Agreement, Provider shall continue to provide, at Customer’s request, any or all of the Services being performed by Provider prior to such effective date, including the Termination/Expiration Assistance, or (ii) Customer may exercise its rights under Section 22.3.1 above (if applicable).

23.2.2.3	In the event that Customer terminates this Agreement pursuant to Section 3.3 (Termination for Convenience), then for up to a period of * following the effective date of termination of this Agreement, Provider shall continue to provide, at Customer’s request, any or all of the Services being performed by Provider prior to such effective date, including the Termination/Expiration Assistance.

23.2.2.4	In the event that Provider terminates this Agreement pursuant to Section 22.1.2 (Non-Payment), then for up to a period of * following the effective date of termination of this Agreement, Provider shall continue to provide, at Customer’s request, any or all of the Services being performed by Provider prior to such effective date, including the Termination/Expiration Assistance; provided, however, in the event of termination pursuant to Section 22.1.2, Provider shall only have the foregoing obligations to the extent that Customer prepays all fees for such Services (equal to the fees determined under this Agreement during the Term) on a month-by-month basis.

23.2.2.5	In the event that Provider terminates this Agreement pursuant to Section (Material Adverse Regulatory Change), then for up to a period of * following the effective date of termination of this Agreement, Provider shall continue to provide, at Customer’s request, any or all of the Services being performed by Provider prior to such effective date, including the Termination/Expiration Assistance; provided, however, that, upon the execution of an appropriate Change Order, Provider may provide such Services from any of its offices located worldwide, which Change Order shall also specify the allocation of any additional costs that may be incurred by Provider in providing such Services from such other location.

23.2.3

To the extent Provider is to perform Services pursuant to Section 23.2.2 which were being performed prior to the termination/expiration date of this Agreement, the provisions of this Agreement shall be applicable as such provisions would have been applicable to the Services prior to the effective date of termination. The charges for such activities that are provided without cessation by Provider after termination of the Agreement shall be: (i) for those Services for which there is a charge in the Agreement, such charges as were in effect immediately prior to the termination date, and (ii) for those Services for which there is no charge in the Agreement, at such rates as may be considered equitable by the JSC under the circumstances.

23.2.4	Cooperation. In the process of evaluating whether to allow the expiration, termination or renewal of this Agreement, Customer may consider obtaining, or determine to obtain, offers for performance of services similar to the Services prior to or following the termination/expiration of this Agreement. As and when reasonably requested by Customer for use in such a process, Provider shall provide to Customer such information and other cooperation regarding performance of the Services as would be reasonably necessary for a third party to prepare an informed, non-qualified offer for such services. Provider’s support in this respect shall include providing information regarding Equipment, Software, staffing and other matters as are necessary for the preparation of any such offer. Such cooperation shall include, including upon any termination in whole or in part, providing Customer and its designee (including third party vendors who shall transition the Services from Provider): (i) descriptions of hardware, software and services configurations, and (ii) reasonable access to Provider facilities utilized to provide the Services, provided however that Provider shall not be required to house any such third party personnel at such Provider facilities and subject to Provider’s generally applicable confidentiality and security requirements.

23.2.5	Each Party’s termination rights set forth in this Agreement are cumulative and are in addition to all other rights and remedies available to the Parties.

23.3	Post Termination Rights and Obligations

Termination of this Agreement or any SOW hereunder (howsoever occasioned) shall not affect the any accrued rights or liabilities of either Party nor shall it affect the coming in to force or the continuance in force of any position hereof which is expressly or by implication intended to come into or continue in force on or after such termination. In addition, in the event of a termination of a SOW, such termination shall not affect the obligations of the Parties under other SOWS. For the avoidance of doubt, in accordance with Section 26.19 below, all clauses, which by their nature ought or intend to survive the expiration or termination of this Agreement, shall continue to so survive or operate following the expiration or termination of the Agreement.

24.	DISPUTE RESOLUTION

24.1	Level 1

Any dispute relating to the interpretation of, arising out of, relating to or in connection with this Agreement or any SOW, including any question regarding its existence, validity or termination

(a “Dispute”), will be referred in the first instance to the JSC for resolution, which will in good faith attempt to resolve a Dispute within *.

24.2	Level 2

If a Dispute is not resolved as per Level 1 above, then it shall be referred to the Governance Board for resolution which will in good faith attempt to resolve the Dispute within a further *.

24.3	Level 3

24.3.1	If a Dispute is not resolved as per Level 2 above, then either Party may initiate binding arbitration administered by the International Centre for Dispute Resolution of the American Arbitration Association (the “AAA”) in accordance with its International Arbitration Rules by providing written notice to the other Party informing the other Party of such intention and the issues to be resolved.

24.3.2	The arbitral panel shall consist of one arbitrator (where the amount in dispute is not more than US$ *), and three arbitrators (where the amount is more than US$ *). If there is to be only one arbitrator, that person will be selected in accordance with the AAA procedures referred to above. If there are to be three arbitrators, they will be selected as follows: each Party shall appoint one arbitrator within fifteen (15) days after the notice of arbitration is received, and within fifteen (15) days of the appointment of both such Party-appointed arbitrators, such two arbitrators shall discuss and select a chairman. If the two Party-appointed arbitrators are unable to agree on the chairman within such period, then the chairman shall be selected in accordance with the applicable rules of the AAA. Each arbitrator shall be independent of each of the Parties. The Parties shall use their commercially reasonable efforts to conclude the arbitration within three (3) months after all three arbitrators have been appointed. Each arbitrator shall be required, prior to his or her appointment, to acknowledge his or her intention and availability to meet the Parties’ desire that a final decision be issued with respect to the dispute within the time period specified in the preceding sentence.

24.3.3	The Parties will be entitled to conduct documentary discovery and depositions, the scope of which shall be set by arbitrators. Discovery shall be conducted consistent with the International Bar Association Rules on the Taking of Evidence in International Arbitration.

24.3.4

The language of arbitration shall be English, and the place of arbitration shall be Los Angeles, California, in the United States. The costs of arbitration, including administrative and arbitrator fees, shall be shared equally by the Parties, provided that each Party shall bear the expenses of its witnesses, counsel and other experts. Notwithstanding the foregoing, in the event that an arbitration is initiated for any Dispute and results in an arbitral award that is valued at less than $*, then the Party that initiated such arbitration shall be responsible for paying both Parties’ arbitration costs (including all administrative and arbiter fees as well as the expenses of witnesses, counsel and other experts of both Parties), regardless of which Party ultimately prevailed in such Dispute.

24.3.5	The award or decision of the arbitrators shall be in writing, shall set forth the basis for such award and shall be final and binding upon the Parties. Judgment upon the award or decision may be entered in any court of competent jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement, as the case may be.

24.3.6	Nothing in this Agreement shall be deemed as preventing any Party from seeking preliminary injunctive relief, temporary equitable relief or any other provisional remedy in aid of arbitration from any court of competent jurisdiction. The Parties hereby agree and acknowledge that Part I (except Section 9) of the Arbitration and Conciliation Act, 1996, of India shall not apply and no Party to any Dispute shall claim the application of Part I (except Section 9) of the Arbitration and Conciliation Act, 1996.

24.4	Continued Performance

Each Party agrees to continue performing its obligations under this Agreement while a Dispute is being resolved, except to the extent the issue in dispute precludes performance (it being agreed that a Dispute over payment shall not be deemed to preclude performance) and without limiting either Party’s right to terminate this Agreement as provided in Section 22.

25.	NON-COMPETE OBLIGATIONS

25.1	No Services to Competitors

In recognition and acknowledgement of the fact that (i) Provider currently lacks experience and knowledge in providing services to the home healthcare industry in the United States, (ii) Customer will be providing substantial training and imparting Customer and industry-specific information to Provider and the Provider Personnel during the Term hereof as well as investing considerable resources in outsourcing the Services to Provider, and (iii) Provider and the Provider Personnel will benefit tremendously from receiving such training and infusion of information and Customer’s investment, Provider hereby agrees and undertakes that during the *, unless otherwise agreed by Customer, Provider shall not, and shall cause the Provider Personnel not to: (1) render services to or otherwise assist or support any Competitor; or (2) or carry on or engage directly or indirectly, whether through partnership or as a shareholder, joint venture partner, collaborator, consultant, employee, or agent or in any other manner whatsoever, whether for profit or otherwise, any business undertaken by any Competitor.

25.2	Provider Personnel

In addition, Provider shall take all legally permissible steps to subject the Provider Personnel, including, without limitation, those persons occupying Key Provider Positions, to the same restrictions. Provider shall, within thirty (30) days of execution of this Agreement, provide copies of letters signed by each of the Provider Personnel occupying Key Provider Positions agreeing to be bound by the provisions of this Section 25 and specifically stating that in the event the Provider Personnel commits a breach of the provisions hereof, then a significant proportion of his or her annual remuneration that has been, is being or will be withheld by Provider will be forfeited.

26.	GENERAL

26.1	Governing Law

This Agreement and all matters and Disputes relating to it shall be governed by and construed in accordance with the laws of the State of Delaware (excluding its conflict of laws statutes and principles) and applicable United States federal law.

26.2	[Reserved]

26.3	Relationship Of The Parties

The relationship between Provider and Customer is that of independent contractors.

26.3.1	Neither Party shall be deemed to be the legal representative of the other Party nor will anything contained in this Agreement create or imply an agency, joint venture, partnership or other fiduciary relationship between Provider and Customer.

26.3.2	Neither Party’s agents, employees or servants shall be considered an agent, employee or servant of the other Party.

26.3.3	Each Party agrees to assume complete responsibility for its own employees with regard to federal or state employer’s liability and withholding taxes, worker’s compensation, social security, unemployment insurance, and occupational health and safety requirements and other federal, state and local laws.

26.4	Severability

If at any time any clause or part of this Agreement, is found by any court, tribunal or administrative body of competent jurisdiction to be wholly or partly illegal, invalid or unenforceable in any respect, such provision will be deemed restated, in accordance with applicable law, to reflect as nearly as possible the original intention of the parties, and the remainder of the Agreement will continue in full force and effect.

26.5	Entire Agreement

26.5.1	This Agreement, together with all applicable SOW(s), Schedules and Annexure(s) attached hereto, is the complete and exclusive Agreement between the Parties with respect to the subject matter hereof, superseding any prior agreements and communications (both written and oral) regarding such subject matter except to the extent provisions of other agreements are incorporated herein by reference.

26.5.2	For purposes of interpreting the meaning and intent of this Agreement, the main text of this Agreement and the Schedules attached hereto shall, together, be considered to be a single and fully integrated agreement. In the event of an irreconcilable conflict between the provisions contained in this main text of this Agreement together with the Schedules on the one hand, and the specific provisions set forth in a SOW or Annexure on the other hand, the provisions of the main text of this Agreement together with the Schedules shall control unless the provisions of the SOW or Annexure specifically reference the provisions of the main text of this Agreement or the Schedules that are inconsistent therewith, in which case the SOW or Annexure shall control those provisions only.

26.6	Binding Nature and Assignment

This Agreement shall be binding on the Parties hereto and their respective successors and assigns. Provider may not assign this Agreement without the prior written consent of Customer, which consent Customer may withhold or condition in its sole and absolute discretion. Any assignment by operation of law, order of any court, or pursuant to any plan of merger, consolidation or liquidation, shall be deemed an assignment for which prior written consent is required. Any assignment made without Customer’s consent as required above shall be null and void and of no effect as between the Parties.

26.7	Mutually Negotiated

Each Party acknowledges that the terms and conditions of this Agreement (including any perceived ambiguity herein) shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of the original or any further drafts of this Agreement, as each Party has been represented by counsel in its negotiation of this agreement and it represents their mutual efforts.

26.8	Public Disclosures

All media releases, public announcements and public disclosures by either Party relating to this Agreement or the subject matter of this Agreement, including promotional or marketing material, but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing Party, shall be coordinated with and approved by the other Party prior to release. Notwithstanding the foregoing, Provider may list Customer as a customer and describe in general terms the services provided by Provider under this Agreement in proposals and other marketing materials.

26.9	No Third Party Beneficiaries

This Agreement is intended for the sole and exclusive benefit of the signatories and is not intended to benefit any third party. Only the Parties to this Agreement may enforce it.

26.10	Counterparts

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one agreement.

26.11	Headings

The headings in this Agreement are for convenience of reference only and have no legal effect.

26.12	Rights Cumulative

26.12.1	The rights and remedies of the Parties under this Agreement are cumulative and not exclusive of any rights or remedies to which either Party is entitled by law.

26.12.2	The exercise by either Party of any right or remedy under this Agreement or under applicable law will not preclude that Party from exercising any other right or remedy under this Agreement or to which that Party is entitled by law.

26.13	Schedules and Exhibits

All references herein to Exhibits, Schedules or Annexures hereto refer to documents attached or intended to be attached to this Agreement and are incorporated herein as fully as if they were set forth herein verbatim, whether or not they are actually attached.

26.14	Waivers

26.14.1	The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of such right or remedy or a waiver of other rights or remedies.

26.14.2	A waiver of a breach of any of the terms of this Agreement or of a default under this Agreement does not constitute a waiver of any other breach or default and will not affect the other terms of this Agreement.

26.14.3	waiver of a breach of any of the terms of this Agreement or of a default under this Agreement will not prevent a Party from subsequently requiring compliance with the waived obligation.

26.14.4	No waiver will have effect unless made in writing.

26.14.5	Any waiver by either Party of a breach of any provision of this Agreement will not be considered as a waiver of any subsequent breach of the same or of any other provision thereof.

26.15	Amendments

26.15.1

Except as specified herein or in Article 5 of this Agreement, no modification, amendment to, or alteration of this Agreement, including, without limitation, any Schedules referred to herein and attached hereto, or any SOW, shall be effective unless such modification, amendment or alteration is reduced to writing, states the clear intent of the Parties to modify, amend or alter the specified provisions of this Agreement and is signed by all Parties, except for a change of address provided by one Party to the other. Notwithstanding the foregoing, Customer may at its sole discretion, from time to time, unilaterally amend any Payor contract to which it is a party and, subject to Section 4.5, its procedures as they relate to Provider’s performance hereunder, and (where not prohibited by law or elsewhere in this Agreement) the Administrative Manuals. Customer shall promptly notify Provider of any changes, which may have a substantial impact on the terms and conditions of this Agreement or Provider’s obligations hereunder.

26.15.2	Notwithstanding the provisions of Section 26.15.1, if any governmental agency requires any modification of this Agreement in order for this Agreement to be in conformity with United States federal or State law, either Party shall: (i) provide a copy of such communication from the governmental agency to the other Party (or if the modification is orally required by a representative of the governmental agency, then the name and telephone number of the official requiring the modification); and (ii) a copy of the proposed amendment to this Agreement, which amendment shall modify this Agreement solely to the extent necessary to address the requirement of the governmental agency. If such modification is required by the regulatory agency with respect to fewer than all of the SOWS, the modification shall be to the applicable SOW(s) only. The modification shall be effective upon its delivery to the other Party, provided that the notifying Party shall in good faith consider and entertain any objections of the other Party to the proposed modification. If the other Party disagrees with the modification, such Party may seek review of the proposed modification by, as applicable, the JSC, and the Governance Board, provided that the modification shall be in force and effect pending such process.

26.16	Consents and Approval

Except where expressly provided as being in the discretion of a Party, where approval, acceptance, consent or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed or withheld. An approval or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

26.17	Further Assurances

Each Party shall, at the request of the other Party, perform those actions, including executing additional documents and instruments, reasonably necessary to give full effect to the terms of this Agreement.

26.18	Survival

Any provision of this Agreement which contemplates performance or observance subsequent to termination or expiration of this Agreement shall survive termination or expiration of this Agreement and continue in full force and effect.

26.19	[Reserved]

26.20	Notices

26.20.1	Unless otherwise stated, all notices required under this Agreement shall be in writing and shall be considered given: (a) When delivered personally, (b) Five (5) days after mailing, when sent certified mail, return receipt requested and postage prepaid, (c) Upon receipt when sent via a commercial overnight carrier, fees prepaid or, (d) Upon receipt when sent by facsimile transmission confirmed by telephone, and retaining copy of transmission confirmation receipt.

26.20.2	All communications will be addressed as follows (unless changed by written notice):

To Provider:	To Customer:

Mr. Ramachandran Panickar, CFO

Intelenet Global Services Private Limited

Intelenet Towers, 1406-A/ 28

Mindspace, Malad (West)

Mumbai – 400 064, India

Fax: +91.22.66778210

With a copy to:

Amit Gupta, Head of Legal

Intelenet Global Services Private Limited

219 Okhla Industrial Estate

Phase III

New Delhi – 110 020

Fax: +91.11.26332760

Apria Healthcare, Inc.

26220 Enterprise Court

Lake Forest, CA 92630

Attention: Mr. James G. Gallas

Executive Vice President and Chief

Administrative Officer

Fax: +01.949.462.8089

With a copy to:

Apria Healthcare, Inc.

26220 Enterprise Court

Lake Forest, CA 92630

Attention: Legal Department

Fax: +01.949.639.4332

[Rest of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Intelenet Global Services Private Limited	Apria Healthcare, Inc.
By: /s/ Susir Kumar Name: Susir Kumar Title: CEO Date: 14-5-2009 Place of Execution: Mumbai	By: /s/ James G. Gallas Name: James G. Gallas Title: EVP and CAO Date: May 10, 2009 Date: Place of Execution: USA

Annexure 1

SAMPLE STATEMENT OF WORK

SOW NO. [            ]

This Statement of Work (“SOW”) is made and entered into as of [                    ]

(the “SOW Effective Date”) and describes the work to be performed by Intelenet Global Services Private Limited (“Provider”) on behalf of (“Customer”) for the provision of services as detailed in this SOW.

This SOW authorizes Provider to provide the work described below. This SOW is made and entered into pursuant to the Master Services Agreement by and between Provider and Customer made on [ ] with an effective date of [ ] (the “Agreement”).

[The SOW shall include at least the following clauses]

1.	Transition and Implementation Plan

2.	Description of Services

3.	Ramp Up Period

4.	Location

5.	SOW Term

6.	Key Performance Indicators, and other Service Levels

7.	Volume Forecasts

8.	SLA Credits and Bonuses

9.	Account Managers

10.	RU Rates, SS Rates and other applicable charges

11.	Contact for Billing

12.	Hardware, Software and Equipment, and its maintenance: to be provided by Provider, by Customer, and/or by third-party

13.	Key Support Required of Customer

14.	Business Continuity Plan

Schedule 1.1

Customer Software and Licensed Software

Customer Software

*

Licensed Software

*

Schedule 4.2

Migration / Implementation

Unless otherwise agreed to between the Parties, the following process shall be utilized by the Parties for purposes of (i) identifying the scope of Services to be provided under each SOW, each task to be included in the Services and the practices, policies and procedures to be adhered to in providing such Services, (ii) establishing the baseline levels of staffing to be utilized in providing such Services based on the historical volumes and productivity over at least a six-month period prior to the Ramp Up Period as processed by Customer or, if such historical data is unavailable, the actual volume of transactions and the actual productivity of the Provider Personnel during the Ramp Up Period, (iii) establishing the method and level of compensation to be paid to Provider in connection with such Services, (iv) establishing Performance Standards and Service Levels applicable to such Services, and (v) establishing thresholds for the different levels of Service Failures (Minor, Major and Catastrophic) and Service Excellence (Minor and Major) and the values of SLA Credits and SLA Bonuses, respectively, associated with each.

1.	Pre-Services Migration Plan. Prior to the execution of each SOW, the JSC shall prepare and the Governance Board shall approve a plan for the migration of the Services covered by the SOW from Customer’s work force to Provider’s work force (the “Pre-Services Migration Plan”). The Pre-Services Migration Plan will include the following elements unless the JSC and Governance Board determine otherwise:

(a)	Planning Period. During this initial period (the “Planning Period”), the JSC, Governance Board and other representatives of the Parties, as appropriate, will discuss in concept the Services which will be the subject of the SOW. If such representatives of the Parties concur that the Services under discussion are appropriate for outsourcing to Provider, Customer will provide Provider with the following:

•	A written description of the Services in question and a description of how the Services are currently being performed by Customer;

•	Customer’s policies and procedures and standard operating practices relating to the Services in question;

•	The anticipated volume of transactions comprising the Services in question;

•	Estimates of how long it takes to complete each such transaction as currently performed by Customer personnel;

•	The number of Customer employees currently devoted to the performance of such Services; and

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•	To the extent such data exists and is readily available, details regarding the Customer’s baseline data for the previous six months.

Based upon the foregoing information, Provider will prepare and submit to the JSC for approval a draft SOW that will include, among other things, a proposed staffing plan specifying the number of FTEs required to provide the Service (which, in any event, shall be no greater than ninety percent (90%) of the number of full-time Customer employees currently devoted to the performance of the same Service) and the Provider Personnel who will occupy the Key Provider Positions as well as the proposed RU Rates for the Ramp Up Period pertaining to each proposed Service. If the JSC and Governance Board approve the draft SOW, the Parties will then memorialize their understanding in a finalized SOW. Unless otherwise specified in the SOW, the SOW shall be effective upon execution by an Authorized Representative of each Party (the “SOW Effective Date”)

In the event that Customer is unable to provide the baseline data for the previous six months, then Provider, if requested by Customer, or Customer will perform a base-lining exercise for validation of the SLA targets during the Ramp Up Period and thereafter submit to the JSC for approval a proposed Steady State Implementation Order for such SOW that includes, at a minimum, the proposed SS Rates and SLA terms for the Steady State Period pertaining to each proposed Service. If the JSC and Governance Board approve the SSIO, the Parties will then memorialize their understanding in accordance with the Change Order procedures described in Section 4.5 of the main text of the Agreement.

(b)	Other Pre-Services Migration Plan Provisions. The Pre-Services Migration Plan shall also include:

(i)	a description of the Services being migrated;

(ii)	a description of the methods and procedures, personnel (including skill sets and allocation) and organization Provider will use to perform the Migration;

(iii)	a training methodology plan to manage the transfer of knowledge from Customer to Provider Personnel, which plan may include travel by such Personnel to Customer facilities or Customer personnel traveling to Provider facilities, or both;

(iv)	a schedule of Migration activities, including a project plan from beginning until production cutover, including milestones, risks and risk management plans;

(v)	Provider Personnel information, such as years worked and years with business process outsourcing experience and other relevant qualifications, for the key Provider Personnel as reasonably specified by Customer;

(vi)	a detailed description of the respective roles and responsibilities of Customer and Provider; and

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(vii)	such other information and planning as are necessary to ensure that the Migration takes place on schedule and without unplanned disruption to Customer operations.

(c)	Provider shall be responsible for revising and finalizing the base project plan under the Pre-Services Migration Plan in consultation with Customer Account Manager or the JSC, provided that: (i) Provider shall cooperate and work closely with Customer in making changes to the Pre-Services Migration Plan, if so requested by Customer; and (ii) any changes to the Pre-Services Migration Plan and subsequent versions of the Pre-Services Migration Plan shall be subject to mutual written agreement by the Parties and any such changes shall be made pursuant to the Change Order procedures described in Section 4.5 of the main text of the Agreement.

(d)	*

(e)	*

(f)	*

2.	Volume Forecasts. During the Steady State Period, Customer will provide Provider with rolling ninety (90) day volume forecasts at least sixty (60) days in advance of each month, starting with the first full month after the SS Commencement Date (the “Volume Forecasts”); provided, however, that the initial two (2) Volume Forecasts shall not be subject to the foregoing 60-day advance provision requirement. The Volume Forecasts shall be binding on Customer forty-five (45) days after Customer provides the Volume Forecast to Provider. Each Volume Forecast shall be signed by the Customer Account Manager and acknowledged in writing by the Provider Account Manager.

If the actual volume of transactions during a particular month does not deviate more than * from the binding Volume Forecast for that month (the “Acceptance Forecast Variance”), Customer will pay Provider for the actual volume of transactions processed during such month, subject to any applicable SLA Credits or SLA Bonuses. If the actual volume of transactions is less than the binding Volume Forecast for that month by more than *, then, in addition to paying for the actual volume of transactions, Customer shall pay Provider for the number of transactions that fall below the Acceptable Forecast Variance (the “Shortfall Transactions”) for that month such that, when such Shortfall Transactions are added to the actual volume for the month, the sum shall be equal to * of the applicable binding Volume Forecast. If the actual volume of transactions are greater than the Volume Forecast by more than *, Customer shall pay Provider for the actual volume processed, subject to any applicable SLA Credits or Bonuses, provided that Provider shall not be responsible for maintaining service levels agreed upon in the relevant SOW (or liable for SLA Credits thereon) for the volume of transactions that exceed the Acceptable Forecast Variance (the “Surplus Transactions”). Notwithstanding the foregoing sentence relating to Surplus Transactions, to the extent applicable, a SOW may also specify the maximum volume of transactions that Provider can process in one day.

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(a)	For example, if the binding Volume Forecast for the month of March is * transactions:

(i)	If the actual volume of transactions processed for March is * transactions, Customer shall pay Provider for such * transactions as well as an additional * transactions because such * transactions represent the number of Shortfall Transactions for such month.

(ii)	If the actual volume of transactions processed for March is * transactions, Customer shall pay Provider for * transactions and Provider will not be responsible for maintaining the service levels agreed upon in the relevant SOW (or liable for SLA Credits thereon) for * transactions because such * transactions represent the number of Surplus Transactions for such month.

(iii)	If the actual volume of transactions processed for March is * transactions, Customer shall pay Provider for * transactions because the actual volume is within the Acceptable Forecast Variance.

3.	Provider’s Responsibilities.

(a)	Provider’s responsibilities with respect to the Migration, as set forth in this Schedule, are referred to as the “Provider Migration Responsibilities.” Such Provider Migration Responsibilities include:

(i)	maintaining without unplanned disruption the Services and not otherwise unnecessarily disrupting Customer’s business operations;

(ii)	hiring and training Provider Personnel, preparing the appropriate number of physical seats with the necessary technology and bandwith on the communication links from India to the Provider’s point of presence in the United States and paying all costs associated therewith; and

(iii)	otherwise performing such migration tasks as are necessary to enable Provider to provide the Services, including following the Migration.

(b)	Provider will designate an individual who will be authorized to act as Customer’s primary contact with respect to the Migration (the “Provider Migration Manager”). Provider will not remove the individual serving as the Provider Migration Manager without Customer’s consent during such period of time from the Effective Date of the SOW through the completion of the Migration, unless any such individual (i) voluntarily leaves Provider; (ii) is removed because of performance reasons; (iii) has breached his or her employment agreement; or (iv) is physically unable to perform the tasks required (e.g., because of sickness or accident).

(c)

Except (i) as authorized by the JSC, or (ii) if necessary in the event of an emergency such that it would be impractical for Provider to consult with Customer (and solely for so long as the emergency continues), Provider shall

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perform the Migration in accordance with the Migration Plan. Customer shall cooperate and provide reasonable assistance with respect to the Migration as specified in the Migration Plan or as otherwise requested reasonably in advance by Provider.

(d)	During the Migration, the Provider Migration Manager shall report weekly to Customer Migration Manager (as such term is defined below) regarding the status of the Migration.

(e)	If the Migration is not completed on or before the SS Commencement Date, then to the extent that such failure is due to the fault of Provider or its subcontractors or factors within their control, or due to causes beyond the reasonable control of Provider and Customer, Provider shall continue to take any and all actions, at Provider’s expense, necessary to cause the Services to be provided to Customer until such time as the incomplete portion of the Migration is complete and Provider is able to provide the Services to Customer. In addition, Customer shall have the right to terminate the SOW upon written notice to Provider without further liability to Provider thereunder.

However, if the Migration is not completed on or before the SS Commencement Date, then to the extent that such failure is due to the fault of Customer or other Service Recipients or factors within their control or due to causes beyond the reasonable control of Customer, upon Customer’s written request, Provider shall continue to take any and all actions, at Customer’s expense (at the applicable RU Rates), necessary to cause the Services to be provided to Customer until such time as the incomplete portion of the Migration is complete.

4.	Customer’s Responsibilities.

(a)	Customer’s responsibilities with respect to the Migration, as set forth in this Schedule, are referred to as the “Customer Migration Responsibilities.” Such Migration Responsibilities include:

(i)	establishing communications lines and network connections from Customer facilities to Provider’s point of presence (POP) in the United States, as required for Provider to access necessary Customer systems;

(ii)	otherwise performing such migration tasks as are necessary to enable Provider to provide the Services, including following the Migration.

(b)	Customer will designate an individual who will be authorized to act as Provider’s primary contact with respect to the Migration (the “Customer Migration Manager”).

5.

Schedule of Migration. It is anticipated that the Migration shall take place as a phased process with discrete groups of Services transferring to Provider at different times pursuant to an SOW for each such group (referred to herein as a “Wave”). The schedule for migration of Services as presently contemplated by the Parties is set forth below.

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Either Party may decline to enter into or delay entering into a SOW for any Wave without penalty, other than as may be specifically provided in this Schedule. In addition, any description of the Services and the implementation dates described below are included for illustrative purposes only and will be superseded by the provisions of the applicable SOWs.

Wave	Services	Anticipated RU Commencement Date
*

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Schedule 4.5

CHANGE ORDER FORMAT — Number 1

Master Service Agreement between Intelenet Global Services Private Limited and Apria

Healthcare, Inc. dated _____________ (the “Agreement”)

Reference No:	Date:

Originator:

Description of Change(s):

Reason(s) for Change(s):

Amount and Nature of Significant Cost Increase (if applicable) as a result of the Change(s):

Timetable for implementation of the Change(s):

Expected impact of the Change(s) on project schedule or Service Levels under the SOW:

Process of Implementation (if applicable):

Other information:

All capitalized terms used in this Change Order will have the meanings given to them in the SOW or the Agreement unless otherwise defined in this Change Order.

1

The modifications, amendments or alterations set forth in this Change Order do not amend or waive any other provision of the Agreement or any SOW thereunder.

Print Name:
Title:

Date:

Print Name:
Title:

Date:

2

Form of Steady State Implementation Order (SSIO) — Number 2

Sub Process : Hand Keyed Claims

SSIO REFERENCE NUMBER: 0001

THIS Steady State Implementation Order is effective as of [INSERT DATE] (the “SS Commencement Date”) by and between Apria Healthcare, Inc., a Delaware corporation (“Customer”); and Intelenet Global Services Private Limited (registered number U99999MH2000PTC129112), a company registered in India under the Companies Act, 1956 (“Provider”). Unless otherwise provided herein, all capitalized terms shall have the meanings set forth in the Agreement and the applicable SOW.

BACKGROUND

1.	This SSIO is entered into pursuant to the Master Services Agreement executed by the Parties on May 14, 2009, (the “Agreement”), which set out the terms and conditions under which Provider will provide certain services to Customer as described and set out in greater detail in separate statements of work that may be entered into by the Parties from time to time, and the SOW executed by the Parties on [INSERT DATE];

2.	The execution of this SSIO deems that the particular services to be provided by the Provider to the Customer in accordance with the provisions of the Agreement and SOW have been provided to the satisfaction of the Customer during the Ramp Up period and now have been moved into Steady State as of the SSIO commencement date.

I.	Changes to SOW (through Change Order described in Section 4.5 of the main text of Agreement)

II.	SS Rate

a.	Service to be moved to Steady State

b.	Number of FTE required in Ramp Up Period

c.	Operating days and hours for the process in Steady State Period

d.	Volumes received by Provider in 30 days immediately prior to SS Commencement Date

e.	Volumes processed by Provider in 30 days immediately prior to SS Commencement Date

f.	Total FTE hours expended in processing volumes in (e) above is

g.	The service level 1 (e.g. Productivity) achieved is

h.	The service level 2 (e.g. TAT) achieved is

i.	The service level 3 (e.g. Quality) achieved is

j.	The applicable RU rate for the Service is

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k.	The applicable per hour rate is (j/12)/143.33

The SS Rate applicable to the Service in (a) above is (as determined in accordance with Section IV of Schedule 15.1):

The above SS Rate is applicable and in effect until the first anniversary of the SS Commencement Date, at which time the SS Rate will adjust in accordance with Schedule 15.4. All SS Rate inclusions and exclusions as detailed in Section IV.2. of Schedule 15.1 to the Agreement will apply to the SS Rate calculated above.

III.	Steady State Volume Forecast

The provisions of Section 2 of Schedule 4.2 to the Agreement will apply to all volumes forecasts for the Services identified in Section II.a. above effective immediately from this SS Commencement Date.

Customer agrees as follows

a.	To provide volumes forecasts to Provider for the first 3 months of the Steady State Period no later than 1 Business Day of SS Commencement Date.

b.	The schedule for volumes forecasts and forecast binding for the period up to the first anniversary of the Steady State period is provided in the table below [need to put in actual dates when signing the SSIO]

Months in Steady State Period for Volume Forecast provision	Acceptable date for Volume Forecast Provision	Forecast Binding Dates
1st, 2nd & 3rd month	1st Business Day after SS Commencement Date
2nd, 3rd & 4th month	1st Business Day of 1st month of Steady State Period
3rd, 4 th & 5th month	1st Business Day of 2nd month of Steady State Period
4th, 5th & 6th month	1st Business Day of 3rd month of Steady State Period
5th, 6th & 7th month	1st Business Day of 4th month of Steady State Period
6th, 7th & 8th month	1st Business Day of 5th month of Steady State Period
7th, 8th & 9th month	1st Business Day of 6th month of Steady State Period
8th, 9th & 10th month	1st Business Day of 7th month of Steady State Period
9th, 10th & 11th month	1st Business Day of 8th month of Steady State Period

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Months in Steady State Period for Volume Forecast provision	Acceptable date for Volume Forecast Provision	Forecast Binding Dates
10th, 11th & 12th month	1st Business Day of 9th month of Steady State Period
11th, 12th & 13th month	1st Business Day of 10th month of Steady State Period
12th , 13th & 14th month	1st Business Day of 11th month of Steady State Period

IV.	Steady State Performance Standards

a.	Definition of performance standards: The performance standards, definition of performance standards, targets, source of data, collection frequency, sample size, type of measurement display, reporting frequency and dependency pursuant to this SSIO are detailed in the table below. [These are illustrative only.]

*

b.	Baseline gathered during Planning & Ramp Up Period : [Data for performance standards listed above, gathered during the Planning Period (with historical baseline) and Ramp Up Period to be populated here]

c.	Performance Standard tolerance : The thresholds for performance tolerance, levels for Minor Service Excellence, Minor Service Failure, Major Service Excellence, Major Service Failure and Catastrophic Service Failure are captured in the table below: [These are illustrative only.]

*

d.	Service credits & service bonuses: The applicable service bonuses and service credits pursuant to the services covered under this SSIO are detailed in the table below. The service bonuses and service credits reflected in the table below will be applied on the monthly invoice amount of the provider. [These are illustrative only.]

*

e.	SLA Credits and SLA Bonus Cap : [To be detailed]

IN WITNESS WHEREOF, the Parties have caused this SSIO to be executed by their duly authorized representatives.

Intelenet Global Services Private Limited	Apria Healthcare, Inc.
By:	By:

Name:	Name:

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Title:	Title:

Date:	Date:

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Schedule 5.4

Reports and Meetings

1.	Reports

1.1	As of the SOW Effective Date, Provider shall provide Customer the periodic reports set forth in subsection 1.2 of this Schedule 5.4, and within thirty (30) days after the SOW Effective Date, the Parties shall determine (as discussed below) additional periodic reports to be issued by Provider to Customer. Such reports shall be issued at the frequency reasonably requested by Customer. All Customer reports which were web-enabled by Customer prior to the SOW Effective Date shall be provided by Customer to Provider, along with the data collection plan used to prepare such reports. The Provider will web-enable such reports and Provider shall provide Customer access to such information as of the SOW Effective Date.

1.2	As one such report, Provider shall provide a monthly performance report, which shall be delivered to Customer within fifteen (15) days after the end of each month, describing Provider’s performance of the Services in the preceding month (the “Monthly Performance Report”). Such Report shall:

a.	separately address Provider’s performance in each area of the Services;

b.	for each area of the Services, assess the degree to which Provider has attained or failed to attain the pertinent objectives in that area, including with respect to the Service Levels (as such term is defined in Schedule 7.1);

c.	explain deviations from the Service Levels and include recommendations on how either Party or both Parties can correct or ameliorate such deviations;

d.	describe the status of problem resolution efforts, ongoing projects, and other initiatives, and the status of Provider’s performance with respect to change requests and highlight to the JSC similar activities by Customer;

e.	set forth a record of the material Equipment, Software and Provider Personnel changes that pertain to the Services and describe planned changes during the upcoming month that may affect the Services; and

f.	include such documentation and other information as Customer may reasonably request to verify compliance with, and meeting the objectives of, the Agreement.

1.3

No later than thirty (30) days after the SOW Effective Date, the JSC shall determine additional periodic reports that shall be issued by Provider to Customer relating to the Services provided under the SOW and the formats of such reports.

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After the JSC has determined the report format, which shall not be more than ninety (90) days after the SOW Effective Date, Provider shall commence providing such additional reports to Customer.

2.	Meetings

2.1	Within thirty (30) days after the SOW Effective Date, the JSC shall determine an appropriate set of meetings (to the extent practicable, any meeting provided for in this Schedule or the Agreement may be held by teleconference or other electronic means) to be held between representatives of the Parties, including a specific schedule of meetings of the Governance Board, the JSC and the Account Managers. Provider shall prepare and circulate an agenda sufficiently in advance of each such meeting to give the participants an opportunity to prepare for the meeting. Provider shall incorporate into such agenda items that Customer desires to discuss. Provider shall prepare and circulate minutes promptly after a meeting, which shall be reviewed and approved by the JSC prior to the next meeting. Upon the approval of the JSC (or the Governance Board, in the case of Governance Board meetings), such minutes shall be binding upon both Parties. As of the SOW Effective Date, such meetings shall include the following:

a.	a weekly meeting of the Account Managers to discuss day-to-day operations and such other matters as appropriate, including but not limited to change requests, connectivity and access issues, identified performance issues and other operational concerns that the Parties need to address;

b.	a weekly senior management team meeting;

c.	monthly, or as requested by Customer, meetings of each of the JSC and Governance Board to review the reports for the quarter, review Provider’s overall performance under the Agreement, review progress on the resolution of issues, discuss and attempt to resolve any issues arising under the Agreement (as provided in Section 5.1 of the main text), and discuss such other matters as appropriate; and

d.	such other meetings between Customer representatives and Provider Personnel reasonably requested by either Party as necessary to address performance of the Services.

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Schedule 5.5

Operating Procedures

1.	Administrative Manuals

1.1	The Administrative Manuals shall describe how Provider shall perform and deliver the Services under the Agreement and each SOW, the Equipment and Software (including Provider Software, Customer Software and Licensed Software) being used, and the documentation (e.g., operations manuals, user guides, specifications) which provide further details of such activities. The Administrative Manuals shall also describe any actions required by Customer in its receipt of the Services. The Administrative Manuals shall describe the activities Provider proposes to undertake in order to provide the Services, including those direction, supervision, monitoring, staffing, reporting, planning and oversight activities normally undertaken to provide services of the type Provider is to provide under the Agreement. The Administrative Manuals also shall include descriptions of the acceptance testing and quality assurance procedures approved by Customer, Provider’s problem management and escalation procedures, and the other standards and procedures of Provider pertinent to Customer’s interaction with Provider in obtaining the Services. Each Administrative Manual shall be based on the template attached hereto as Appendix 1 and cover an entire category of Services.

1.2	At a minimum, the Administrative Manual(s) for each SOW shall include the operating procedures and best practices developed by Customer and Provider from the training materials during the Planning Period for each SOW and existing Customer policies and procedures and standard operating practices. Except for the initial wave of tasks scheduled to commence in May, 2009, within thirty (30) days prior to the SOW Effective Date for each SOW, Provider shall deliver an initial draft Administrative Manual to Customer relating to the SOW in question for Customer’s comments and review, including additional details regarding such procedures and practices. Customer will review such drafts and provide comments and corrections to Provider for incorporation into the Administrative Manual. Provider shall incorporate such comments or suggestions of Customer and shall finalize the Administrative Manuals within ten (10) days after Provider’s receipt of comments from Customer. The final Administrative Manuals shall be agreed upon by the ]SC prior to the relevant SOW Effective Date. As necessary updates and revisions to the Administrative Manuals are determined during the Ramp Up Period, Provider shall prepare such updates and revisions in draft form and submit them to Customer for approval. Provider shall also periodically update the Administrative Manuals on an as-needed basis to reflect changes in the operations or procedures described therein. Before any such updates become final and incorporated in the Administrative Manuals, they shall be agreed upon by the Vice President of Revenue Cycle Vendor Management of Customer and the Head of Operations or Account Manager of Provider.

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1.3	Provider shall perform the Services at all times in accordance with the Administrative Manuals, as such Manuals and any updates or revisions thereto are finalized and approved in accordance with this Schedule 5.5.

2.	Additional Practices and Procedures

In addition to the Administrative Manuals, each SOW may include a description of additional practices and procedures, to be mutually agreed upon by both Parties, that apply specifically to the Services to be provided thereunder. Unless expressly indicated, such additional practices and procedures shall supplement, and not replace, those set forth in the Administrative Manuals.

3.	No Amendment of Agreement

For the avoidance of doubt and notwithstanding anything to the contrary contained herein, the Administrative Manuals or any updates or revisions thereto shall not be used to amend or waive, and shall not amend or waive, the Agreement or any portion thereof. In the event of any irreconciliable conflict between the provisions of the Agreement and the Administrative Manuals, the Agreement shall prevail.

4.	Delivery and Exchange of Copies of Administrative Manuals

Provider shall deliver any drafts or final versions of the Administrative Manuals or any portions thereof to Customer by email or other electronic transmission from Provider’s headquarters location in India to Customer’s headquarters location in California. Any attempt to deliver the foregoing items by any other means shall be null and void and shall not constitute delivery in accordance with the terms of the Agreement.

5.	Payment for Administrative Manuals

The Administrative Manuals are primarily for use of Provider and will document pre-existing Customer policies and procedures as adapted for performance by Provider of its obligations under the Agreement. Customer, within * following receipt of an invoice therefor, will pay Provider $* for the time spent by Provider in preparing each Adminstrative Manual that Customer approves for the category of Services to be performed by Provider under the Agreement.

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Appendix 1 to Schedule 5.5

Administrative Manual Template

1.	Purpose of the Document.

2.	Scope

2.1	Introductions

2.2	In/Out of Scope.

2.3	Scope of considerations.

3.	Business Goals, Objective and design principles.

3.1	Business goals.

3.2	Business Objectives.

3.3	Design Requirements/Principles.

3.4	Design Considerations.

4.	Current Operational Overview

4.1	Hand Keyed Claims

4.1.1	Process Overview

4.1.2	Process flow Chart

4.1.3	P & P

4.1.4	Standard Operating procedures

4.1.5	Process Exceptions

4.1.6	Work Flow Management

4.1.7	Document Prep

4.1.8	Distribution & Allocation

4.1.9	Re routing transactions

4.1.10	Real-time monitoring & Queue management

4.2	Applications

4.2.1	ACIS

4.2.2	Work flow tool

4.2.3	Clearing houses

4.2.4	PPI tool

4.2.5	Others

4.3	Volumes

4.3.1	Trends - Peaks & Troughs

4.3.2	Volumes per CPU/Clearing house.

4.3.3	Historic Volumes - Projecting transaction volumes in order to insure sufficient capacity exists to meet service requirements at an optimal efficiency

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4.4	Organizational Design.

4.4.1	Organizational Structure.

4.4.2	Shift Patterns & Hours.

4.4.3	Roles & Responsibilities, Skill sets

4.5	Management Information.

4.5.1	Reconciliation & Computation of processed transactions.

4.5.2	Average TAT calculations/Transaction.

4.5.3	Attrition and Absenteeism.

4.6	Quality & Performance Management.

4.6.1	Quality Monitoring process

4.6.2	Quality Monitoring form

4.6.3	Parameter wise error tracking and Top Error Analysis

4.6.4	Associate Performance Management.

4.6.5	Corrective Action plan

4.7	Service Levels.

4.7.1	General Overview.

4.7.2	Systems Usage & Availability

4.8	Support Model.

4.8.1	Process Support.

4.8.2	Forecasting, staffing and scheduling.

4.8.3	Incident Management.

4.8.4	Change Management.

4.8.5	User Administration.

4.9	Training.

4.10	Compliance

4.11	Business Continuity.

4.11.1	Types and level of Incidents

4.11.2	Business recovery strategy

4.11.3	Approach to repatriation

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Schedule 6.3

Terms and Conditions of Software Licenses

1.	Customer Software. Customer hereby grants a limited, non-exclusive, non-transferable and royalty-free license to Provider to access and use the Customer Software solely to the extent necessary for performing the Services. In addition, Provider shall comply with the following terms and conditions in connection with its exercise of such license rights:

a.	Sublicenses. Provider may not sublicense the Customer Software to any third party other than to those permitted subcontractors (permitted as provided in Section 10 of the main text of the Agreement) that demonstrate a need to use the Customer Software for purposes of providing any Services.

b.	Permitted Use. Provider shall use the Customer Software solely for the purpose of providing the Services as set forth in the Agreement and each applicable SOW and Provider shall not use the Customer Software to process information for third parties, or otherwise provide services to any person or entity other than Customer. Any other use of the Customer Software by any person, business, corporation, government organization or any other entity, or permitting any other use, whether intentional or unintentional, is strictly forbidden and is a violation of the Agreement.

c.	Copies. Provider may make one copy of the electronic media used to install (the installation files) the Customer Software for archival purposes, but unless otherwise agreed to expressly in writing by Customer, Provider shall not make any copies or otherwise duplicate the Customer Software. In addition, no copies shall be made except under the following circumstances:

•	Customer shall send each item to be copied to Provider email or other electronic means to India; and

•	Provider will copy the item so received in India.

Under no circumstances shall Provider copy any information in the United States.

Under no circumstances shall Customer make copies for Provider or provide Provider with a disk or other hardware copy of any Customer Software.

d.	Installation. Provider may install the Customer Software, as applicable, on one server or on the workstations operated by Provider Personnel. If any Customer Software is installed on a server, such Customer Software may be transferred by Provider to other computer servers owned by and for the use of Provider at that address or other addresses to which Provider may move, provided the Customer Software is simultaneously deleted from each prior computer server when so transferred.

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e.	Software Modification. Except as permitted by law, Provider shall not, nor shall it permit any other party to, modify, disassemble, decompile, translate, adapt or reverse engineer the Customer Software or any part thereof, or undertake any other efforts to create, discover or disclose the Customer Software’s source code or methods or concepts embedded therein. Provider shall not publish, display, disclose, rent, lease, modify, loan or distribute the Customer Software, or create derivative works (including but not limited to translating any part of the Customer Software into any other file format or language) based on the Customer Software, or any part thereof. No identifying marks, copyright or proprietary right notices may be deleted from any copies of the Customer Software made by or for Provider.

2.	Licensed Software. Customer shall grant, or cause the third party licensor to grant, a limited, non-exclusive and royalty-free license to Provider to access and use the Licensed Software solely to the extent necessary for performing the Services. Provider (a) shall comply with the terms and conditions, including use restrictions and nondisclosure obligations, imposed on Customer by the licenses for such Licensed Software, and (B) shall not violate or seek to modify or otherwise revoke such terms and conditions. Provider shall be operationally and administratively responsible for the access to and use of Licensed Software by Provider Personnel.

3.	Proprietary Rights. Provider acknowledges that Customer is the owner of or otherwise has all rights to the Customer Software and the Licensed Software, other than as expressly provided in the Agreement and this Schedule 6.3. The Customer Software contains material that is protected by United States Copyright Law and trade secret law, and by international treaty provisions. All rights not granted to Provider herein are expressly reserved by Customer. Provider shall not directly or indirectly remove any identifying marks, copyright or other proprietary right notice of Customer or any of its licensors from any copy of the Customer Software or Licensed Software. Customer retains title to the Customer Software and all related documentation provided under this Agreement, and any improvements, modifications or derivatives thereto. Any and all trademarks and trade names which Customer uses in connection with the Customer Software are and shall remain the exclusive property of Customer.

4.	No Warranties. Customer provides no warranties or conditions, express or implied, with respect to the Customer Software or Licensed Software, including, without limitation, warranties of merchantability, fitness for a particular purpose or non-infringement (except to the extent Customer is aware of such infringement). Customer specifically disclaims any warranty or representation that the Customer Software or Licensed Software will meet Provider’s requirements or that the operation of the Customer Software and Licensed Software and/or their use will be uninterrupted or error-free, or that defects in the Customer Software or Licensed Software, if any, will be correctable or corrected, or that the Customer Software or Licensed Software is compatible with any platform other than that explicitly listed in documentation provided by Customer.

5.	Term. The term of all licenses to Provider of Customer Software, and Licensed Software shall expire automatically upon expiration or termination of the Agreement or the SOW

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to which they apply (if only one) for any reason except to the extent that Provider needs to continue utilizing the same in order to perform any continuing obligations under the Agreement or any applicable SOWs.

6.	Effect of Termination. Upon such termination, Provider will (a) deliver to Customer any and all materials embodying the Licensed Software, the Customer Software and any Enhancements (defined below) in Provider’s possession, (b) permanently delete the Licensed Software, the Customer Software and any Enhancements from any and all storage devices, (c) retain no copies of the Licensed Software, Customer Software and any Enhancements, and (d) at the request of Customer, certify in writing that provisions (a) through (c) of this Section have been complied with.

7.	Enhancements to Customer Software. All Enhancements of the Customer Software, whether or not created by Provider, shall be the sole and exclusive property of Customer and shall become part of the Customer Software for purposes of the Agreement and shall be subject to all of the terms and conditions of the Agreement, including, without limitation, Schedule 13.3. “Enhancements” shall mean all patches, bug fixes, updates, upgrades, new versions, new releases, enhancements, modifications, revisions, additions, derivative works, replacements, conversions, or similar items for the Customer Software in any form.

8.	Enhancements to Licensed Software. As between the Parties, all Enhancements of the Licensed Software, whether or not created by Provider, shall be the sole and exclusive property of Customer and shall become part of the Licensed Software for purposes of the Agreement and shall be subject to all of the terms and conditions of the Agreement, including, without limitation, Schedule 13.3.

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Schedule 7.1

Performance Standards

1.	General

The Parties will establish specific quantitative performance standards (each, a “Performance Standard”) for certain of the Services (the “Service Levels”) in accordance with Section 7.1 of the main text of the Agreement. After the relevant SS Commencement Date, Provider’s level of performance shall at all times be at least equal to the Service Levels set forth in the applicable SOW.

2.	General Standards Regarding Availability of Services

Unless otherwise provided in a SOW,

(a)	Normal Working Days. Provider will provide the Services during U.S. Business Hours; provided, however, that with Customer’s prior written approval, certain Services may be performed after or before U.S. Business Hours.

(b)	Availability Standard. Provider will ensure that the Services, Equipment and Software are current and available during Scheduled Hours of Availability at least * of the time in any given month.

3.	Service Levels; SLA Credits and Bonuses

The Performance Standards and Service Levels applicable to the Services shall be developed during the Planning and Ramp Up Periods pursuant to Schedule 4.2 and set forth in the relevant SOWs.

(a)	Acceptable Variance. Each SOW shall define what constitutes an acceptable variance from the baseline Service Level. So long as Provider’s performance falls within the acceptable variance, no Service Failure or Service Excellence shall be deemed to have occurred and, consequently, no SLA Credits or SLA Bonuses shall apply.

(b)	Service Failures. Each SOW shall define what constitutes a Minor Service Failure, a Major Service Failure and a Catastrophic Service Failure under the SOW and the thresholds for each. Upon the occurrence of any such Service Failure, Provider will be assessed SLA Credits in the amounts and according to the formulas set forth in the SOW.

(c)	Service Excellence. Each SOW shall define what shall constitute a Minor Service Excellence and a Major Service Excellence. Upon Provider’s achievement of a Service Excellence, Provider will be assessed SLA Bonuses in the amounts and according to the formulas set forth in the SOW.

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(d)	Service Failure and Service Excellence Thresholds. The Service Failure and Service Excellence thresholds in each SOW will be mirrored. For example suppose the baseline SLA is * accuracy and the acceptable variance is * (* to * accuracy). If the Service Excellence and Service Failure level 1 threshold is, say, * then the Service Excellence level 1 would be * and the Service Failure level 1 would be *. If the Service Excellence and Service Failure level 2 threshold is, say, *, then the Service Excellence level 2 would be * and the Service Failure level 2 would be *. For the avoidance of doubt, the Parties will determine jointly the Catastrophic Service Failure threshold, which threshold will not be mirrored by a corresponding Service Excellence threshold.

(e)	SLA Credits and SLA Bonuses. Each SOW shall assign the amount of SLA Credits payable by Provider to Customer for each Service Failure level and the amount of SLA Bonuses payable by Customer to Provider for each Service Excellence level, provided that within any mirrored level, the amount of the SLA Credits shall be at least twice the amount of the SLA Bonuses for the given Service.

(f)	SLA Credit and SLA Bonus Cap. Each SOW may specify the maximum amount of SLA Credits payable by Provider to Customer (a “SLA Credits Cap”) and SLA Bonuses payable by Customer to Provider (a “SLA Bonuses Cap”) in a given month, provided that in any event the SLA Credits Cap shall be at least twice the amount of any SLA Bonuses Cap for the given Service. Unless otherwise specified in a SOW or adjusted pursuant to subsection (g) below, the SLA Credits Cap shall not exceed * of the monthly invoice for such Service during the first year following the Effective Date of the Agreement and * of the monthly invoice for such Service after the first anniversary of such Effective Date and the SLA Bonuses Cap shall not exceed * of the monthly invoice for such Service during the first year following the Effective Date of the Agreement and * of the monthly invoice for such Service after the first anniversary of such Effective Date.

(g)	Annual Review. The JSC shall review the Performance Standards and the Service Levels, including the Service Failure and Service Excellence thresholds, the SLA Credit and SLA Bonus amounts applicable at each threshold and the SLA Credits Cap and SLA Bonuses Cap, for all of the Services on an annual basis in light of Provider’s performance over the preceding year and to reflect improved performance capabilities associated with advances in the technology and methods used to perform the Services. The Parties shall then make such adjustments in the relevant SOWS as they deem appropriate in their reasonable discretion. The Parties expect and understand that the Service Levels will improve over time.

(h)	Steady State. Unless otherwise specified in the relevant SOW, no Performance Standards or SLA Bonuses or Credits will apply until the Steady State Period.

(i)	Relief Event. Upon the occurrence of a Relief Event, no SLA Credits will be assessed in connection with Provider’s provision of the affected Service.

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4.	Failure to Perform

(a)	In the event Provider fails to meet a Performance Standard, Provider shall (i) investigate, assemble and preserve pertinent information with respect to, and report on the causes of, the problem, including performing a root cause analysis of the problem; (ii) advise Customer, as and to the extent requested by Customer, of the status of remedial efforts being undertaken with respect to such problem; (iii) minimize the impact of the problem, use commercially reasonable efforts to correct the problem, and begin meeting the Performance Standard (if impacted); and (iv) take appropriate preventive measures so that the problem does not recur. As part of such efforts, Provider Personnel shall work in collaboration with Customer to identify the offending system(s), procedures or Personnel contributing to such Service Failures.

(b)	In the event that any Provider Service Failure under the Agreement results in Customer being assessed any type of monetary fine or penalty, then Provider shall be responsible for the full amount of such fine or penalty in accordance with the indemnification provisions contained in Section 18 of the main text of the Agreement.

5.	Measurement and Monitoring Tools

Initially, Provider shall have access to and use measurement and monitoring tools as utilized and implemented by Customer immediately prior to the Effective Date. Provider shall implement and utilize the necessary measurement and monitoring tools and procedures required to measure and report Provider’s performance of the Services against the Service Levels. To the extent the measurement and monitoring tools and procedures are not specified in a SOW, Customer shall have the right to approve such measurement and monitoring tools and procedures prior to their implementation by Provider. Such measurement and monitoring shall permit reporting at a level of detail sufficient to verify compliance with the Service Levels, and shall be subject to audit by Customer. Provider shall provide Customer with information and access to such tools and procedures upon request, for purposes of verification.

6.	Customer Survey

Provider and Customer shall conduct a survey, at Customer’s cost, each year of (i) Customer’s customers and (ii) internal Customer users, which survey is designed to determine the level of satisfaction with the Services performed by Provider. Provider and Customer will mutually agree on the form and content of the surveys, which shall include representative samples of each major category of customer of, or user within, Customer and an agreed upon number of in-depth face-to-face or telephone interviews. The Parties will jointly review the results of the surveys, and in those areas where users are dissatisfied, Provider will develop and implement a plan to improve user satisfaction. Customer’s satisfaction shall be an element of each Provider Personnel’s performance measurements and a key factor in determining business unit success. In addition, once the results of the initial survey have been compiled, such results shall (i) serve as the baseline

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against which the results of subsequent surveys are compared and SLA Credits or Bonuses are assessed, and (ii) be reflected in the relevant SOW(s) via the Change Order process described in Section 4.5 of the main text of the Agreement.

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Schedule 8.1

Business Continuity / Disaster Recovery

1.	Inherent Resilience Inbuilt In Our Solution

a.	Multiple Sites

Provider and Customer have agreed that the Services will be provided from two geographically dispersed locations in India, one in Delhi and one in Mumbai. Any category of Services for which more than * FTEs are utilized by Provider, shall be divided between the two sites so that approximately one half of the FTEs performing the Services in the category are located at each site. For each category of Services which has been divided between the two sites, Provider shall maintain excess capacity and utilize personnel so that the volume of Services within the category performed at a site can be expanded immediately from * to no less than * to * of the total.

b.	Recovery Plans and Implementation

For each site Provider will at all times maintain the capacity to implement recovery strategies for Power & Utilities, Transport & Catering, Fire Emergencies, IT Support services as described Table 1 below and shall implement the same as necessary to maintain full capacity to provide the Services as required by the Agreement and any SOW.

c.	IT Failure Within Site

IT Failure within Site—100% Bandwidth, Two points of presence, Resilience for LAN/WAN Setup, Diverse routing, Different cable systems, Different service providers, Well Defined Network & Desktop Backup as described in the Table below.

d.	Temporary Relief From Exclusive Facility Requirement

Customer agrees that Provider shall be relieved of its obligation to perform the Services from dedicated facilities (or portions of facilities) under Section 12.2 of the Agreement and allowed to utilize shared facilities on a temporary basis (no longer than *) if a business interruption makes it necessary to do so in order to maintain continuity of operations under the Agreement. However, Provider shall be required to take appropriate steps to maintain the privacy of patient records and personal health information as required by law and Customer’s policies and procedures.

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2.	Infrastructure Components—Recovery Strategy:

Table 1:        Infrastructure & Strategy

Infrastructure	Recovery Strategy

Power & Utilities
☑ Recovery Strategies in an event of Loss of Power: -
☑ Auxiliary power available
☑ Multiple back-up options to enable us to run the facility without main power supply on an uninterrupted basis.
☑ Electrical supply into the facility is controlled through an auto-change over panel.
☑ Power backup is provided by 2 diesel-generating sets with the required fuel storage to keep the facility running on a continuous basis. Tie-ups with local vendors for fuel supply.
☑ All power supply to computers is provided from main UPS with n+1 redundancy arrangement.
☑ Servers are redundant across CPU, storage and power supply.

Transport & Catering	☑ Recovery Strategies in an event of Loss of Transport and Catering:
☑ Transport facility is outsourced to multiple vendors for redundancy.
☑ Dedicated vendors for catering services within agreed delivery timelines during contingency situations.

Fire Emergencies	☑ Recovery Strategies in an event of Fire and Medical Emergencies: -
☑ Arrangements with hospitals (24X7) a few miles from the office. Contact details are maintained at multiple points for nearby fire stations, blood banks, police station, 24-hour pharmacies etc.
☑ All fire safety arrangements are in place - Extinguishers, Fire Alarm system and Fire Hydrants within the facility with fire pump on stand by. There are multiple exits in the facility.

Weather-related Site Shut Downs	☑ Recovery Strategies in an event of Natural Emergencies: -
☑ Arrangements for Employee staying at work already in place to cater to situations like floods or Terrorist attack.
☑ Facilities are RCC structures, thus they are resistant to any cyclonic influence and Earthquakes

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3.	Technology Components—Recovery Strategy:
a.	IT Failure Within Site

*

4.	Test Plan

Unless otherwise specified by Customer, Provider will conduct an annual exercise of the Business Continuity Plan (“BCP”) in order to validate its readiness to deal with a Business interruption or disaster. Customer shall be allowed to review and comment on the results of the exercise. BCP test will include the following attributes:

☑	The Intelenet Business Continuity Management Group (“BCM”) will designate an individual who will serve as Provider’s Single Point of Contact (“SPOC”) with Customer. The BCM SPOC will provide e-mail notice with proposed dates of test to Customer BCM counterparts, a listing of the processes and locations to be tested, a description of the business continuity scenario and any proposed involvement by Customer or its third party service providers to validate test results.

☑	The annual test for Customer may be aligned with the annual test of the Site’s Business Continuity Plan.

☑	The tests may/may not actually involve the closing of facilities and/or interruption of system access to avoid disrupting ongoing operations.

☑	To check the operating effectiveness of the BCP, tests can occasionally be conducted without any advance notice to the test participants however; notice will be given to the key contact names included in the respective BCP.

☑	Test reports shall be documented and communicated to stakeholders for corrective actions/ information.

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Schedule 12.1.1

Key Provider Positions

1.	“Key Provider Positions” shall be, as of the Effective Date, the positions set forth in Section 5 of this Schedule, as may be supplemented in each SOW. Additionally, notwithstanding any failure to list such a position in Section 5 of this Schedule, Provider’s Account Manager, Provider’s Project Management Office Head, the relevant Project Managers for each SOW, the Operations Manager and all Provider Personnel who report directly to the Operations Manager in Provider’s organization shall be deemed to be Key Provider Personnel. Unless otherwise specified in the relevant SOW, Provider shall cause each of Key Provider Personnel to be 100% dedicated to Customer’s operations except for *, the designated primary Provider Account Manager, who will devote at least 90% of his time and effort to the provision of the Services. The Provider Personnel approved as of the Effective Date to fill the Key Provider Positions are listed in Section 5 of this Schedule.

(a)	Customer and Provider may from time to time mutually agree to change the positions designated as Key Provider Positions under the Agreement, provided that without Provider’s consent, the number of Key Provider Positions shall not exceed the number initially specified in this Schedule as of the Effective Date. In response to such Customer change as set forth in the previous sentence, Provider shall use commercially reasonable efforts to implement such change as soon as possible, and in no event greater than ninety (90) days, provided that in such instances in which special skills are necessary to affect such change, Provider will diligently pursue satisfaction of such Customer change.

(b)	Provider shall, in accordance with Section 2 of this Schedule, designate an individual to serve as “Provider Account Manager” for each SOW. Each Provider Account Manager shall be a Key Provider Personnel. Each Provider Account Manager shall (i) serve as the single point of accountability for Provider for the Services; and (ii) have day-to-day authority for undertaking to ensure customer satisfaction and (iii) be dedicated for at least 90% of his or her working hours to the Customer account. During the Term, the primary Provider Account Manager shall be located at Customer’s Lake Forest, California offices, or such other location reasonably designated by Customer from time to time.

2.

Before assigning an individual to a Key Provider Position, whether as an initial assignment or a subsequent assignment, Provider shall (i) notify Customer of the proposed assignment, (ii) introduce the individual to appropriate Customer representatives, and (iii) provide Customer with a resume and other information about the individual reasonably requested by Customer. If Customer objects in good faith to the proposed assignment, the Parties shall attempt to resolve Customer’s concerns on a mutually agreeable basis. If the Parties have not been able to resolve Customer’s concerns within five (5) Business Days, Provider shall not assign the individual to that position and shall propose to Customer the assignment of another individual of suitable ability and qualifications. Except with Customer’s consent (which may be withheld in

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Customer’s sole discretion), individuals filling Key Provider Positions may not be transferred or re-assigned to other positions with Provider or its Affiliates until a suitable replacement has been approved by Customer, and no such transfer shall occur at a time or in a manner that would have a material adverse impact on delivery of the Services. Provider shall establish and maintain an up-to-date succession plan for the replacement of individuals serving in Key Provider Positions that shall be reviewed with Customer on a regular basis.

3.	For so long as an individual is assigned to a Key Provider Position, and for * thereafter, Provider shall not assign such individual to perform services for the benefit of any Competitor.

4.	At any time, and in Customer’s sole and absolute discretion, Customer shall have the right to require that any individual assigned to a Key Provider Position be removed from such position and replaced with another individual approved by Customer in accordance with this Schedule provided that Customer sets forth its suitable and adequate reasons for such removal.

5.	Set forth below is a list of the Key Provider Positions and the name of each individual who is designated to hold such Key Provider Position as of the Effective Date:

Key Provider Positions	Key Provider Personnel
Project Managers as set forth in each SOW
Project Management Office Head	*
Provider Account Manager	*
Provider’s Head of Operations, Operations Manager and Team Managers as set forth in each SOW.	*

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Schedule 12.1.2

Provider Personnel Qualifications and Standards

1.	Qualifications, Retention and Replacement of Key Provider Personnel

(a)	Section 12.1.2 of the main text of the Agreement provides that Provider shall remove or transfer any Key Provider Personnel, or cause him or her to cease work on the Services, upon request by Customer in the reasonable exercise of its discretion. In the event that Customer determines in good faith that the continued assignment to Customer’s account of one of the Key Provider Personnel is not in the best interests of Customer, then Customer shall give Provider written notice to that effect. After receipt of such notice, Provider shall have a reasonable period of time, which shall not be less than thirty (30) days, in which to investigate the matters stated in such notice, discuss its findings with Customer and resolve the problems with such person. If, following such period (not to exceed ten (10) Business Days), Customer requests replacement of such person, Provider shall replace that person with another person of suitable ability and qualifications. However, where Customer notifies Provider that Customer has determined that the nature of the concern is of such a nature that such Key Provider Personnel should be removed immediately (albeit temporarily) from Customer’s account, Provider shall immediately remove such individual(s) from Customer’s account, provided that any such Customer request for immediate removal of Key Provider Personnel (i) may not be arbitrary, and/or (ii) may not be unlawful (e.g., removal because of employee’s age). In any event, any request by Customer to remove an individual from Customer’s account shall not be deemed to constitute a termination of such individual’s employment by Provider and in no event shall Customer be deemed an employer of any such person.

(b)	In the event Customer requests Provider to provide new Services, as provided in Section 2.2.1 of the main text of the Agreement, Provider shall use commercially reasonable efforts to provide such new Services utilizing Key Provider Personnel who are familiar with the Customer account and Customer’s business.

2.	Compliance with Customer Policies

(a)

While at Customer’s premises (or the premises of others receiving the Services hereunder), Provider Personnel shall (i) comply with Customer’s requests, rules, and regulations regarding personal and professional conduct (including the wearing of an identification badge and adhering to regulations and general safety, dress, behavior, and security practices or procedures) generally applicable to such premises and communicated to the Provider Account Manager or a Provider-designated location senior Provider manager, and (ii) otherwise conduct themselves in a businesslike and professional manner. If requested by Customer, Provider shall have all Provider Personnel engaged in providing Services to Customer execute acknowledgement of Customer’s conduct and other policies

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and Provider shall maintain records of compliance therewith which shall be made available to Customer upon request.

(b)	Provider shall ensure that all Provider Personnel comply during the Term with: (a) the Administrative Manuals, as may be amended from time to time by the JSC, and/or policies otherwise made known by Customer to Provider from time to time, except to the extent the same are clearly not applicable or where Provider has substantially equivalent policies, (b) such aspects of the Customer Corporate Compliance Program as may be required by Customer and on which Customer has provided training, and (c) all rules of behavior, work schedules, security procedures and other standards, policies and procedures as established by or maintained by Customer from time to time and communicated to the Provider Account Manager. To the extent the foregoing policies and procedures change during the Term, Customer shall inform the Provider Account Manager in writing. If such changes cause Provider to incur a Significant Cost Increase, Provider shall be entitled to an equitable adjustment.

3.	Training of Provider Personnel

(a)	All Provider Personnel shall be required to be certified as having, at a minimum, the following training and certifications (or the portions thereof deemed by the JSC to be applicable to the SOW(s) with respect to which such Provider Personnel are providing services): HIPAA training; Red Flags training; fraud and abuse training, and applicable Revenue Management Certifications, provided that Customer has made such training and certification materials available to Provider. Provider shall be responsible for providing all such training and certifications in form and substance as prescribed by Customer. While Provider Personnel need not have substantive knowledge or experience in healthcare, billing or collections, all Provider Personnel shall possess the prerequisite skills and qualifications appropriate for the nature and complexity of the tasks and Services he or she will be required to perform and have undergone the training and certifications required by Customer.

(b)	The Parties acknowledge that if Provider fails to meet Service Levels during the Term, and such failures are caused by the fact that Provider’s Personnel are inadequately trained, then Customer shall have the right to require Provider to implement solutions, as reasonably suggested by Customer, at Provider’s cost, in order to address such personnel issues leading to the failures. However, in the event that Provider Personnel have been trained in accordance with the training materials provided by Customer and Provider Personnel have completed certification/accreditation in accordance with Customer’s standards, Customer shall be responsible for the costs of any such Customer-required additional training.

4.	In addition, Provider shall ensure that all Provider Personnel performing the Services shall meet the specific requirements, if any, defined in each SOW.

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Schedule 12.2

Facilities

1.	Facilities Generally.

(a)	Provider shall perform all Services using dedicated, secure facilities. Provider shall perform the Services in two separate facilities. To the extent either facility is not entirely dedicated to the provision of the Services to Customer, Provider shall create and utilize a segregated portion of the facility to perform the Services so that the Services are not performed in areas within the facility in which Provider is performing services for any other customer unless on a temporary basis and Provider has received Customer’s prior written consent. Provider shall perform the Services for Customer at the location(s) provided under the SOWS (the “Provider Facilities”).

(b)	Any Provider-proposed relocation of the facilities from which any of the Services are provided is subject to the following:

(i)	no less than one hundred and eighty (180) days before the proposed relocation, Provider shall provide notice of the proposed relocation and an analysis of the proposed impact to Customer;

(ii)	Provider shall develop a migration plan reasonably acceptable to Customer which is designed to minimize disruptions or degradation in Service to Customer during the migration period;

(iii)	any relocation is subject to Customer’s prior written consent, which consent may not be unreasonably withheld. Provider acknowledges that Customer’s reasonable concerns with respect to the security, staffing, physical capabilities, and related factors of the new facility shall be a sufficient basis for Customer to withhold approval of such relocation;

(iv)	Provider shall assume financial responsibility for any of its transition costs, unless otherwise agreed by the Parties;

2.	Provider Facilities.

Provider shall be responsible for providing the Provider Facilities from which Provider shall provide all Services. In addition to being segregated, the space in the facilities from which Services will be provided for Customer shall be contiguous, unless otherwise agreed to in advance by the Parties or as otherwise approved by Customer. Each facility shall comply with all applicable laws, including but not limited to local health and safety standards, and be at least comparable to other facilities of similar services providers in the same country that house well-managed back-office transactions processing and customer contact operations performing services similar to the Services. Provider shall provide the facilities in time so that the Services may be transitioned to the Provider Facilities in accordance with the Pre-Services Migration Plan, as provided in Schedule

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4.2. Provider shall provide space in each facility, at no charge to Customer, for Customer employees and consultants, as requested by Customer and the requirements shall be set forth in the applicable SOW or during the Controlled Migration Period as contemplated in Section 22.3 of the main text of the Agreement. This includes heat, light, power, air conditioning, uninterruptible power supply (if any), and other similar utilities, office space, furniture, secure storage space and equipment staging facilities, telephone service in support of the Services, office support services (including security and janitorial), and coordination of facility access security requirements to be used by Provider in support of the Services. Provider will provide Customer with the same or similar access to Provider’s workplace services, such as parking and cafeteria facilities, if any, as Provider provides to its employees.

3.	Customer Obligations.

(a)	All Customer Data shall be maintained on servers located in the United States (the “Customer Facilities”).

(b)	To the extent relevant to Provider performing its obligations under the Agreement or any SOW, Customer will inform Provider of any plans or determination to relocate the Customer Facilities so that Provider will have a reasonable amount of time to prepare for and implement such change or relocation as it impacts Provider.

4.	Provider Obligations.

(a)	Provider shall use the Customer Facilities for the sole and exclusive purposes of providing the Services under the Agreement. The use of Customer Facilities by Provider does not constitute a leasehold or other property interest in favor of Provider.

(b)	Provider shall use the Customer Facilities in a manner that is coordinated, and does not interfere, with Customer’s business operations. To the extent that Provider operates the space in a manner that materially and unnecessarily increases facility or other costs incurred by Customer, Customer shall notify Provider of such costs and Provider shall take such steps as may be necessary to reduce such facility costs to a level reasonably acceptable to Customer. Provider shall be responsible for any damage to the Customer Facilities resulting from the abuse, misuse, or negligence of Provider or other failure to comply with its obligations respecting the Customer Facilities, and Customer shall have the right to set off the reasonable and actual cost of repairing any such damage against charges payable to Provider under the Agreement.

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Schedule 12.3

Equipment

1.	Equipment Generally

a.	Provider shall acquire and shall be responsible for all maintenance, modifications, repairs, upgrades and replacements of Equipment needed or used by Provider to provide the Services.

b.	Provider shall keep such Equipment in good working condition at all times in accordance with the manufacturer’s recommended specifications.

c.	Provider shall consult with Customer before introducing any new Equipment, the compatibility of which with Customer’s equipment and systems has not been tested and confirmed.

2.	Special Terms

Provider Default. In the event Customer elects to exercise its option to terminate the Agreement and exercise operational control over the facilities, assets and operations used to provide the Services pursuant to Section 22.2.1.3 of the main text of the Agreement, Customer shall have the right to use the Equipment and, at Customer’s option, the right to require Provider to assign its right, title and interest in and to the Equipment to Customer in exchange for Customer’s payment of a amount equal to the reasonable depreciated value of such Equipment.

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Schedule 13.3

Terms Applicable to New Intellectual Property

1.	Newly Developed Intellectual Property. With respect to any new intellectual property developed by Provider, its Affiliates, its contractors or any of their respective employees in the course of providing the Services, including, without limitation, works of authorship (including software) generated under the Agreement such as manuals, training materials and other materials containing technical or operational procedures, including the Administrative Manuals but excluding Provider Property (“New Intellectual Property”), the following shall apply:

(a)	New Intellectual Property shall be deemed “works made for hire.” To the extent any of the New Intellectual Property is not deemed “works made for hire” by operation of law, Provider hereby irrevocably assigns, transfers and conveys to Customer without further consideration all of its right, title and interest in such New Intellectual Property, including all rights of copyright, trade secret or other proprietary rights in such materials, and patent rights. Provider agrees to execute any documents or take any other actions as may reasonably be necessary, or as Customer may reasonably request, to perfect Customer’s ownership of any such New Intellectual Property; should the law award ownership of any intellectual property right mentioned or unmentioned above to Provider or any Provider Personnel, agent or contractor, Provider shall take whatever steps are necessary to accomplish the intent of this paragraph.

(b)	Without limiting the generality of Section 1(a) of this Schedule 13.3, Provider hereby irrevocably acknowledges and agrees that, as between the Parties, all right, title and interest in the Developed Information and the Developed Software (as each such term is defined in Section 2 below) shall vest in Customer. In addition, any and all rights, title and interest which Provider may have in the Developed Information and Developed Software, including any patent, copyright, trademark, trade secret, know-how or other proprietary rights, under the laws of the United States or of any other jurisdiction, are hereby irrevocably assigned by Provider to Customer in perpetuity without any additional consideration therefor. Provider agrees to assist and cooperate with Customer, at no additional cost but at Customer’s expense, in obtaining, enforcing and/or defending such patents, copyrights, trademarks, trade secret, know-how other proprietary rights and other protection therefor as Customer may elect to pursue and shall execute such documents as counsel for Customer may request relating thereto.

(c)

Provider agrees that it will and, where applicable, have all Provider Personnel, disclose and furnish promptly to Customer any and all technical information, computer or other apparatus programs, specifications, drawings, records, documentation, works of authorship or other creative works, ideas, knowledge or data, written, oral or otherwise expressed, originated or developed by Provider or by any Provider Personnel as a result of work performed hereunder. Customer shall have perpetual and exclusive use and ownership, including copyright, of the reports, information, and results developed under the Agreement. In the event that

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any work developed hereunder includes material previously copyrighted by Provider, any Provider Personnel or any third party, Provider shall grant, or cause such Provider Personnel or third party to grant, Customer a royalty-free, nonexclusive, perpetual and unrestricted license to use, reproduce, modify, publish, translate and sublicense the same to third parties without in any way accounting to Provider, any Provider Personnel or any third party.

2.	Defined Terms. For purposes of this Schedule 13.3, the following terms shall be defined as follows:

(a)	“Developed Information” means any and all technical information, programs, specifications, drawings, records, documentation, works of authorship or other creative works, ideas, knowledge or written, written, oral or otherwise expressed, originated or developed by Provider or by any Provider Personnel as a result of the Services performed under this Agreement or any SOW.

(b)	“Developed Software” means any and all source and object code, computer programs, electronic instructions, programming aids, translations, compilers, databases, functional specifications and documentation used to maintain, describe and use the software code and other related programs.

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Schedule 14.5

Data Security and Privacy Requirements

1.	Safeguarding Customer Data.

(a)	Provider shall establish and maintain safeguards against the destruction, loss or alteration of Customer Data in the possession or control of Provider which are no less rigorous than those maintained by Customer as of the Effective Date, as specified to the Provider Account Manager, and are no less rigorous than those maintained by Provider for its own information of a similar nature, but in no event shall Provider use less than commercially reasonable efforts to safeguard such Customer Data. Customer shall have the right to establish backup security for Customer Data and to keep backup Customer Data and Customer Data files in its possession if it chooses.

(b)	Without limiting the generality of Section 1(a) of this Schedule 14.5:

(i)	Provider Personnel shall not attempt to access, or grant access to, any Customer Data which they are not permitted to access under the Agreement. If such access is attained (or is reasonably suspected), Provider shall immediately report such incident to Customer, describe in detail the accessed Customer Data, and if applicable return to Customer any copied or removed Customer Data.

(ii)

Provider will use commercially reasonable efforts to use and follow the following access control services and procedures: (A) implement measures to restrict electronic access to Customer Data to only authorized personnel that are subject to nondisclosure agreements for the protection of Customer information (B) unless otherwise specified in a SOW, ensure that all Provider Personnel who access or submit material to Customer’s systems are uniquely identified to and authenticated by the Provider hosted systems and Customer’s systems (Provider shall not use any form of generic or shared user identifier); (C) enforce the principle of “least privilege,” as Directed by Customer, namely, that authorized personnel only have the level of access to Customer’s systems required to perform their job functions in providing the Services to Customer; (D) implement and maintain strong, industry standard encryption techniques for all Customer Data transmitted over any data network (for example, SSL for Web browser sessions, or PGP file encryption for bulk data transfers) (all encryption mechanisms employed by Provider must be approved in advance, in writing, by Customer); (E) restrict access to all Customer’s customers’ or providers’ data, personally identifiable information, and other data identified by Customer as “sensitive” or “confidential” stored on backup media, in hardcopy form or in any other format to only those employees who require such access to accomplish their job functions in performing the Services and store such data in a physically secure

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location; (F) remove all Customer data and data identified as “sensitive” or “confidential” from any media, whether magnetic, optical or any other form, before disposing of such media (by way of example only, and without limitation, an acceptable form of data removal for magnetic media would be degaussing); and (G) unless receiving prior written permission, Provider will enforce a “paper destruction” rule. Sensitive and private customer information will be destroyed immediately after there is no longer need for that information, i.e. at the end of the customer interaction.

(iii)	Provider shall utilize commercially reasonable efforts, including through systems security measures, to guard against the unauthorized access, alteration or destruction of all Licensed Software, Customer Software and Customer Data. Unless otherwise specified in the Administrative Manuals on a case-by-case basis or as Directed by Customer, such measures shall include the installation of software which: (A) requires all users to enter a user identification and password prior to gaining access to the information systems; and (B) controls and tracks the addition and deletion of users.

(iv)	Provider will use commercially reasonable efforts to use and follow the following computer virus detection/scanning services and procedures: (A) employ, implement and maintain the then current commercially available computer virus detection/scanning program (including, without limitation, a feature to prevent the spread of computer viruses between parties which access or exchange data or files through network connectivity) prior to sending any data, files or other material to Customer and/or accessing or submitting the same to Customer’s call management systems and, upon detecting an actual, potential or suspected computer virus, notify Customer and cease sending data and shall not resume the same until the computer virus has been eliminated or contained to the satisfaction of Customer, and (B) install and use such computer virus detection/scanning on all data sending mechanisms as well as at any other points reasonably requested by Customer.

(c)	At no time during the Term of the Agreement shall Provider or any Provider Personnel make or retain in its possession hard or electronic copies of any Customer Data, except as expressly may be required to provide the Services.

(d)	Provider shall disclose to Customer Provider’s physical, personnel, communications, data and operational and security policies, procedures and methodologies and all hardware, software, telecommunications and other technology used to implement such policies, procedures and methodologies, including, without limitation, those related to network firewalls, access control, system administration and maintenance, intrusion detection, virus detection and eradication, data encryption, data backup, system restoration, redundant systems, backup power and disaster recovery used by Provider to meet Customer’s security requirements set forth in this Schedule (singularly or collectively, “Provider’s Security Practices”).

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(e)	Customer may conduct a review and audit of Provider’s Security Practices. At the conclusion of such audit (a “Security Audit Completion”), Customer may advise Provider of suggested modifications or additions to its Provider Security Practices in order to comply with Customer’s security requirements. Provider agrees that beginning upon the Security Audit Completion it will use commercially reasonable efforts to comply with the suggested modifications or additions to meet Customer’s security requirements. In addition, Provider agrees to work with Customer to implement acceptable recommendations that Customer makes with respect to Provider’s Security Practices.

2.	In the event of any actual or suspected misuse, disclosure or loss of, or inability to account for, any Customer Data, Provider promptly shall (a) notify Customer upon becoming aware thereof; (b) promptly furnish to Customer full details of the unauthorized possession, use, or knowledge, or attempt thereof, and use reasonable efforts to assist Customer in investigating or preventing the reoccurrence of any unauthorized possession, use, or knowledge, or attempt thereof, of Customer Data; (c) take such actions as may be necessary or reasonably requested by Customer to minimize the violation; and (d) cooperate in all reasonable respects with Customer to minimize the violation and any damage resulting therefrom.

3.	Provider’s obligations respecting Customer Data shall survive expiration or termination of the Agreement for a period of five (5) years, except: (A) for medical, provider, subscriber and customer information, which shall survive indefinitely, and (B) as otherwise provided by law.

4.	HIPAA Privacy and Security Requirements.

(a)	Definitions.

(i)	The “Privacy Rule” shall mean the HIPAA regulations governing individually identifiable health information codified at 45 C.F.R. Parts 160 and 164.

(ii)	“Protected Health Information” or “PHI” shall have the meaning given to such term under the Privacy Rule, including 45 C.F.R. § 160.103, created or received by Provider under the terms of the Agreement.

(iii)	“Covered Entity” shall have the meaning given to such term under the Privacy Rule, including 45 C.F.R. § 160.103.

(iv)	“Business Associate” shall have the meaning given to such term under the Privacy Rule, including 45 C.F.R. § 160.103.

(b)

Obligations of Provider under the Privacy Rule. In order to receive the Services, Customer may be required to disclose certain PHI to Provider, and Provider may receive such PHI or create PHI on Customer’s behalf in connection with its obligations under the Agreement. Customer and Provider shall protect the privacy and provide for the security of PHI disclosed to Provider pursuant to the

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Agreement in compliance with the Privacy Rule. Provider may use and disclose PHI created or received pursuant to the Agreement only as follows:

(i)	To Carry Out the Purposes of the Agreement. Provider may use and disclose PHI received from Customer or created on behalf of Customer to perform its obligations under the Agreement solely in accordance with the specifications set forth in the Agreement or as required by law.

(ii)	Nondisclosure. Provider shall not use or further disclose the PHI received from or created on behalf of Customer in a manner that would violate the requirements of the Privacy Rule (including the minimum necessary requirements), if done by Customer or any covered entity that Customer serves in the capacity of a business associate.

(iii)	Safeguards. Provider shall use appropriate safeguards to prevent use or disclosure of the PHI other than as provided for under the Agreement, including adopting policies and procedures regarding the safeguarding of PHI; providing training to relevant employees, independent contractors and subcontractors on such policies and procedures to prevent the improper use or disclosure of PHI; and implementing appropriate technical safeguards to protect PHI.

(iv)	Reporting Improper Disclosures. Provider shall report in writing to Customer any use or disclosure of the PHI not provided for under the Agreement, of which Provider becomes aware promptly but in no event later than five (5) Business Days of first learning of any such use or disclosure.

(v)	Use of Agents and Subcontractors. Provider shall ensure that any approved subcontractors or agents to whom Provider provides PHI created or received pursuant to the Agreement agree to the same restrictions and conditions, as set forth in this Schedule, that apply to Provider with respect to such PHI.

(vi)

Availability of Information to Customer. Within ten (10) Business Days of receipt of a request from Customer, Provider shall, in accordance with such Customer request, make PHI available to Customer, provide Customer access to PHI, and/or make a copy of PHI available to Customer, all in accordance with the Privacy Rule, including 45 C.F.R. § 164.524. If and to the extent that any Provider Personnel receives, directly or indirectly, a request from an individual requesting PHI, Provider shall use commercially reasonable efforts to notify Customer in writing promptly after and of such individual’s request for PHI, as set forth in the previous two sentences, but in no event later than ten (10) Business Days of receiving such request. If an individual requests PHI directly from Provider, Provider shall not give the individual access to the PHI unless

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access is approved by Customer. Customer shall have full discretion to determine whether the individual shall be given access.

(vii)	Amendment of PHI. Within ten (10) Business Days of a request from Customer, Provider shall make Customer’s PHI available to Customer as it may request to fulfill its obligations to amend such PHI pursuant to the Privacy Rule, including 45 C.F.R. § 164.526. Provider shall incorporate any amendments to Customer’s PHI into any and all PHI Provider maintains. If the individual requests an amendment to PHI directly from Provider, Provider shall not amend the PHI unless directed by Customer. Customer shall have full discretion to determine whether the amendment shall occur. If and to the extent that any Provider Personnel receives, directly or indirectly, a request from an individual requesting PHI, Provider shall use commercially reasonable efforts to notify Customer in writing promptly after and of such individual’s request for an amendment to PHI, as set forth in the previous two sentences, but in no event later than ten (10) Business Days of receiving such request.

(viii)	Accounting of PHI. Within ten (10) Business Days of notice by Customer of a request for an accounting of disclosures of PHI by Provider or its subcontractors, Provider shall make available the account of such disclosures to Customer as requested for Customer to fulfill its obligations to provide an accounting pursuant to the Privacy Rule, including 45 C.F.R. § 164.528. Provider shall implement a process that allows for such an accounting. If the individual requests an accounting of disclosures of PHI directly from Provider, Provider shall not provide the individual the account of such disclosures unless directed by Customer. Customer shall have full discretion to determine whether the individual shall be given such accounting. If and to the extent that any Provider Personnel receives, directly or indirectly, a request from an individual requesting PHI, Provider shall use Commercially Reasonable Efforts to notify Customer in writing promptly after and of such individual’s request for an accounting of disclosures of PHI, as set forth in the previous two sentences, but in no event later than ten (10) Business Days of receiving such request.

(ix)	Availability of Books and Records. As required by the Privacy Rule, Provider shall make its internal practices, books, and records relating to the use and disclosure of PHI received or created pursuant to the Agreement available to the Secretary of Health and Human Services for purposes of determining Customer’s (or any covered entities that Customer services) compliance with the Privacy Rule.

(x)	Record Retention. Provider and Customer acknowledge and agree that Provider will not retain any PHI received from Customer, and that Customer shall be solely responsible for retaining all PHI created during the Term of the Agreement, unless otherwise agreed by the Parties.

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(c)	Audits and Inspection. If Customer, in good faith, believes that Provider has breached any provision of this Schedule, then upon providing written notice as soon as is reasonably possible, Customer may inspect Provider’s facilities, systems, books, records, agreements, policies and procedures relating to the use or disclosure of PHI pursuant to the Agreement, for the purpose of determining whether Provider has complied with the Agreement.

(d)	Modifications to Privacy Rule. If the Privacy Rule is modified in any way impacting the Agreement, the Parties shall, at least sixty (60) days prior to the compliance date for such modifications, amend the Agreement to ensure compliance with such modifications. Actions to achieve such compliance may be new Services covered by a new SOW.

(e)	Interpretation of the Agreement. Any ambiguity in the terms set forth in this Schedule shall be construed to permit Customer’s full compliance with the Privacy Rule.

5.	At least sixty (60) days prior to the compliance date for any new HIPAA regulation, the Parties shall review the Agreement, and, as necessary, modify the Agreement to incorporate any relevant provisions. Actions to achieve such compliance may be new Services covered by a new SOW.

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Schedule 15.1

Establishment of Provider Compensation Under SOWS

This Schedule 15.1 shall provide the methodology by which compensation will be calculated initially for each SOW unless the Parties otherwise agree. Unless otherwise specified, all billing and payment of the charges specified in this Schedule 15.1 shall be conducted in accordance with Section 15 of the main text of the Agreement.

I.	Onshore Preparatory Activities

1.    Transition Workshops. Prior to the commencement of certain general categories of proposed Services (e.g. back-office billing transactions processing, customer services), the JSC, with approval from the Governance Board, may from time to time approve a transition workshop, as per Provider FACTS transition methodology, which will layout the roadmap for the entire program in relevant waves and assign tasks to each workstream and determine the program management, operations, resources, data transfer, infrastructure, technology, telecommunications, governance, contracting and other details necessary to provide the proposed Services. It is contemplated that each transition workshop will be conducted at Customer’s premises. Each Party shall bear its own costs of participating in any such workshop, including but not limited to any travel and lodging expenses.

2.    Information Gathering Activities. Prior to commencement of the Ramp Up Period for each SOW, the JSC, with approval from the Governance Board, will establish whether any compensable information gathering activities are required of Provider and the extent of any required training. To the extent any such activities are determined to require the presence of Provider Personnel in the United States, whether at Customer locations, or otherwise, the JSC will prepare and approve a proposed budget for the activities incorporating the following rates:

Rate Card for Onshore training Documentation and Onshore Site Immersion

Role	Per Diem Cost (US$)	Travel Cost (US$)

Team Leader	*	*

Offshore Trainer	*	*

Quality Assurance	*	*

Training Manager	*	*

HC (Agent)	*	*

Team Manager	*	*

3.	Standard Terms and Assumptions

☑	The per diem allowance is a per calendar day rate and is inclusive of all lodging, boarding and transportation expenses for the duration of the approved stay. Provider shall not be required to submit copies of receipts or other documentary evidence of its per diem or travel costs unless specifically requested by Customer.

☑	If Provider Personnel are required by Customer to travel to and stay in a location with a higher cost of living than that of Lake Forest California, the location of Customer’s headquarters, the Parties shall adjust the per diem and travel allowances set forth in the table above as mutually agreed to reflect such higher costs.

☑	The designated Provider Personnel will be dedicated to Customer for the duration of the assignment.

☑	The cost of air-travel is for round-trip international travel (India to USA) and includes visa and travel insurance charges.

☑	For the avoidance of doubt, Customer shall provide such reasonable access to operating sites, equipment and any other resources necessary to allow Provider Personnel to perform the required tasks.

☑	For onshore resources, Customer will provide, at the minimum, the following:

•	Desk space

•	Laptops/ Desktops with Customer LAN access

•	Internet access

•	All software/ tools required to complete the assignment

☑	Any additional out-of-pocket expenses like domestic travel by Provider Personnel within the United States shall be reimbursed at cost by Customer to Provider, subject to the prior written consent by Customer.

Once approved by the JSC, Governance Board and the Parties, the budget will be incorporated in the applicable SOW or otherwise agreed to by separate letter of engagement and will define the maximum amount Provider will receive as compensation from Customer in connection with such activities.

II.	Train the Trainer Sessions.

1.    Onshore Sessions. Upon written request by Customer, Provider will dispatch Provider Personnel to the United States to be trained on the processes in scope of one or more SOWs. These sessions are referred to herein as “Onshore Train the Trainer” sessions. If so agreed, the Provider Personnel will also prepare the training documentation during this session. To the extent the Parties agree that such training is necessary for a particular SOW, the JSC in consultation with the Parties will prepare a proposed budget for the Onshore Train the Trainer session for that SOW incorporating the following rates:

Train the Trainer Rate Card

Role	Typical FTE Numbers	Per Diem Cost (US$)	Travel Cost (US$)

Team Leader	1	*	*

Offshore Trainer	1	*	*

Quality Assurance	1	*	*

Training Manager	1	*	*

HC (Agent)	5	*	*

Team Manager	1	*	*

2.	Standard Terms and Assumptions

☑	The per diem allowance is a per calendar day rate and is inclusive of all lodging, boarding and transportation expenses for the duration of the approved stay. Provider shall not be required to submit copies of receipts or other documentary evidence of its per diem or travel costs unless specifically requested by Customer.

☑	If Provider Personnel are required by Customer to travel to and stay in a location with a higher cost of living than that of Lake Forest California, the location of Customer’s headquarters, the Parties shall adjust the per diem and travel allowances set forth in the table above as mutually agreed to reflect such higher costs.

☑	Provider Personnel will be dedicated to Customer for the duration of the assignment.

☑	The cost of air-travel is for round-trip, international travel (India to USA) and includes visa and travel insurance charges.

☑	In the case of Onshore Train the Trainer sessions, Customer shall provide such reasonable access to operating sites, equipment and any other resources necessary to allow Provider Personnel to perform the required tasks, including the following:

•	Desk space

•	Laptops/ Desktops with Customer LAN access

•	Internet access

•	All software/ tools required to complete the assignment

☑	Any additional out-of-pocket expenses like domestic travel within USA should be payable by Customer, subject to prior written consent by Customer to Provider.

Once approved by the JSC, Governance Board and the Parties, the Onshore Train the Trainer budget will be incorporated in the applicable SOW or otherwise agreed to by separate letter of engagement and will define the maximum amount Provider will receive as compensation from Customer in connection with Onshore Train the Trainer activities for the SOW in question.

3.    Offshore Sessions. Alternatively, Customer may elect to dispatch its own personnel to India to conduct such training (“Offshore Train the Trainer” sessions). In the case of Offshore Train the Trainer sessions, Customer shall be responsible for all expenses of the dispatched Customer personnel but shall not be required to pay Provider any per diem fees or expenses for the Provider Personnel who participate in such sessions.

☑	In the case of Offshore Train the Trainer sessions, Provider shall provide such reasonable access to operating sites, equipment and any other resources necessary to allow Customer personnel to perform the required tasks, including the following:

•	Desk space

•	Lap-tops/ Desktops with Customer LAN access

•	Internet access

•	All software/ tools required to complete the assignment

III.	Ramp Up Period Rates

1.    Determination of Applicable RU Rates

During the Ramp Up Period, Provider shall be compensated for the Services it provides on the basis of the cost of its personnel based on monthly rates derived from the RU Rates. Such RU Rates shall remain fixed through *, but may be adjusted on an annual basis thereafter in accordance with Schedule 15.4. The RU Rates are described below as annual rates per FTE but will be charged on a per FTE per month basis with billing to be on a monthly basis. As a part of the planning process for each SOW, the JSC in consultation with the Parties will determine and agree upon initial staffing and complexity levels for the Ramp Up Period and hence the RU Rates applicable during such Period.

RU Rate Card (US$) per FTE Per Annum

*

Guidelines for Classification of Low, Medium and High Complexities

*

2.    RU Rate Inclusions and Exclusions

The RU Rates are “fully loaded” per FTE per annum rates and include the following:

☑	Agent costs and supervisory staff, including:

•	Operations Managers, Team Leaders

•	Quality Assurance Associates, Dedicated Process Trainer

☑ The following supervisory ratios will be adhered to:

Supervisory Position	Ratio
Team Leader to Agent	*

Team Manager to Agent	*

Quality Assurance Associate to Agent	*

☑	Dedicated seats—The seats will only be used for Customer

☑	Pricing is only for logged in hours (* hours per FTE per annum). All costs incurred on account of additional headcount required for holidays, leave, absenteeism, lunch and breaks are to be borne by Provider. If, however, a Provider Personnel work more than * hours (* hrs/* months) in a particular month, then Customer will pay a prorated portion of such Personnel’s RU Rate for the additional hours.

☑	Customer will also pay the RU Rate for time spent by Provider Personnel to attend updated compliance training as may be required by Customer from time to time; provided, however, Customer shall not be required to pay for the training-related costs of new Provider Personnel who are replacing previously trained Provider Personnel or previously trained Provider Personnel who require remedial training.

☑	Offshore training costs (for Generic and Process training) will be borne by Provider:

•	Voice Processes - total * - * of Generic, Induction and Voice and Accent training; * of process specific classroom training.

•	Data Processes - total * - * of Generic, Induction training; * of process specific classroom training.

•	Costs of trainers, training rooms and all required training aids to deliver process specific training have been included.

•

Any additional process training that exceeds the above-mentioned timelines due to complexity will be charged at the rate of $*, provide such additional training and fees need to be agreed to by the Parties in writing prior to the costs being incurred.

☑	All connectivity and related equipment from Provider’s centers in India to Provider’s US POPs in Los Angeles and New York/

☑	Bandwidth for the purpose of this pricing is assumed at * kbps per voice seat and * kbps per data seat with * % redundancy

☑	The following hardware and software costs have been included:

*

The RU Rates do not include:

*

IV.	Steady State Period Rates

1.    Determination of Applicable SS Rates

*

Once established, the SS Rate shall apply for the particular Service until it is adjusted in accordance with Schedule 15.4.

2.    SS Rate Inclusions and Exclusions

The SS Rates are fully loaded rates and include the following:

*

☑	The following hardware and software costs have been included:

*

The SS Rates do not include:

*

V.	Periodic Review Meetings

Customer may require that certain Key Provider Personnel travel to the United States no more frequently than twice each year during the term of the Agreement in order to participate in operations review and/or training. The Key Provider Personnel required by Customer to attend such meetings (other than the Provider Account Manager) will be reimbursed one-half of their actual travel costs, if they are above the Manager level, and at the rates set forth in the table contained in Part II of this Schedule 15.1, if they are Managers.

VI.	Travel for Activities related to Processes that are Currently Offshore

Customer may require that various Provider Personnel travel to the United States in order to enable/ facilitate the processes that are anticipated to be offshore based on the Waves of Services specified in Schedule 4.2 of this Agreement. All Provider Personnel traveling for this purpose who are preapproved by Customer in writing will be reimbursed at the rates set forth in the table contained in Part II of this Schedule 15.1.

Schedule 15.4

Rate Adjustments and Benchmarking

1.	Rate Adjustments

(a)	RU Rates. The RU Rates set forth in Schedule 15.1 shall remain fixed through * and thereafter shall increase by * at the start of *.

(b)	SS Rates. The SS Rates set forth in each SOW shall remain fixed up for the initial * following the relevant SS Commencement Date and thereafter shall increase by * on the * and each subsequent * thereof. The SS Rates shall be subject to further adjustments, however, from time to time upon the occurrence of any of the following events:

(i)	Upon each of the * of the relevant SOW Commencement Date, each SS Rate shall decrease by * to reflect the contemplated efficiency and productivity gains by Provider Personnel as depicted in the example contained in the Table 1 below;

(ii)	Upon any Customer technology enhancements or Customer-proposed process improvements that result in productivity gains, the SS Rate of each affected Service shall decrease to reflect the full amount of such productivity gains;

(iii)	Upon any Provider technology enhancements after the second anniversary of the SS Commencement Date that result in productivity gains, the SS Rate of each affected Service shall decrease to reflect * of the amount of such productivity gains, provided Customer bears the costs of such enhancements (a) in their entirety, in the case of Customer-specific enhancements, or (b) on a pro rata basis, in the case of enhancements that Provider can use to benefit multiple customers;

(iv)	Once the number of Provider Personnel engaged in the provision of Services in a Steady State Period across all SOWs under the Agreement has reached the equivalent of *, upon any sustained increase in the average monthly volume of Services requested by Customer under the Agreement over * that is more than * greater than the volume in the preceding *, the Parties shall apply the discounts set forth in Table 2 below to the relevant SS Rate to reflect such increase in volume; and/or

(v)	Upon the completion of any benchmarking study conducted in accordance with the procedures specified below that indicates that the SS Rates and/or performance of Provider is not in the * (as such term is defined below), the Parties shall negotiate in good faith an equitable adjustment to the SS Rate that takes into account the results of the study and particular circumstances relating to Provider’s provision of the Service in question.

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Table 1

	Rate On SS Commencement Date For Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7
Adjusted SS Rate For Prior Period ($)	*	*	*	*	*	*	*

YOY Increase @* ($)	*	*	*	*	*	*	*

* % Decrease in Years 1 and 2 Due to Productivity and Efficiency Improvements ($)	*	*	*	*	*	*	*

Final SS Rate Efficiency($)	*	*	*	*	*	*	*

The foregoing example uses $* as the initial SS Rate that applies during the * following the SS Commencement Date. On the * date thereof, the then-prevailing SS Rate of $* will be adjusted simultaneously by both the projected * in labor costs and the projected * in units of labor utilized per transaction (resulting from the presumed efficiency gains and productivity increases). On the * of the SS Commencement Date and each * thereafter, the then-prevailing SS Rate ($* in Year 2 of our example), will be adjusted, first, by the annual projected * in labor costs and the labor cost-adjusted rate then further adjusted by the second projected * in units of labor utilized per transaction. The then-prevailing SS Rate will thereafter be adjusted by the projected * in labor costs on each subsequent * date and such other adjustments as provided in this Schedule 15.4 from time to time.

Table 2

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Increase in Volumes and Applicable Discounts
Overall MSA volumes	*	*	*	*	*	*	*

% Discount to each SS Rate	*	*	*	*	*	*	*

2.	Benchmarks

(a)	Customer shall have the right during the SOW Term, beginning upon the * of the SS Commencement Date, to benchmark the SS Rates for, and Provider’s performance of, all or a portion of the Services, provided that the benchmarking of any particular SS Rate cannot be undertaken more than * in any rolling * period.

(b)	A benchmarking study may be conducted by Customer utilizing its own forces or such consultants as Customer may deem appropriate, and Customer may request an adjustment to the compensation Provider receives hereunder on the basis thereof. If Provider agrees to such rate adjustment, then the Agreement and any applicable SOWs shall be amended accordingly. If Provider does not agree to Customer’s request, Customer may cause the study to be conducted by an independent, third party, industry-recognized benchmarking service provider designated by Customer (the “Third Party Benchmarker”). The Parties shall cooperate with the Third Party Benchmarker, including, as appropriate, making available knowledgeable personnel and pertinent documents and records. The Third Party Benchmarker shall execute a confidentiality agreement that contains confidentiality terms and conditions substantially similar to those set forth in Section 14 of the main text of the Agreement, unless there already exists a confidentiality agreement with the Third Party Benchmarker. All internal and third party costs incurred by Customer in performing, or having a Third Party Benchmarker perform, the benchmarking study shall be borne by Customer.

(c)

The Third Party Benchmarker shall perform the benchmarking in accordance with the Third Party Benchmarker’s documented procedures, which procedures shall be provided to the Parties prior to the start of the benchmarking process and to which the Parties may comment prior to the benchmarking. The Third Party Benchmarker shall compare the costs, charges and/or performance of the Services under the Agreement, as appropriate, for the Services being benchmarked to the costs, charges, and/or performance in a representative sample of well-managed back-office transactions processing and customer contact operations performing services similar in nature and volume to the Services. The Third Party Benchmarker shall select the representative sample from entities (i) identified by

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the Third Party Benchmarker, and (ii) identified by a Party and approved by the Third Party Benchmarker. The following conditions apply to the representative sample: (A) it shall include at least four (4) entities and no more than twelve (12) entities, and (B) it may include entities that are outsourcing customers of Provider in related fields or similar types of transactions.

(d)	The Third Party Benchmarker is to conduct a benchmarking as promptly as is prudent in the circumstances. In conducting the benchmarking, the Third Party Benchmarker shall normalize the data used to perform the benchmarking to accommodate, as appropriate, differences in volume of services, scope of services, service levels, financing or payment streams, and other pertinent factors. Each Party shall be provided a reasonable opportunity to review, comment on and request changes in the Third Party Benchmarker’s proposed findings. Following such review and comment, the Third Party Benchmarker shall issue a final report of its findings and conclusions.

(e)	If in the final report of the Third Party Benchmarker, the SS Rates and/or performance to Customer under the Agreement for the benchmarked Services are not in the * of the representative sample (viewed from the perspective of Customer) (e.g., lower than * of the representative sample with respect to the SS Rates) (“*”), then the following shall apply:

(i)	After collaboration with and discussion between the Parties with respect to the Third Party Benchmarker’s final report (which the Parties shall examine reasonably and in good faith), Provider shall give Customer written notification within * after issuance of the Third Party Benchmarker’s final report whether Provider accepts such final report. If Provider accepts such report, Provider promptly shall develop a plan and schedule, subject to the approval of Customer, to bring Provider within the * (or such other percentage as agreed by the Parties) in a reasonable period of time, but in any event no longer than within * (unless otherwise agreed by the Parties). Provider then shall implement the plan.

(ii)	If (A) Provider does not provide notice that Provider accepts the Third Party Benchmarker’s final report within *, as provided above, or (B) the Parties are unable to agree on an appropriate plan and schedule to respond to the Third Party Benchmarker’s final report, as provided above, then the Parties will attempt in good faith to resolve the dispute in accordance with Section 24 of the main text of the Agreement, provided that, for the avoidance of doubt, the Parties agree that Provider’s failure to accept the Third Party Benchmarker’s final report shall not constitute a breach by Provider of the Agreement.

(iii)

If in the final report of the Third Party Benchmarker, the SS Rates to Customer under the Agreement for the benchmarked Services are in the * of the representative sample (viewed from the perspective of most

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beneficial to Customer), then no adjustment shall be made. In no event shall charges be increased as a result thereof.

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Schedule 16.1

Audit Rights

1.	Audit Rights.

(a)	Provider shall maintain records and supporting documentation of all [financial and non-financial] transactions pertaining to the Services sufficient to permit a complete audit thereof in accordance with the provisions of this Schedule 16.1. Customer, and its auditors (including internal audit staff and external auditors), inspectors, regulators and other representatives as Customer may from time to time designate in writing (collectively “Customer Auditors”) shall have the right to perform up to * audits during any rolling * period at Customer’s cost and expense, subject to Section 1(c) below. An audit may consist, at Customer’s option, of financial audits, security audits and/or operations audits, as well as audits to confirm compliance with Sarbanes Oxley requirements; provided that Customer shall be entitled to additional audits (including as needed to meet Customer regulatory requirements or Customer contractual requirements) so long as Customer pays certain Provider costs relating to such audits, as described in Section 3 below. Provider shall provide to Customer Auditors access at all reasonable times and after reasonable notice (which shall not be less than 24 hours or more than one month), unless circumstances reasonably preclude such notice (and in the case of regulators at any time required by such regulators): (i) to any facility or part of a facility at which either Provider or any of its subcontractors is providing the Services, (ii) to Provider Personnel, and (iii) to data and records relating to the Services, for the purpose of performing audits and inspections of either Provider or any of its subcontractors during the Term and for the period Provider is required to maintain records hereunder to:

(i)	verify the accuracy of charges and invoices;

(ii)	verify the integrity of Customer Data and examine the systems that process, store, support and transmit that data; and

(iii)	examine Provider’s performance of the Services and conformance to the terms of the Agreement including, to the extent applicable to the Services and to the charges therefor, performing audits: (1) of practices and procedures; (2) of systems, Equipment and Software; (3) of supporting information and calculations regarding compliance with Performance Standards; (4) of general controls and security practices and procedures; (5) of disaster recovery and back-up procedures; (6) of the efficiency of Provider in performing the Services; (7) of Provider’s charges for, or timing of, Services; (8) of the basis of Provider’s Services charges; and (9) as necessary to enable Customer to meet, or to confirm that Provider is meeting applicable regulatory and other legal requirements.

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(b)	Customer may require to be performed, no more than once annually, a SAS 70 audit of the facility or facilities from which Provider provides Services, by a certified public accounting firm or mutually agreeable alternative. In the event that Customer is the primary customer within such data center, then Customer shall be financially responsible for the costs for such SAS 70 audit; in any other event, Provider shall be financially responsible for the costs for such SAS 70 audit.]

(c)	Notwithstanding the foregoing, if Customer has a reasonable belief to suspect any malfeasance or dishonest acts in relation to the Services, and to the extent that notice would undermine the efficacy of the audit, Customer Auditors shall be entitled to undertake such audit of Provider in relation to the Services as Customer reasonably deems appropriate without the foregoing notice. If any audit reveals that material operational problems or material financial issues exist, subject to Provider’s right to dispute such determination, Provider shall reimburse Customer for any reasonable and actual costs directly incurred in such audit, if the issues revealed (i) greater than $* of actual overpayments for a review period covering up to one year of charges, (ii) material data security lapses or breaches which were not cured by Provider as per provisions of the Agreement or (iii) material non-compliance with legal or regulatory requirements which was not cured by Provider as per provisions of the Agreement. In such event, Customer Auditors may conduct a follow-up audit, when reasonably deemed appropriate by Customer and at Provider’s cost and expense, to confirm that such issues have been conclusively and satisfactorily resolved. Provider shall, subject to Provider’s right to dispute such determination, respond promptly to any conclusions and recommendations reported as part of an audit, and the Parties will establish and monitor Provider’s schedule for implementation of such recommendations.

(d)	Provider shall provide to Customer Auditors such assistance as they may reasonably require. Provider shall cooperate fully with Customer Auditors in connection with audit functions and with regard to examinations by regulatory authorities so that Customer Auditors may complete the audit as soon as possible. Provider shall promptly notify Customer once it determines that such cooperation may cause a problem or delay in providing the Services, and the Parties shall work together to avoid interference with Provider’s ability to provide the Services. Customer Auditors shall comply with Provider’s reasonable security and confidentiality requirements.

(e)	Provider shall conduct audits of or pertaining to the Services in such manner and at such times as is consistent with the audit practices of well managed operations performing services similar to the Services. Provider shall perform a security audit at least annually.

2.	Audit Follow-up.

(a)	Following an audit or examination, Customer shall conduct, or request Customer Auditors to conduct, an exit conference with Provider to obtain factual

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concurrence with issues identified in the review. Provider shall promptly brief Customer on the results of any review or audit conducted by Provider or its Affiliates (including by internal audit staff or external auditors), or by inspectors, regulators or other representatives (including internal and external auditors), relating to Provider’s operating practices and procedures to the extent relevant to the Services or Customer.

(b)	Provider and Customer shall meet to review each audit report promptly after the issuance thereof and to mutually agree upon the appropriate manner, if any, in which to respond to the changes suggested by the audit report. Customer and Provider agree to meet and develop action plans to address (i) the audit, and (ii) regulatory findings and reports related to Provider’s operating practices and procedures related to the Services.

3.	No Charge for Provider Assistance.

(a)	There shall be no additional charge to Customer for any cooperation and assistance provided by Provider in connection with audits conducted pursuant to this Schedule 16.1.

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Schedule 19.1

Insurance

1.	Insurance Coverage. Provider shall during the Term have and maintain in force at least the following insurance coverages:

(a)	Employer’s Liability Insurance or the local equivalent thereof, in all instances where employees are performing Services outside India, effective from the date Services are performed from such state, province or country and other similar social insurance with minimum limits per employee and per event of $5,000,000 and a minimum aggregate limit of $5,000,000 or the minimum limits required by law, whichever limits are greater.

(b)	Statutory Workers Compensation Insurance or its equivalent where employees are performing services in India and, if outside India, then in accordance with the requirements of the country, state or province in which Provider’s employees are performing Services and other similar social insurance in accordance with the laws of the country, state or territory exercising jurisdiction over the employee.

(c)	Comprehensive General Liability Insurance, including Products, Completed Operations, Contractual Liability for indemnified claims, Premises, Operations, Personal and Advertising Injury, Contractual and Broad Form Property Damage liability coverages, on an occurrence basis, with a minimum combined single limit per occurrence of $25,000,000 and a minimum combined single annual aggregate limit of $25,000,000. This coverage shall include standard independent contractors liability and shall provide for severability of interest in the event of a court adjudication or decree providing for it.

(d)	Automotive Liability Insurance covering use of all non-owned and hired automobiles for bodily injury, property damage, uninsured motorist and underinsured motorist liability with a minimum combined single limit per accident of $1,000,000 or the minimum limit required by law, whichever limit is greater. For owned automobiles, Provider shall maintain insurance as per statutory requirements in the country where such vehicles are located with no less than the minimum limits required by the laws of that jurisdiction.

(e)	Commercial Crime Insurance, including blanket coverage for Employee Dishonesty and Computer Fraud, for loss or damage arising out of or in connection with any fraudulent or dishonest acts committed by the employees of Provider, acting alone or in collusion with others, including the money, securities and funds of others in their possession, care, custody or control, with a minimum limit per event of $10,000,000.

(f)

Errors and Omissions Liability Insurance covering liability for loss or damage due to an act, error, omission or negligence, or due to machine malfunction, including with respect to any billing errors, with a minimum limit per event of $25,000,000. This insurance shall also provide coverage for data privacy and network security

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liability, Internet and electronic media liability, professional services liability, data recovery cost and business interruption coverage in the event of a network security breach, liability for identity theft, intellectual property coverage for advertising and technology products and expenses related to responding to any security/privacy breach. This insurance will provide coverage for all third party losses which includes but is not limited to losses sustained by Customer due to Provider’s errors and omissions in the performance of its obligations under the Agreement.

2.	Insurance Terms.

(a)	Provider shall provide standard additional insured endorsements naming Customer and each of its affiliates receiving Services under this Agreement of whom Provider is notified in writing for the policies described in Sections 1(c) through 1(d) and Section 1(f), and for Section 1(e) Provider shall provide an endorsement naming the Customer as a Loss Payee. The insurance coverages under Sections 1(a) through 1(h) of this Schedule shall be primary, except with respect to Section 1(c) of this Schedule for work performed at Customer Facilities, and all coverage shall be non-contributing with respect to any other insurance or self insurance which may be maintained by Provider. To the extent any coverage is written on a claims-made basis, it shall allow for reporting of claims until the later of one (1) year after the Term or the expiration of the period of the applicable limitations of actions. The Comprehensive General Liability Insurance shall contain appropriate waiver of subrogation and cross-liability endorsements or clauses.

(b)	Provider shall cause its insurers to issue certificates of insurance evidencing that the coverages and policy endorsements required under the Agreement are maintained in force and that not less than thirty (30) days’ written notice shall be given to Customer prior to any modification, cancellation or non-renewal of the policies. The insurers selected by Provider shall be of good standing and authorized to conduct business in the jurisdictions in which Services are to be performed and amenable to suit and service of process within the United States. When the policy is issued each such insurer (or its reinsurer so long as the policies shall include appropriate “cut through” or direct access endorsements permitting direct access by the insured to the benefits of the reinsurance to the extent that the primary insurer shall fail) shall have at least an A.M. Best rating of A- VII and replacement coverage shall be sought if the insurer’s rating goes below B+ VII. Provider shall assure that its subcontractors, if any:

(i)	are endorsed as additional insureds on Provider coverages specified by this Schedule; or

(ii)	maintain:

(A)	such insurance provided in Section 1(a) of this Schedule, with minimum limits of $5,000,000;

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(B)	such insurance provided in Section 1(b) of this Schedule;

(C)	such insurance provided in Section 1(c) of this Schedule, with minimum limits of $25,000,000, which coverage shall be endorsed to name Provider as additional insured; and

(D)	such insurance provided in Section 1(f) of this Schedule, which coverage shall be endorsed to name Provider as additional insured.

(c)	In the case of loss or damage or other event that requires notice or other action under the terms of any insurance coverage specified in this Schedule, Provider shall be solely responsible to take such action. Provider shall provide Customer with contemporaneous notice and with such other information as Customer may request regarding the event. Moreover, Customer shall provide to Provider reasonable assistance and cooperation with respect to any insurance claim.

(d)	Provider’s obligation to maintain insurance coverage shall be in addition to, and not in substitution for, Provider’s other obligations hereunder and Provider’s liability to Customer shall not be limited to the amount of coverage required hereunder.

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Schedule 23.2.1

Termination / Expiration Assistance

1.	Personnel.

(a)	Prior to expiration or once notice of termination is given for any reason, Provider shall provide to Customer or Customer’s designee such information as Customer may reasonably request relating to all Provider Personnel who are employed or contracted by Provider to perform the Services or functions under the Agreement (including information and copies of any records relating to staffing levels, job titles, salary and benefit levels, length of service, etc.), provided that:

(i)	Provider shall provide to Customer salary ranges for Provider positions (i.e., minimum salary, median salary, and maximum salary for those employees performing a specific job function); and

(ii)	Provider shall not be required to disclose any Provider Confidential Information to a Customer designee unless and until such designee has agreed in writing to protect the confidentiality of such Confidential Information in a manner substantially equivalent to that required of Customer under the Agreement.

(b)	Upon termination of this Agreement, for the applicable period set forth in Sections 23.2.2.1-23.2.2.4 of the main text of the Agreement (each, a “Termination Period”):

(i)	Provider shall not make any material changes to the terms and conditions of employment or engagement of Provider Personnel; provided that this Section 1(b)(i) shall not apply with respect to changes that affect Provider Personnel generally (as opposed to the specific targeting of some or all of the personnel working on the Customer account);

(ii)	Provider shall not terminate any such employment or engagement contract (other than for misconduct or performance-related issues), nor reassign such Provider Personnel away from performance of functions under the Agreement, without Customer’s prior written consent.

Upon the completion of the Termination Period, the provisions of Sections 1(b)(i) shall continue in effect but Section 1(b)(ii) shall no longer apply.

2.	Software. If Customer is entitled pursuant to the Agreement to a license or other rights relating to any software owned or licensed by Provider, Provider shall provide such license or other rights to Customer. To the extent that (i) the Agreement requires Provider Software that is acquired during the Term to be in Customer’s name, and (ii) Provider fails to procure such Provider Software in Customer’s name, Provider shall obtain and provide to Customer a license for Customer to Use such Software upon termination/expiration of the Agreement.

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3.	Source Code. Except for Provider Software, Provider shall provide source code and artifacts (e.g., documentation, use cases, test scripts, design models, activity diagrams, systems configuration) which Provider has in its possession or its subcontractors have in their possession (i) for any modification or enhancement made hereunder by Provider to Customer Software or Licensed Software; (ii) for any software developed pursuant to the Agreement which Customer owns or with respect to which Customer is otherwise entitled to source code pursuant to Schedule 13.3 of the Agreement; and (iii) as otherwise provided in the Agreement. Provider shall provide such source code and artifacts as described in the previous sentence (A) upon any request from Customer during the Term, and (B) upon termination or expiration of the Agreement.

4.	Third Party Services and Third Party Service Contracts. Provider shall make available to Customer or its designee, pursuant to reasonable terms and conditions, any third party services then being utilized by Provider to provide the Services to Customer, including services being provided through third party service or maintenance contracts on Equipment and Software, provided that:

(a)	with respect to software that is not generally available for which Provider has previously obtained rights of assignment in favor of Customer and the right for Customer to receive maintenance for such software upon termination or expiration of the Agreement, Provider shall comply with the requirements of this Section 4; and

(b)	with respect to (i) generally available software, and (ii) non-generally available software for which Provider attempted but was not previously able to obtain assignment and maintenance rights in favor of Customer, Provider’s responsibilities to obtain assignment and maintenance rights as set forth in this Section 4 shall be limited to using commercially reasonable efforts to obtain such, provided that such efforts do not include payment of additional fees to such third parties.

Provider will be entitled to retain the right to utilize any such third party services in connection with the performance of services for any other Provider customer to which Provider is providing such third party services prior to the effective date of termination/expiration.

5.	Required Consents. Except as otherwise provided in the Agreement, Customer shall be financially responsible, and (at Customer’s option, except as provided below) Provider shall be administratively responsible, for obtaining any required consents necessary to grant or assign to Customer (and for Customer to have the rights with respect to): (a) the software licenses described in Section 3; and (b) the third party service and maintenance contracts described in Section 5, provided however, that in the event that a Customer third party vendor shall assume responsibility for provision of the Services upon termination or expiration of the Agreement, then Customer or its designee shall be administratively responsible for obtaining such required consents.

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6.	Cost of Termination/Expiration Assistance During the Term. Provider shall use commercially reasonable efforts to provide Termination/Expiration Assistance utilizing those resources then being regularly utilized to perform the Services. If and to the extent that the Termination/Expiration Assistance described in this Schedule 23.2.1 requires resources in addition to those resources then being regularly utilized in performing the Services, Customer will pay Provider for the resources utilized in providing such Termination/Expiration Assistance at the SS Rates set forth in the relevant SOW, unless otherwise agreed by the Parties.

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Schedule 25.1

Competitors

The companies that are considered to be competitors of Customer are listed below and include their respective Affiliates and successors and any companies which become similarly situated in the home care and home infusion and medical equipment industries in the United States (provided that Customer must advise Provider of any companies becoming similarly situated and nothing herein contained shall invalidate any agreement entered into with a company becoming similarly situated with whom Provider enters into an agreement prior to receiving such notice). For the avoidance of doubt, the Parties agree that * is not currently considered to be a competitor of Customer and in the event * is acquired by or merges with another entity, including a Competitor listed below, or expands its business, Intelenet shall be permitted to continue providing services similar to the Services to * (or its successor entity) so long as such services do not support a home care business that competes directly or indirectly with Customer.

Competitor Name
*

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